                                                                     EXHIBIT 2.2

THIS PROPOSED DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT. THUS, THE FILING AND DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS AN AUTHORIZED SOLICITATION OF VOTES ON THE DEBTORS' CHAPTER 11 PLAN UNDER 11 U.S.C. SECTIONS 1125 OR OTHERWISE.

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
---------------------------------X
IN RE                            :   CHAPTER 11
                                 :
CORECOMM NEW YORK, INC., ET AL., :   CASE NO. 04-10214 (PCB)
                                 :
          DEBTORS.               :   (JOINTLY ADMINISTERED)
---------------------------------X

          DISCLOSURE STATEMENT FOR DEBTORS' FIRST AMENDED JOINT PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                          DATED AS OF JANUARY 24, 2005

                          WILLKIE FARR & GALLAGHER LLP
                               787 Seventh Avenue
                             New York, NY 10019-6099
                                 (212) 728-8000
                           Counsel to the Debtors and
                              Debtors-in-Possession

                                IMPORTANT NOTICE

            THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT THE PLAN. NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT CONCERNING THE DEBTORS, THEIR BUSINESS OPERATIONS OR THE VALUE OF THEIR ASSETS, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT.

            PLEASE REFER TO THE GLOSSARY AND THE PLAN (OR, WHERE INDICATED, CERTAIN MOTIONS FILED WITH THE BANKRUPTCY COURT) FOR DEFINITIONS OF THE CAPITALIZED TERMS USED IN THIS DISCLOSURE STATEMENT THAT ARE NOT OTHERWISE DEFINED HEREIN.

            THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED PLAN AND DISCLOSURE STATEMENT FROM TIME TO TIME. THE DEBTORS URGE YOU TO READ THIS DISCLOSURE STATEMENT CAREFULLY FOR A DISCUSSION OF VOTING INSTRUCTIONS, RECOVERY INFORMATION, CLASSIFICATION OF CLAIMS, THE HISTORY OF THE DEBTORS AND THE CHAPTER 11 CASES, THE DEBTORS' BUSINESSES, PROPERTIES AND RESULTS OF OPERATIONS, HISTORICAL AND PROJECTED FINANCIAL RESULTS AND A SUMMARY AND ANALYSIS OF THE PLAN.

            THE PLAN AND THIS DISCLOSURE STATEMENT HAVE NOT BEEN REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. DISSEMINATION OF THIS DISCLOSURE STATEMENT IS CONTROLLED BY BANKRUPTCY RULE 3017. ANY REPRESENTATION TO THE CONTRARY MAY BE A CRIMINAL OFFENSE. PERSONS TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF THE DEBTORS SHOULD EVALUATE THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH IT WAS PREPARED.

            THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE THE CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN, RATHER, IT IS INTENDED ONLY TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT AND THE EXHIBITS ATTACHED THERETO AND THE AGREEMENTS AND DOCUMENTS DESCRIBED THEREIN. IF THERE IS A CONFLICT BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. YOU ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND PLAN SUPPLEMENT AND TO READ CAREFULLY THE ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS, BEFORE DECIDING HOW TO VOTE WITH RESPECT TO THE PLAN.

            EXCEPT AS OTHERWISE INDICATED, THE STATEMENTS IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS CORRECT AT ANY TIME AFTER THE DATE HEREOF. ANY ESTIMATES OF CLAIMS OR INTERESTS IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE FINAL AMOUNTS OF CLAIMS OR INTERESTS ALLOWED BY THE BANKRUPTCY COURT.

            YOU SHOULD NOT CONSTRUE THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. YOU SHOULD, THEREFORE, CONSULT WITH YOUR OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS IN CONNECTION WITH THE PLAN, THE SOLICITATION OF VOTES ON THE PLAN AND THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

            AS TO ANY CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT IS NOT, AND IS IN NO EVENT TO BE CONSTRUED AS, AN ADMISSION OR STIPULATION. INSTEAD, THIS DISCLOSURE STATEMENT IS, AND IS FOR ALL PURPOSES TO BE CONSTRUED AS, SOLELY AND EXCLUSIVELY A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

            YOU MUST COMPLY WITH ALL LAWS AND REGULATIONS APPLICABLE TO YOU IN ANY JURISDICTION AND MUST OBTAIN ANY CONSENT, APPROVAL OR PERMISSION REQUIRED TO BE OBTAINED BY YOU UNDER THE LAWS AND REGULATIONS APPLICABLE TO YOU IN FORCE IN ANY JURISDICTION TO WHICH YOU ARE SUBJECT AND THE DEBTORS, THEIR DIRECTORS AND THEIR ADVISORS SHALL NOT HAVE ANY RESPONSIBILITY THEREFOR.

                                TABLE OF CONTENTS

                                                                                                                        Page
                                                                                                                        ----
I.       SUMMARY OF DISCLOSURE STATEMENT.........................................................................          2

         A.       Purpose of this Disclosure Statement...........................................................          2
         B.       Background of Debtors, Events Leading to Chapter 11 and the Need to Reorganize, and Other
                  Recent Events..................................................................................          3
         C.       The Chapter 11 Filing..........................................................................          6
         D.       SEC Matter.....................................................................................          6
         E.       Summary of the Debtors' Chapter 11 Plan of Reorganization......................................          7
         F.       Voting and Support for the Plan................................................................          9
         G.       Summary of Distributions To Be Made Under the Plan.............................................         13
         H.       Cancellation of Existing Securities and Agreements.............................................         22
         I.       Confirmation Hearing...........................................................................         22

II.      PRINCIPAL CHARACTERISTICS OF NEW ATX SECURITIES.........................................................         24

         A.       New Senior Note................................................................................         24
         B.       New Promissory Notes...........................................................................         24
         C.       New Common Stock...............................................................................         24
         D.       Reorganized ATX Certificate of Incorporation and Reorganized ATX By-laws.......................         25

III.     IMPLEMENTATION OF THE PLAN..............................................................................         25

         A.       Compromise and Settlement of Certain Claims....................................................         25
         B.       The New Promissory Notes.......................................................................         27
         C.       Substantive Consolidation of the Debtors.......................................................         27
         D.       Intercompany Claims............................................................................         28
         E.       Exit Facility..................................................................................         28
         F.       [Intentionally Omitted]........................................................................         29
         G.       Restructuring Transactions.....................................................................         29
         H.       Cancellation of Existing Securities and Agreements.............................................         29
         I.       Indenture Trustee's Fees and Expenses..........................................................         30
         J.       Applicability of U.S. Federal and Other Securities Laws........................................         30
         K.       Provisions Regarding Distributions Under the Plan..............................................         32
         L.       Procedures for Treating Disputed Claims........................................................         35
         M.       Conditions to Effective Date...................................................................         37
         N.       Board of Directors and Officers................................................................         38
         O.       Compensation and Benefit Programs..............................................................         39
         P.       New Management Restricted Stock and Severance Plans............................................         39
         Q.       Survival of Corporate Reimbursement Obligations................................................         39
         R.       Releases.......................................................................................         39
         S.       Injunction.....................................................................................         41
         T.       Injunction Related to Releases and Exculpation.................................................         41
         U.       Exculpation....................................................................................         42
         V.       Avoidance Actions..............................................................................         42
         W.       Discharge of Debtors...........................................................................         42
         X.       Executory Contracts and Unexpired Leases.......................................................         42

IV.      RISK FACTORS............................................................................................         45

V.       CONFIRMATION OF THE PLAN................................................................................         51

         A.       Confirmation Generally.........................................................................         51
         B.       Voting Procedures and Standards................................................................         51
         C.       Acceptance.....................................................................................         52
         D.       Confirmation and Consummation..................................................................         53

VI.      PROJECTIONS.............................................................................................         56

VII.     THE ROLE OF THE COMMITTEE...............................................................................         57

VIII.    POST-CONFIRMATION JURISDICTION OF THE BANKRUPTCY COURT..................................................         58

IX.      HISTORICAL INFORMATION..................................................................................         59

         A.       Summary of Business Operations.................................................................         59
         B.       Selected Historical Financial Information......................................................         61

X.       THE CHAPTER 11 CASES....................................................................................         62

         A.       Continuation of Business After the Petition Date...............................................         62
         B.       Case Administration............................................................................         67

XI.      CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS..........................................................         70

         A.       Tax Consequences to the Debtors................................................................         71
         B.       Certain Tax Consequences to Holders of Claims in Class 4, 6 and 7..............................         72
         C.       Certain Consequences to Non-United States Holders..............................................         75
         D.       Information Reporting and Backup Withholding...................................................         76

XII.     ADDITIONAL INFORMATION..................................................................................         76

XIII.    CONCLUSION..............................................................................................         77

INDEX OF EXHIBITS

EXHIBIT 1         Plan of Reorganization
EXHIBIT 2         Projections
EXHIBIT 3         Liquidation Analysis
EXHIBIT 4         Conversion Agreement

                                    GLOSSARY

            When used in this Disclosure Statement, the following terms have the meanings assigned to them in the table below unless otherwise indicated. All capitalized terms used in this Disclosure Statement and not defined herein, in the Plan, or the relevant motion filed with the Bankruptcy Court, but that are defined in the Bankruptcy Code, shall have the respective meanings ascribed to them in the Bankruptcy Code. All capitalized terms used in this Disclosure Statement and not defined herein, in the Plan, the relevant motion or in the Bankruptcy Code, but that are defined in the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), shall have the respective meanings ascribed to them in the Bankruptcy Rules. The term "Claim" shall have the meaning ascribed to such term in section 101(5) of the Bankruptcy Code.

ATX                              ATX Communications, Inc., a Delaware corporation, which is a holding company and the direct or indirect parent of each of the Debtors, and is itself a Debtor.

Company                          ATX together with its 32 direct and indirect domestic Subsidiaries.

Debtors                          The entities listed on Exhibits A-1 and A-2 to the Plan.

Exchange Act                     The Securities Exchange Act of 1934.

New ATX Securities               Shares of New Common Stock of Reorganized ATX, the New Senior Note, the New
                                 Promissory Notes and the Management Restricted Stock.

Plan                             Debtors' First Amended Joint Plan of Reorganization Under Chapter 11 of the
                                 Bankruptcy Code.

Projections                      The projected financial information contained in this Disclosure Statement relating to the Reorganized Debtors.

SEC                              Securities and Exchange Commission.

Securities Act                   The Securities Act of 1933, as amended.

Voting Agent                     Donlin, Recano & Company, Inc., as voting agent in connection with voting by holders of Claims to accept or reject the Plan.

Voting Classes                   A Class that is Impaired under the Plan and that is not deemed to have rejected the
                                 Plan.

Voting Deadline                  _______, 2005 for holders of Impaired Claims entitled to vote on the Plan.

            I.    SUMMARY OF DISCLOSURE STATEMENT

A.          PURPOSE OF THIS DISCLOSURE STATEMENT

            The purpose of this Disclosure Statement is to provide holders of Claims that are entitled to vote on the Plan with sufficient information to allow them to make an informed decision on whether to accept or reject the Plan. The Debtors are debtors in cases under chapter 11 of the Bankruptcy Code and are soliciting votes to accept or reject the Plan. The overall purpose of the Plan is to provide for the restructuring of the Debtors' liabilities in a manner designed to maximize recoveries to all stakeholders and to enhance the financial viability of the Reorganized Debtors. A copy of the Plan is attached as Exhibit 1 to this Disclosure Statement. Except as otherwise indicated in this Disclosure Statement, please refer to the Plan for definitions of capitalized terms used in this Disclosure Statement.

            This Disclosure Statement:

            - discusses background regarding the Debtors, the reasons they commenced the Chapter 11 Cases, and other recent events (Section I.B., "Background of Debtors, Events Leading to Chapter 11 and the Need to Reorganize, and Other Recent Events");

            - contains an executive summary of the Plan (Section I.E., "Summary of the Debtors' Chapter 11 Plan of Reorganization")

            - explains how to vote on the Plan and who is entitled to vote (Section I.F., "Voting and Support for the Plan");

            - estimates the recoveries for holders of Claims (Section I.G., "Summary of Distributions To Be Made Under the Plan");

            - describes in detail how Claims against, and Equity Interests in, the Debtors will be treated under the Plan (Section I.G., "Summary of Distributions To Be Made Under the Plan") and the terms of the securities to be issued under the Plan (Section II, "Principal Characteristics of the New ATX Securities");

            - explains how distributions under the Plan will be made and the manner in which Disputed Claims will be resolved (Section III.K., "Provisions Regarding Distributions Under the Plan" and Section III.L., "Procedures for Treating Disputed Claims");

            - provides certain financial information about the Reorganized Debtors, including operating and financial projections through fiscal 2008 for the Reorganized Debtors (Section VI., "Projections" and Exhibit 2);

            - provides certain financial information regarding the Debtors' prepetition historical financial results (Section IX.B., "Selected Historical Financial Information ");

            -     presents a liquidation analysis of the Debtors (Exhibit 3);

            - explains certain legal and practical aspects of implementation of the Plan (Section III, "Implementation of the Plan");

            - notes certain risk factors that creditors should consider before voting (Section IV, "Risk Factors");

            - discusses the procedure for confirming the Plan (Section V, "Confirmation of the Plan");

            - summarizes significant events that have occurred in the Chapter 11 Cases (Section X, "The Chapter 11 Cases"); and

            - summarizes certain U.S. federal tax considerations (Section XI, "Certain U.S. Federal Income Tax Consequences").

            The Plan Supplement will be filed with the Bankruptcy Court no later than ten (10) days prior to the Voting Deadline and will contain the following Plan Documents in substantially the form to be entered into or entered into in connection with the implementation of the Plan: (a) the Reorganized ATX Certificate of Incorporation; (b) the Reorganized ATX By-laws; (c) the forms of certificates of incorporation and by-laws of each of the other Reorganized Debtors; (d) Schedules 9.01A and 9.01B to the Plan, which list the executory contracts and leases to be assumed under the Plan; (e) the principal terms of the New Management Restricted Stock and Severance Plans; (f) the principal terms of the Exit Facility; (g) the principal terms of the New Senior Note; (h) the principal terms of the New Promissory Note; and (i) any other appropriate documents. ALL PLAN DOCUMENTS ARE SUBJECT TO REVISION AND MODIFICATION THROUGH AND INCLUDING THE EFFECTIVE DATE, WHICH MAY RESULT IN MATERIAL CHANGES TO THE TERMS OF THE PLAN DOCUMENTS.

            Financial information of the Debtors in this Disclosure Statement has been prepared in accordance with generally accepted accounting principles ("U.S. GAAP"). Selected historical financial information of the Debtors is contained in Section IX.B., "Selected Historical Financial Information." Audited financial information of ATX prepared in accordance with U.S. GAAP as of and for the fiscal year ended December 31, 2002 can be found in ATX's 2002 Annual Report on Form 10-K filed with the SEC on April 9, 2003. ATX's Reports on Forms 10-Q filed with the SEC on May 15, 2003, August 14, 2003, November 19, 2003, (together, "the 2003 10-Q Reports"), and ATX's Reports on Form 8-K filed with the SEC on March 17, 2003, April 1, 2003, April 10, 2003, May 16, 2003, July 8,
2003, August 14, 2003, November 21, 2003, December 23, 2003, January 15, 2004
and April 9, 2004, which also contain additional financial and other information about ATX, are each incorporated in this Disclosure Statement by reference. ATX's Annual Reports to shareholders are available over the Internet at www.atx.com. Copies of the filings that ATX has made electronically with the SEC may be obtained over the Internet at www.sec.gov.

B. BACKGROUND OF DEBTORS, EVENTS LEADING TO CHAPTER 11 AND THE NEED TO REORGANIZE, AND OTHER RECENT EVENTS

            1.    BACKGROUND OF DEBTORS

            CoreComm Limited ("CoreComm"), a predecessor to Debtor ATX Communications, Inc. ("ATX"), was formed in 1998 and shortly thereafter commenced operations as a public holding company which, through various operating subsidiaries, provided competitive local and long distance telephone, Internet, high-speed data and other services principally to residential and business customers in the Midwest and Mid-Atlantic states. At that time, CoreComm was pursuing a business plan centered on a 37-city national roll-out of services supported by the construction of a substantial, capital intensive telecommunications infrastructure necessary to support those services - much of which was financed by debt. CoreComm commenced the process of building out its infrastructure from 1998 through 2000; its total debt and preferred stock during this period grew to about $800 million.

            In a series of merger transactions that were consummated in September 2000, CoreComm acquired ATX Telecommunications Services, Inc. ("ATX Services") and Voyager.net, Inc. ("Voyager"). Prior to the time of the merger, ATX Services had been a private company, founded in 1985, that provided high-quality local and long distance telephone and other communications services to business customers concentrated in the Mid-Atlantic states. At the time of the merger, Voyager was a large Internet communications company whose business was focused on providing dial-up and dedicated Internet services to residential and business customers in the Midwest. The merger of these three companies created a single diverse telecommunications company with a pro forma market capitalization of approximately $4.1 billion, providing voice and data services to business and residential customers in target markets across 13 states.

            Additional information regarding and a summary of the Debtors' business operations are contained in Section IX.A., "Historical Information, Summary of Business Operations." In addition, selected historical financial information is contained in Section IX.B., "Selected Historical Financial Information."

            2.    DOWNTURN IN THE CAPITAL MARKETS

            Almost immediately after the announcement of the merger in March 2000, the capital markets in the telecommunications sector began a significant downturn. Whereas previously billions of dollars were being invested annually into competitive telecommunications companies, by mid-2000 the availability of affordable capital for telecommunications companies was substantially reduced, if not entirely eliminated. As a result, numerous telecommunications companies with significant financial investments in their own facilities were forced to undergo reorganization or seek bankruptcy protection. During 2001 and 2002 alone, at least 44 CLECs sought to reorganize under chapter 11. In addition to the widely publicized WorldCom bankruptcy, many publicly-traded telecommunications companies, including Adelphia Business Solutions, Allegiance, Covad, CTC, Focal, ITC DeltaCom, E.Spire, GST, ICG, Intermedia, McLeod, Mpower, Net 2000, Network Access Solutions, Metromedia Fiber Networks, Network Plus, Northpoint, RCN, Rhythms, Teligent, Winstar, and XO, also filed for bankruptcy protection.

            3.    RIGHTSIZING THE COMPANY AND PREPETITION RESTRUCTURING EFFORTS

            In light of the continuing slide in the capital markets, promptly upon completing the merger in September 2000 the newly combined group of CoreComm companies set about adjusting their business plans while integrating their operations and management. Given the stark new realities presented by the capital markets, it was apparent that the capital intensive, 37-city national build out strategy envisioned by CoreComm's pre-merger business plan would need to be dramatically revised. Accordingly, the Debtors began evaluating the various facets of their operations in order to identify opportunities for facility and employee consolidation, product and geographical cost efficiencies, operational improvements and profitable revenue growth.

            Beginning in the fourth quarter of 2000 and continuing into 2002, decisions were made to reduce the workforce, eliminate expansion plans and cutback on all non-essential spending in an effort to conserve cash under a newly formulated business plan. In short, the Company set about significantly revising its business plan and focusing available resources on the most profitable businesses and geographic areas, and formulated a three-stage strategy to restructure CoreComm's operations and capital structure to create a viable and sustainable business plan under the then-current market conditions.

            The first stage focused on completing the process of "right-sizing" the Company's operations in order to reduce costs and improve profitability. As a result of significant efforts to improve operations, CoreComm's pro forma results improved from approximately ($140) million negative annualized EBITDA to breakeven, and its annual capital expenditures were reduced from approximately $87 million to $10 million, in a 9-month period commencing at the beginning of 2001. During this stage (and later), the Company also resolved many outstanding claims and other obligations with a wide range of trade creditors; consummating approximately 180 agreements with vendors, which eliminated approximately $140 million in vendor obligations.

            The second stage of CoreComm's restructuring plan was a significant balance sheet recapitalization that was completed in two steps in 2001 and 2002. In the first step, holders of approximately $600 million of CoreComm's unsecured debt and preferred stock exchanged their securities for 87% of the common stock of a CoreComm subsidiary. In the second step, a corporate reorganization was completed by way of an exchange offer in which public shareholders received an approximate 13% direct equity interest in the subsidiary, which later changed its name to ATX Communications, Inc. after becoming the ultimate parent corporation of all of the other Debtors. Through this process, ATX reduced its debt and preferred stock obligations from approximately $785 million to approximately $187 million, which improved the Debtors' liquidity and overall enterprise value by eliminating more than $36 million in annual interest and dividend payments.

            As of early 2001, ATX had approximately $75 million of liquidity and a cash flow "burn rate" of nearly $18 million per month. By 2003, the Company had achieved many key operating, financial and restructuring milestones. However, the sustained downturn in the capital markets, combined with the specter of the Company's significant senior secured debt load, continued to prevent the Company from securing new capital, even from its existing lenders whom the Company had approached on multiple occasions seeking additional funding.

            In the face of cash forecasts indicating a continuing and growing liquidity need fueled, in substantial part, by the need to service the Company's significant debt load, and having exhausted all avenues to preserve and enhance profitability and enterprise value without material investment of new capital, the Company succeeded in negotiating a ten month forbearance period with the lenders under the Debtors' prepetition senior secured credit facility (the "Prepetition Credit Facility"). Under this agreement, JPMorgan Chase Bank ("Chase") and other senior secured lenders agreed to defer all cash interest and principal payments under the Prepetition Credit Facility until early February 2004 (the "Forebearance Period"). This was done in order to afford the Company additional liquidity while pursuing various strategic alternatives to reduce its debt load, including alternatives involving a merger or sale of the company, a third party financing transaction, or a standalone restructuring (with or without a chapter 11 filing). As a public company and public utility that derives a substantial majority of its revenues from subscription-based services, the Company believed that this approach would serve the best interests of all stakeholders by allowing the Company to avoid a destabilizing event (e.g., a default under the Prepetition Credit Facility) while maintaining its operational stability.

            To assist in this effort, ATX engaged the investment banking firm Credit Suisse First Boston LLC ("CSFB") as the Company's lead financial advisor in connection with any potential transaction. At ATX's direction, CSFB actively sought all manner of investments. During the course of this process, CSFB contacted over 140 potential financial and strategic investors, including investors in telecom, traditional distressed company investors, traditional private equity firms, larger lead and smaller "follow on" investors, and other telecommunications companies along with their major financial sponsors. As a result of these efforts, 57 parties requested and received a confidential information memorandum providing comprehensive information about the Company and the investment proposition.

Of these, 33 requested and held follow-on meetings with management. Ultimately, ATX received written letters of interest from 7 prospective investors.

            All of the letters of interest proposed that the new financial sponsor invest through a purchase of the Company's Prepetition Credit Facility, followed by a restructuring of the Company's outstanding debt and other obligations. Ultimately, CSFB recommended Leucadia's proposal as representing the best option for the Company at the time. Leucadia and Chase subsequently entered into a purchase agreement under which Leucadia purchased approximately $156.1 million in principal obligations (plus $14.1 million in accrued interest) under the Prepetition Credit Facility for a price of $25 million.

            In connection with Leucadia's purchase of the debt outstanding under the Prepetition Credit Facility, Leucadia and the Debtors negotiated a conversion agreement (the "Conversion Agreement"), which incorporated a term sheet listing the principal terms of a chapter 11 plan, under which debt under the credit facility would be converted to equity in the reorganized debtors. A copy of the Conversion Agreement is annexed hereto as Exhibit 4.

C.          THE CHAPTER 11 FILING

            The Company ultimately determined it would not be possible to negotiate a consensual non-judicial restructuring. Thus, given its liquidity constraints and the impending expiration of the Forbearance Period, on January 15, 2004 (the "Petition Date"), ATX filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). On the Petition Date, 31 of ATX's Subsidiaries also filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On March 10, 2004, Corecomm Maryland, Inc., also a subsidiary of ATX, filed a chapter 11 petition in the Bankruptcy Court. Pursuant to Bankruptcy Court orders dated January 15, 2004, and March 31, 2004, the 33 Chapter 11 Cases are being jointly administered under Case Number 04-10214. Each of the Debtors remains in possession of its respective assets and properties, and continues to operate its respective business, as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

            The Debtors believe that the Plan is fair and equitable in light of the relative rights of its creditors and shareholders and that it represents the best opportunity for the Debtors to emerge from the Chapter 11 Cases. The Plan may not be confirmed, however, if the Bankruptcy Court decides that the Plan fails to satisfy any of the confirmation standards set forth in the Bankruptcy Code or declines to approve any of the compromises set forth in the Plan. Since the Plan is structured as an integrated whole, the Bankruptcy Court's failure to confirm the Plan would delay the Debtors' emergence from bankruptcy and would increase the risks to the Debtors' businesses. There can be no assurance that an alternative plan of reorganization could be negotiated if the Bankruptcy Court declines to confirm the Plan as proposed.

D.          SEC MATTER

            On April 7, 2004, the SEC notified ATX that it had issued a formal order of investigation relating to activities of the Company, which the Company publicly announced in an 8-K filing. ATX has since been informed by the SEC that the SEC intends to close its investigation without further action. The SEC also has withdrawn the proof of claim that it filed against the Debtors.

E.          SUMMARY OF THE DEBTORS' CHAPTER 11 PLAN OF REORGANIZATION

            On June 1, 2004, the Debtors filed the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Original Plan"). On the date hereof, the Debtors filed the Debtors' First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as amended, the "Plan"). The Plan is the product of the successful conclusion of three major milestones in these cases. First, the Plan incorporates a comprehensive settlement with Verizon (the principal terms of which are summarized in Section III.A.1. hereof), who provides services to the Debtors that are critical to their continued business operations. Second, the Plan also embodies a comprehensive settlement with SBC (the principal terms of which are summarized in Section III.A.2. hereof), who also provides critical services to the Debtors. And third, the Plan embodies a compromise and settlement successfully negotiated by the Debtors, the Committee and Leucadia (described in greater detail below) pursuant to which each of these parties has determined to support confirmation of the Plan.

            A key difference between the Original Plan and the Plan is that under the Original Plan, the Debtors had intended to pursue an approach premised upon their reading of Section 366 of the Bankruptcy Code and Section 252(i) of the Telecommunications Act of 1996 and other applicable regulatory laws, under which they would have sought to compel certain incumbent local exchange carriers (such as Verizon and SBC) ("ILECs") to provide uninterrupted telecommunications services to the Debtors, even in situations where the Debtors had rejected their existing interconnection agreements with the ILECs and adopted new interconnection agreements without curing any of the monetary defaults which had accrued under the old interconnection agreements. To avoid lengthy and complex litigation of this matter, the Debtors have negotiated settlement agreements with both Verizon and SBC, Bankruptcy Court approval of which is sought as part of the Plan pursuant to Bankruptcy Rule 9019.

            A second key difference between the Original Plan and the Plan is that the Plan reflects the settlement reached among the Debtors, Leucadia and the Committee with respect to the distributions to be made available to holders of Allowed Class 7 Claims. The Original Plan provided that holders of Allowed Class 7 Claims (including Verizon and SBC, each of which would have had a large Class 7 Claim arising from the rejection of its agreements) would receive their Pro Rata share of the proceeds of a $10 million unsecured note, plus the net distributable proceeds of a litigation trust, to which certain of the Debtors' Causes of Action would be assigned. The Committee opposed the Original Plan and also, inter alia, (i) filed a motion to dismiss the Chapter 11 Cases or, alternatively, to appoint a trustee, (ii) filed objections to Leucadia's proofs of claim and challenged the post-petition perfection and security of certain of Leucadia's liens, and (iii) indicated that the Committee would oppose the settlements of Verizon's and SBC's claims negotiated by the Debtors and Leucadia. Following earlier unsuccessful direct negotiations regarding distributions to holders of General Unsecured Claims, the Debtors, Leucadia and the Committee agreed to the Bankruptcy Court's suggestion of Court-guided mediation. On November 23, 2004, the Bankruptcy Court entered a Consent Order Approving the Appointment of the Mediator, Tina L. Brozman, former Chief Judge of United States Bankruptcy Court for the Southern District of New York, and mediation sessions were held on December 9 and 10, 2004.

            The mediation resulted in a settlement of the disputes among the Debtors, Leucadia and the Committee, subject to final documentation as part of the Plan and approval of the Bankruptcy Court. Among other terms agreed upon by the parties to the mediation, Allowed Class 7 Claims will receive an all Cash distribution of $7.0 million (together with such amount, if any, added thereto pursuant to Section 6.20 of the Plan, the "Class 7 Cash Amount") as part of a global resolution of the Chapter 11 Cases upon the terms and conditions set forth in the Plan. $7.0 million of the Class 7 Cash Amount is an aggregate of the following components: (i) $2 million in consideration for the retention by the Reorganized Debtors of all Causes of Action (subject to the general releases set forth in the Plan);
(ii) $2 million(1) in consideration for general releases in favor of the Debtors' directors, officers, managers and employees as provided in Sections 12.06(a) and (b) of the Plan; (iii) $500,000 in consideration for the retention by the Reorganized Debtors of the value of certain assets that the Committee has asserted are not encumbered by Leucadia's pre-petition liens; and (iv) $2.5 million as a necessary element to achieve a settlement that would bring about a fully consensual resolution of the Chapter 11 Cases ($2 million of which will be funded and made available for distribution as a result of various parties agreeing to purchase or receive New Promissory Notes as described in Section III.B hereof). In the event the Reorganized Debtors obtain net recoveries of more than $5 million on account of Avoidance Actions, 8% of such excess also shall be paid to Class 7.

            Additional differences between the Original Plan and the Plan include: (a) Leucadia's unsecured claims, as well as those of Verizon and SBC, will not share in the distributions to be made to holders of Allowed General Unsecured Claims in Class 7,(2) whether or not Class 7 votes to accept the Plan (under the Original Plan (i) Leucadia would have had an unsecured claim equal to the difference between its total claim (approximately $170 million) and the value of its collateral as determined by the Bankruptcy Court, which unsecured claim would have shared in the distributions to Class 7 unless Class 7 voted to accept the Plan, and (ii) Verizon's and SBC's claims (asserted in the amounts of $58 million and $37 million in their respective proofs of claim) would have shared in distributions to Class 7); (b) the Plan no longer provides for the creation of a litigation trust, to which certain causes of action were to be assigned for the benefit of holders of Class 7 Claims under the Original Plan;
(c) the Plan provides for the issuance to Leucadia of the New Senior Note and 100% of the New Common Stock (under the Original Plan, in addition to New Common Stock, the Debtors were to have issued to Leucadia 100% of the New Preferred Stock, which would have a liquidation preference of $25 million and would accrue dividends at 10% per annum); (d) the Plan provides for the New Promissory Notes, which are being issued in order to obtain needed liquidity to make all Cash distributions to holders of Allowed Class 7 Claims; and (e) in exchange for certain of the consideration comprising the Class 7 Cash Amount, releases are to be given under the Plan by the Debtors and, subject to certain conditions, by third parties (the Original Plan provided for releases by the Debtors only, and that such releases would not have been effective if: (i) the releases had not been approved by the Bankruptcy Court, or (ii) the Committee, prior to the Confirmation Date, had obtained authority from the Bankruptcy Court to prosecute on behalf of the Debtors' estates the claims otherwise to be released).

            Assuming the Plan is confirmed, Allowed Other Priority Claims, Allowed Secured Tax Claims, Allowed Other Secured Claims and Allowed Customer Claims will be paid in full, in Cash on the Effective Date of the Plan, except to the extent that the Debtors determine to pay Allowed Secured Tax Claims in installments over a period of years as authorized under the Bankruptcy Code. In addition,

----------
(1) $1.64 million of this amount had been proposed for distribution to certain key employees of the Debtors as part of a key employee retention plan that had been proposed in the Chapter 11 Cases. In order to achieve a consensual resolution of the Chapter 11 Cases, and in partial consideration for the releases set forth in the Plan, certain of the Debtors' key employees along with the Debtors and Leucadia, agreed that they would make such amounts available to help fund this portion of the Class 7 Cash Amount.

(2) If Pro Rata recoveries on account of Allowed Class 7 Claims (excluding those held by Leucadia, Verizon and SBC) exceed 15%, Verizon will become entitled to participate in subsequent distributions to holders of Allowed Class 7 Claims on account of Verizon's $37.5 million Allowed General Unsecured Claim. This right would be triggered if the pool of Allowed Class 7 Claims does not exceed approximately $43 million. As set forth in section I.G.1 hereof, the Debtors estimate that Allowed Class 7 Claims (excluding those held by Leucadia, Verizon and SBC) will aggregate between $70-80 million (not including rejection damage claims). Therefore, it is unlikely that Verizon will share in such distributions to Class 7.

holders of Allowed Convenience Claims will receive payment in cash of 15% of the Allowed amount of their respective Claims on the Effective Date.

            Given that sufficient value is not available to satisfy the Debtors' valid obligations owed to secured, priority and general unsecured creditors, pursuant to the absolute priority rule, holders of Equity Interests in the Debtors will not receive a distribution under the Plan, and their Equity Interests will be cancelled and discharged pursuant to the Plan.

            AS DISCUSSED ABOVE, THE PLAN ALSO PROPOSES TO RELEASE CLAIMS OF THE DEBTORS AGAINST CERTAIN THIRD PARTIES AND CLAIMS HELD BY HOLDERS OF CLAIMS AND EQUITY INTERESTS AGAINST CERTAIN THIRD PARTIES, INCLUDING OFFICERS, DIRECTORS AND EMPLOYEES OF THE DEBTORS, AS SET FORTH IN SECTION 12.06 OF THE PLAN, AND AS DESCRIBED IN SECTION III.R. HEREOF.

F.          VOTING AND SUPPORT FOR THE PLAN

            Each holder of a Claim of a Class that is "Impaired" under the Plan but is not deemed to have rejected the Plan will receive this Disclosure Statement, a copy of the order approving this Disclosure Statement without exhibits, the Plan, a copy of the order establishing the voting procedures (the "Voting Procedures Order") without exhibits, notice of the Confirmation Hearing, and, only in the case of holders of Claims eligible to vote, a ballot for accepting or rejecting the Plan. Any holder of a Claim or Equity Interest whose legal, contractual or equitable rights are altered, modified or changed by the proposed treatment under the Plan, or whose treatment under the Plan is not provided for in section 1124 of the Bankruptcy Code, is considered "Impaired." Each holder of a Claim or Equity Interest of a Class that is deemed to accept or reject the Plan will receive the Voting Procedures Order, notice of the Confirmation Hearing and a notice of non-voting status in the form approved by the Bankruptcy Court, but will not receive a copy of the Plan and the Disclosure Statement or a ballot, and will not be eligible to vote on the Plan. Holders of Claims or Equity Interests of a Class that is deemed to accept or reject the Plan may receive a copy of the Plan and Disclosure Statement and/or the Plan Supplement by mailing a written request to the Voting Agent. The Plan Supplement will be filed with the Bankruptcy Court no later than ten (10) days prior to the Voting Deadline and also will be posted on the Debtors' website at www.atx.com.

            WHICH CLASSES OF CLAIMS AND EQUITY INTERESTS ARE ENTITLED TO VOTE ON THE PLAN?

            Classes of Claims and Equity Interests are entitled to vote on the Plan as follows:

            - Claims in Classes 4, 6 and 7 (the "Voting Classes") are Impaired and entitled to vote on the Plan.

            - Claims in Classes 1, 2, 3 and 5 are Unimpaired under the Plan, are deemed to have accepted the Plan and will not be entitled to vote on the Plan.

            - Claims in Classes 8 and 10 and Equity Interests in Class 9 are Impaired, will receive no distribution, are deemed to have rejected the Plan and will not be entitled to vote on the Plan.

            For a description of the Classes of Claims and Equity Interests and their treatment under the Plan, see Section I.G.2., "Summary of Distributions to be Made Under the Plan" below.

            You may only vote on the Plan with respect to a Claim if that Claim belongs to a Class that is Impaired under the Plan and is not deemed to have rejected the Plan.

            The Bankruptcy Court has fixed _________, 2005 (the "Record Date") as the voting record date with respect to Impaired Claims entitled to vote on the Plan. Only Persons who hold Claims that are entitled to vote on the Plan on the Record Date are entitled to receive a copy of this Disclosure Statement and related materials. Only Persons who hold Claims that are impaired under the Plan and are not deemed to have rejected the Plan are entitled to vote on whether to accept the Plan. In order to vote on the Plan, a creditor must have filed or been properly assigned a proof of Claim, unless its Claim is scheduled by the Debtors and is not identified as disputed, unliquidated or contingent on the Debtors' Schedules. Creditors having a Claim in more than one Class may vote in each Class in which they hold a separate Claim by casting a Ballot in each Class. Holders of multiple Claims in a Class may only vote one Ballot for all of the Claims in such Class collectively.

            Under the Bankruptcy Code, the Plan will be deemed accepted by an Impaired Class of Claims if the Voting Agent receives votes accepting the Plan representing:

            - at least two-thirds of the total dollar amount of the allowed Claims in the Class that cast a vote; and

            - more than one-half of the total number of allowed Claims in the Class that cast a vote.

            The Voting Procedures Order establishes which Claims are "allowed" for purposes of voting and designates the form of ballot to be used by each Voting Class of Claims. For more information on voting procedures, please consult the Voting Procedures Order.

            IN RESPECT OF CLAIMS IN VOTING CLASSES, ALL PROPERLY COMPLETED BALLOTS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE, WHICH IS 12:00 NOON (NEW YORK CITY TIME) ON _________, 2005, WILL BE COUNTED IN DETERMINING WHETHER EACH IMPAIRED CLASS OF CLAIMS ENTITLED TO VOTE ON THE PLAN HAS ACCEPTED THE PLAN. ANY BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED EXCEPT IN THE DEBTORS' SOLE DISCRETION. ALL BALLOTS MUST CONTAIN AN ORIGINAL SIGNATURE TO BE COUNTED. FAXED COPIES AND VOTES SENT ON OTHER FORMS WILL NOT BE ACCEPTED EXCEPT IN THE DEBTORS' SOLE DISCRETION.

                               VOTING ON THE PLAN

            WHEN DOES THE VOTE NEED TO BE RECEIVED? In respect of Claims in Voting Classes, the Voting Deadline, which is 12:00 noon (New York City time) on ________, 2005. If you are the holder of Convertible Notes and are sending your ballot to an Intermediary (as defined below) for inclusion in a Master Ballot (as defined below), the INTERMEDIARY must receive your properly completed ballot by 10:00 a.m. (New York City time) on _________, 2005.

            WHICH CLASSES MAY VOTE? Persons may vote to accept or reject the Plan only with respect to Allowed Claims that belong to a Class that is Impaired under the Plan and is not deemed to have rejected the Plan.

            WHICH MEMBERS OF THE IMPAIRED CLASSES MAY VOTE? The RECORD DATE for determining which members of Classes 4, 6 and 7 may vote on the Plan is __________, 2005. Persons may vote on the Plan only with respect to Claims that were held on the Record Date.

            HOW DO I VOTE ON THE PLAN? For a vote to be counted in respect of Claims in Voting Classes, the Voting Agent must receive an original signed copy of the ballot form approved by the Bankruptcy Court. Faxed copies and votes sent on other forms will not be accepted except in the Debtors' sole discretion.

            WHOM SHOULD I CONTACT IF I HAVE QUESTIONS? With respect to Claims in Voting Classes, you may contact the Voting Agent if you have questions or need a ballot at the address or phone number listed below.

            Under the Plan, the Debtors' existing indebtedness will be cancelled and exchanged for the distributions provided for under the Plan. The Debtors believe that approval of the Plan is their best opportunity to emerge from the Chapter 11 Cases and return their businesses to financial viability.

                             VOTING RECOMMENDATIONS

            The Debtors and Leucadia, the Debtors' prepetition and postpetition secured lender, believe that the Plan presents the best opportunity for holders of Claims to maximize their recoveries and for the business operations of the Debtors to succeed. THE DEBTORS AND LEUCADIA STRONGLY ENCOURAGE HOLDERS OF CLAIMS TO VOTE TO ACCEPT THE PLAN.

            THE COMMITTEE ALSO STRONGLY URGES HOLDERS OF CLASS 6 AND 7 CLAIMS TO VOTE TO ACCEPT THE PLAN. ENCLOSED WITH THE DISCLOSURE STATEMENT IS A LETTER FROM COUNSEL TO THE COMMITTEE DELINEATING THE COMMITTEE'S SUPPORT OF THE PLAN.

            BALLOTS AND VOTING FOR HOLDERS OF CLAIMS. The ballots in respect of Claims in Voting Classes have been specifically designed for the purpose of soliciting votes on the Plan from each Class of Claims entitled to vote. For this reason, in voting on the Plan, PLEASE USE ONLY THE BALLOT SENT TO YOU WITH THIS DISCLOSURE STATEMENT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS YOU MUST USE A SEPARATE BALLOT FOR VOTING WITH RESPECT TO EACH CLASS OF CLAIMS THAT YOU HOLD. If you believe you have received the incorrect form of ballot, you need another ballot or have any questions concerning the form of ballot, please contact the Voting Agent.

            Please complete and sign your ballot and return it in the enclosed pre-addressed envelope to the Voting Agent. All correspondence in connection with voting on the Plan should be directed to the Voting Agent at the following address:

                         Donlin, Recano & Company, Inc.
                       Re: CoreComm New York, Inc., et al.
                              419 Park Avenue South
                            New York, New York 10016
                            Telephone: (212) 481-1411

            The Voting Agent will prepare a tabulation of the results of the voting on the Plan on a Class-by-Class basis with respect to Claims in Voting Classes, which tabulation will be filed with the Bankruptcy Court.

            ADDITIONAL COPIES OF THE BALLOTS, THIS DISCLOSURE STATEMENT AND THE PLAN, AND COPIES OF THE PLAN SUPPLEMENT, ARE AVAILABLE UPON REQUEST MADE TO THE VOTING AGENT. THE PLAN SUPPLEMENT WILL BE FILED WITH THE BANKRUPTCY COURT NO LATER THAN TEN (10) DAYS BEFORE THE VOTING DEADLINE AND WILL BE AVAILABLE ON THE BANKRUPTCY COURT'S ELECTRONIC CASE FILING SYSTEM AT WWW.NYSB.USCOURTS.GOV. THESE DOCUMENTS WILL ALSO BE AVAILABLE ON THE DEBTORS' WEBSITE AT WWW.ATX.COM. PLEASE CONTACT THE VOTING AGENT WITH ANY QUESTIONS RELATING TO VOTING ON THE PLAN.

                             YOUR VOTE IS IMPORTANT

            Your vote on the Plan is important because:

            - Under the Bankruptcy Code, a plan of reorganization can only be confirmed if certain majorities in dollar amount and number of claims (as described above) of each impaired class under the plan vote to accept the plan, unless the "cram down" provisions of the Bankruptcy Code are used.

            - Under the Bankruptcy Code, only the votes of those holders of claims who actually submit votes on a plan are counted in determining whether the specified majorities of votes in favor of the plan have been received.

            - If you are eligible to vote with respect to a Claim and do not deliver a properly completed ballot relating to that Claim by the Voting Deadline, you will be deemed to have abstained from voting with respect to that Claim and your eligibility to vote with respect to that Claim will not be considered in determining the number and dollar amount of ballots needed to make up the specified majority of that Claim's Class for the purpose of approving the Plan.

            In the event one or more Classes vote against the Plan, the Debtors may seek to "cram down" the Plan on each such non-accepting Class of Claims. The Debtors shall also seek to confirm the Plan pursuant to section 1129(b) as to Classes 8, 9 and 10, each of which is deemed to have rejected the Plan. See
Section V.D.3, "Cram Down" below for a discussion of the "cram down" procedures under the Bankruptcy Code.

            In accordance with Bankruptcy Rule 3017(d), the Debtors will send ballots to transfer agents, registrars, servicing agents or other intermediaries holding Claims for, or acting on behalf of, beneficial holders of Claims on account of Convertible Notes (each an "Intermediary" and, collectively, the "Intermediaries"). Each Intermediary will be entitled to receive, upon request to the Debtors, a reasonably sufficient number of ballots to distribute to the beneficial owners of the Claims for which it is an Intermediary, and the Debtors will be responsible for and pay each such Intermediary's reasonable costs and expenses associated with the distribution of ballots to the beneficial owners of such Claims and the tabulation of the ballots. Additionally, each Intermediary must receive returned ballots by 10:00 a.m. (New York City time) on _______, 2005 so that it can tabulate and return the results to the Voting Agent in a summary "master" ballot in a form approved by the Bankruptcy Court (the "Master Ballot") indicating the number and dollar amount of cast ballots in the group of Claim holders for which it is an Intermediary. The Intermediaries must certify that each beneficial holder has not cast more than one vote with respect to any given Claim for any purpose, including for determining both the number of votes and the amount of the Claim, even if such holder holds securities of the same type in more than one account. However, persons who hold Claims in more than one voting Class will be entitled to one vote in each such Class, subject to the applicable voting rules.

                       IMPORTANT - VOTING BY INTERMEDIARY

            TIMING: If your vote is being processed by an Intermediary, please allow time for transmission of your ballot to your Intermediary for preparation and delivery to the Voting Agent of a Master Ballot reflecting your vote and the votes of other Claims tabulated by the Intermediary.

            To be counted, your vote must be received EITHER (a) directly by the VOTING AGENT on or before the Voting Deadline, or (b) if your vote is processed by an Intermediary, by YOUR INTERMEDIARY by ________, 2005 at 10:00 a.m. (New York City time).

            RECEIPT BY THE INTERMEDIARY ON OR CLOSE TO THE VOTING DEADLINE MAY NOT ALLOW SUFFICIENT TIME FOR THE INTERMEDIARY TO INCLUDE YOUR VOTE IN THE MASTER BALLOT THAT IT PREPARES AND DELIVERS TO THE VOTING AGENT BY THE VOTING DEADLINE.

            QUESTIONS ON VOTING PROCEDURES: If you have a question concerning the voting procedures, please contact your Intermediary or the Voting Agent.

            VOTING BY HOLDERS OF EXISTING INTERESTS. Holders of Equity Interests will not receive ballots to vote on the Plan.

G.          SUMMARY OF DISTRIBUTIONS TO BE MADE UNDER THE PLAN

            The following table and description summarize the classification and treatment of Claims and Equity Interests and the consideration contemplated to be distributed to the holders of Allowed Claims under the Plan. Unless otherwise noted, these estimates are as of January 19, 2005. For an explanation of the assumptions and uncertainties regarding these calculations, see Section IV, "Risk Factors."

            As further described below, the Plan provides for distributions of Cash and the New ATX Securities in satisfaction of Allowed Claims. These distributions vary in amount and in the type, as well as in whether Cash is included in the distribution, depending on the Class of the Claim.

            NOTE ON NUMERICAL INFORMATION. THE NUMERICAL INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE PROJECTIONS, HAS BEEN PREPARED BY THE DEBTORS AND DOES NOT CONSTITUTE A REPRESENTATION OR ENDORSEMENT OF THE ACCURACY OF SUCH INFORMATION BY LEUCADIA, THE COMMITTEE OR THE DEBTORS' OTHER CREDITOR CONSTITUENCIES. THE ASSUMPTIONS USED IN PREPARING THE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND ACTUAL RESULTS MAY DIFFER FROM THE PROJECTIONS, AS FURTHER DESCRIBED IN SECTION IV, "RISK FACTORS."

            1.    SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS

                                                                                                       ESTIMATED
                                                                                     ESTIMATED          RECOVERY
                                                                                     ALLOWABLE           (% OF
   CLASS          DESCRIPTION                    TREATMENT                            AMOUNT             CLAIM)    VOTING
   -----          -----------                    ---------                            ------             ------    ------
Unclassified     Leucadia DIP      Unless otherwise agreed by
                 Claims            Leucadia, on the Effective Date,              $     5,405,267          100%       NA
                                   Leucadia shall be paid 100% of                   (includes
                                   the unpaid, non-contingent amount                 accrued
                                   of the Leucadia DIP Claims                        interest
                                   pursuant to the terms of the                    through March
                                   underlying loan documentation.                    31, 2005)

Unclassified     Administrative    Except (i) to the extent that the holder of   $    29,010,381(3)       100%       NA
                 Expense Claims    an Allowed Administrative Expense Claim has
                                   agreed to less favorable treatment of such
                                   Claim or (ii) to the extent such claim is an
                                   Allowed Fee Claim, on the later of the
                                   Effective Date and the date such
                                   Administrative Expense Claim becomes Allowed,
                                   or as soon thereafter as is practicable, each
                                   holder of an Allowed Administrative Expense
                                   Claim will receive Cash in an amount equal
                                   to the Allowed amount of such
                                   Claim.

----------

(3) This estimate assumes: (a) $10 million of accrued Administrative Expenses Claims which the Debtors have incurred, but which are not due and payable as of the date hereof; (b) a $16.5 million cure payment to Verizon pursuant to the Verizon Settlement Agreement; and (c) other possible cures in the amount of $2.5 million. With respect to component (a), Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. Thus, the estimate of Allowed Administrative Expense Claims is based upon certain assumptions, including that, at any given point, the Debtors owe two weeks of payroll and related obligations to employees, and one month of expenses, excluding expenses owed to prepaid vendors and restructuring professionals.

Unclassified     Fee Claims        Unless otherwise agreed by the holder of an    $   2,370,000(4)       100%         NA
                                   Allowed Fee Claim, each holder of an Allowed
                                   Fee Claim shall receive payment in full of
                                   the Allowed amount of the Fee Claim (a) no
                                   later than five (5) Business Days after such
                                   Fee Claim becomes Allowed or (b) upon such
                                   other terms as may be mutually agreed upon
                                   between the holder of such Fee Claim and the
                                   Reorganized Debtors.

Unclassified     Priority Tax      Except to the extent that the                  $ 1.0 to $4.5          100%          NA
                 Claims            holder of an Allowed Priority Tax                 million
                                   Claim has been paid by the
                                   Debtors prior to the Effective
                                   Date or has agreed to a different
                                   treatment of such Claim, each
                                   holder of an Allowed Priority Tax
                                   Claim will receive, at the sole
                                   option of the Reorganized
                                   Debtors, either (a) Cash in an
                                   amount equal to the Allowed
                                   amount of such Claim on the later
                                   of the Effective Date and the
                                   date such Priority Tax Claim
                                   becomes Allowed, or as soon
                                   thereafter as is practicable, (b)
                                   deferred Cash payments, over a
                                   period not exceeding six years
                                   after the date of assessment of
                                   such Claim, of a value, as of the
                                   Effective Date, equal to the
                                   Allowed amount of such Claim with
                                   interest at 5% per annum, or (c)
                                   upon such other terms determined
                                   by the Bankruptcy Court to
                                   provide the holder of such
                                   Allowed Priority Tax Claim
                                   deferred Cash payments having a
                                   value, as of the Effective Date, equal to
                                   the Allowed amount of such claim.

Class 1          Other Priority    Except to the extent that the holder of an     $           0(5)       100%      Unimpaired
                 Claims            Allowed Other Priority Claim has been paid by                                   (deemed to
                                   the Debtors prior to the Effective Date or                                        accept)
                                   has agreed to a different treatment of such
                                   Claim, each holder of an Allowed Other
                                   Priority Claim shall receive Cash in an
                                   amount equal to the Allowed amount of such
                                   Claim on the later of the
                                   Effective Date and the date such
                                   Claim becomes Allowed, or as soon
                                   thereafter as is practicable.

----------
(4) The estimate of Allowed Fee Claims assumes New Promissory Notes will be issued to certain professionals retained in these cases with respect to the accrued 20% holdback in fees accrued through November 30, 2004, except as such holdbacks may be further reduced or as may be agreed to by the respective professional. The estimate also assumes one month of accrued but unpaid fees and expenses for all professionals, and two months of accrued holdback for fees and expenses for all professionals after November 30, 2004.

(5) The Debtors are not currently aware of any Allowed Other Priority Claims. To the extent any such Allowed Claims exist, they will receive the treatment provided by the Plan and summarized herein.

Class 2          Secured Tax       Except to the extent that the holder of an     $           0(6)       100%     Unimpaired
                 Claims            Allowed Secured Tax Claim has been paid by                                     (deemed to
                                   the Debtors prior to the Effective Date or                                       accept)
                                   has agreed to a different treatment of such
                                   Claim, each holder of an Allowed Secured Tax
                                   Claim will receive, at the sole option of the
                                   Reorganized Debtors, (a) on the later of (x)
                                   the Effective Date, and (y) the date each
                                   Claim becomes Allowed, or as soon thereafter
                                   as is practicable, Cash in an amount equal to
                                   the Allowed amount of such Claim, including
                                   any interest required to be paid pursuant to
                                   Bankruptcy Code section 506(b), (b) deferred
                                   cash payments, over a period not exceeding
                                   six years after the date of assessment of
                                   such Claim, of a value, as of the Effective
                                   Date, equal to the allowed amount of such
                                   Claim with interest at 5% per annum, or (c)
                                   upon such other terms determined by the
                                   Bankruptcy Court to provide the holder of
                                   such Allowed Secured Tax Claim deferred Cash
                                   payments having a value, as of the
                                   Effective Date, equal to the
                                   Allowed amount of such Claim.

Class 3          Other Secured     The legal, equitable and contractual rights    $     920,605          100%      Unimpaired
                 Claims            of the holders of Allowed Other Secured                                         (deemed to
                                   Claims are unaltered by the Plan. Unless the                                    accept and
                                   holder of such a Claim has agreed to                                           not entitled
                                   different treatment of such Claim, on the                                        to vote)
                                   Effective Date, or as soon thereafter as
                                   reasonably practicable, each
                                   Allowed Other Secured Claim will
                                   be, at the option of the Debtors,
                                   (i) assumed, (ii) reinstated, or
                                   (iii) the underlying collateral
                                   will be surrendered.

Class 4          Leucadia          $25 million New Senior Note and                $ 170,212,632     undetermined    Impaired
                 Prepetition       100% of the shares of New Common                                     (8)       (entitled to
                 Claims            Stock(7)                                                                           vote)

----------

(6) The Debtors are not currently aware of any Allowed Secured Tax Claims. To the extent any such Allowed Claims exist, they will receive the treatment provided by the Plan and summarized herein.

(7) The New Common Stock issued to Leucadia will be subject to dilution of up to 15% by stock issued under the Management Restricted Stock Plan.

(8) The value of the New Common Stock to be distributed to Leucadia on account of its $170,212,632 in Leucadia Prepetition Claims has not been established, though all parties (including the Committee's financial advisor), have indicated they believe it is less than the amount of Leucadia's Prepetition Claim.

Class 5          Customer Claims   The rights of each holder of an Allowed        $      47,237          100%      Unimpaired
                                   Customer Claim with respect to deposits or                                      (deemed to
                                   credit balances it may hold shall be                                            accept and
                                   satisfied between the parties in the ordinary                                  not entitled
                                   course of the Reorganized Debtors' businesses.                                   to vote)
                                   The Reorganized Debtors assume
                                   all obligations for all Customer
                                   Claims according to their
                                   original terms.

Class 6          Convenience       Each holder of an Allowed                      $     963,000          15%        Impaired
                 Claims            Convenience Claim shall receive                                                (entitled to
                                   15% of such Claim in Cash on the                                                   vote)
                                   Effective Date, or as soon
                                   thereafter as is practicable.

Class 7          General           Each holder of an Allowed General Unsecurred                                     Impaired
                 Unsecured         Claim, excluding SBC and Verizon (to the       $    70-80           8.75% to   (entitled to
                 Claims            extent provided by the Verizon Settlement        million(11)           10%         vote)
                                   Agreement),(9) shall receive its Pro Rata
                                   share of $7.0 million in Cash,(10) plus
                                   such amount, if any, added to that
                                   amount pursuant to Section 6.20
                                   of the Plan.

Class 8          Subordinated      Holders of Subordinated Claims                      N/A                0%        Impaired
                 Claims            shall not receive any                                                           (deemed to
                                   distributions on account of such                                                reject and
                                   Claims and shall not receive or                                                not entitled
                                   retain any property under the                                                    to vote)
                                   Plan on account of such
                                   Subordinated Claims.

----------
(9)   See footnote 2 above.

(10) This amount shall be funded on the Effective Date of the Plan and held in a segregated, interest bearing escrow account for distribution to holders of Allowed Class 7 Claims in accordance with the distribution provisions of this Plan.

(11) The bar date for filing claims in these cases (other than claims of governmental units) was May 24, 2004. The Debtors have conducted a preliminary review of a claims database provided to them by Donlin, Recano & Company, Inc., the Debtors' claims agent in these cases. The database included amounts from all scheduled Claims and all filed Claims. In the aggregate, total filed and scheduled Claims reflected in the database exceed $8 billion (which includes duplicate Claims filed in each of the Debtors' 33 Chapter 11 Cases). Although it is not possible at this time to determine with specificity the aggregate amount of Allowed General Unsecured Claims that ultimately will be Allowed by the Bankruptcy Court, based on a preliminary analysis of the filed and scheduled Claims, the Debtors estimate that after eliminating, among other things, (i) Claims filed by Leucadia, (ii) Claims filed by SBC and Verizon, (iii) duplicative Claims, (iv) intercompany Claims and (v) priority Claims, the aggregate amount of General Unsecured Claims ultimately Allowed should be approximately $70-80 million. This estimate does not include rejection damage claims.

Class 9          Old Common        Holders of Old Common Stock              N/A             0%         Impaired
                 Stock Interests   Interests and Other Equity                                          (deemed to
                 and Other         Interests in ATX shall not                                          reject and
                 Equity            receive any distributions under                                    not entitled
                 Interests in ATX  the Plan on account of such Old                                     to vote)
                                   Common Stock Interests and Other
                                   Equity Interests in ATX.  All Old
                                   Common Stock Interests and Other
                                   Equity Interests in ATX will be
                                   deemed extinguished as of the
                                   Effective Date.

Class 10         Equity            Holders of Equity Interests              N/A             0%        Impaired
                 Interests         Securities Litigation Claims                                       (deemed to
                 Securities        shall not receive any                                              reject and
                 Litigation        distributions on account of such                                   not entitled
                 Claims            Claims and shall not receive or                                    to vote)
                                   retain any property under the
                                   Plan.

                           IMPORTANT NOTE ON ESTIMATES

            The estimates in the tables and summaries in this Disclosure Statement may differ from actual distributions because of variations in the asserted or estimated amounts of Allowed Claims, the existence of Disputed Claims and other factors. Statements regarding projected amounts of Claims or distributions (or the value of such distributions) are estimates by the Debtors based on current information and are not representations as to the accuracy of these amounts. Except as otherwise indicated, these statements are made as of January 19, 2005, and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any other time. Any estimates of Claims or interests in this Disclosure Statement may vary from the final amounts of Claims or interests allowed by the Bankruptcy Court.

            2.    SUMMARY OF DISTRIBUTIONS UNDER THE PLAN

            The following section describes more fully the distributions to be made to each Class of Claims under the Plan. This description is only a summary of certain important provisions of the Plan and should not replace careful review of the Plan. Each holder of a Claim should read the Plan carefully before voting. Please refer particularly to Article IV of the Plan, "Treatment of Claims and Equity Interests" and the liquidation analysis annexed as Exhibit 3 hereto for a more detailed description of the classification and treatment of Claims and Equity Interests provided under the Plan.

            DIP FACILITY CLAIMS. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Claims arising under the DIP Facility have not been classified. Unless otherwise agreed by Leucadia, on the Effective Date, Leucadia shall be paid 100% of the unpaid, non-contingent amount of the Leucadia DIP Claims pursuant to the terms of the underlying loan documentation.

            ADMINISTRATIVE EXPENSE CLAIMS. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims and Priority Tax Claims, as described below, have not been classified. Except (i) to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim has agreed to a less favorable treatment or (ii) as provided in Section
2.02 of the Plan with respect to Fee Claims, each holder of an Allowed Administrative Expense

Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

            In addition to ordinary course of business expenses, the Debtors expect that Administrative Expense Claims will consist of Fee Claims for the Debtors and the Committee. Such Fee Claims are difficult to estimate and will vary depending on the length of the Chapter 11 Cases and the complexity and length of any related litigation.

            FEE CLAIMS. All entities seeking an award by the Bankruptcy Court of compensation for Fee Claims shall (i) file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by no later than the date that is forty-five (45) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (ii) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are deemed Allowed by the Bankruptcy Court (A) no later than five (5) Business Days after the date such Fee Claim becomes an Allowed Fee Claim or (B) upon such other terms as may be mutually agreed upon between such holder of a Fee Claim and the Reorganized Debtors. Except to the extent satisfied by the issuance of the New Promissory Notes, the Reorganized Debtors shall reserve and segregate Cash in an amount equal to accrued but unpaid Fee Claims as of the Effective Date, which Cash shall be used, until all Allowed Fee Claims have been paid in full, solely for the payment of Allowed Fee Claims. Objections to Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than seventy-five (75) days after the Effective Date.

            PRIORITY TAX CLAIMS. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to five percent (5.0%), over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim, or (iii) upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim.

                  INTEREST WILL NOT ACCRUE AFTER PETITION DATE

            Unless otherwise specified in the Plan or by order of the Bankruptcy Court, no interest will accrue or be paid on an Allowed Claim, for any purpose, on or after the Petition Date.

            CLASS 1 - OTHER PRIORITY CLAIMS

            VOTING. Class 1 is unimpaired and deemed to accept the Plan. For this reason, holders of Other Priority Claims are not entitled to vote on the Plan.

            TREATMENT UNDER PLAN. Except to the extent that the holder of an Allowed Other Priority Claim has been paid by the Debtors prior to the Effective Date or has agreed to a different treatment of such claim, each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim on the later of (i) the Effective Date and (ii) the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim or as soon thereafter as is practicable.

            CLASS 2 - SECURED TAX CLAIMS

            VOTING. Class 2 is unimpaired and deemed to accept the Plan. Each holder of an Allowed Secured Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            TREATMENT UNDER PLAN. Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or has agreed to a different treatment of such claim, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to Bankruptcy Code section 506(b), on the later of the Effective Date and the date such Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to five percent (5.0%) over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

            CLASS 3 - OTHER SECURED CLAIMS

            VOTING. Class 3 is unimpaired by the Plan. Each holder of an Other Secured Claim shall be deemed to be a member of a separate Class. Each such Class is not entitled to vote to accept or reject the Plan because it is unimpaired and conclusively deemed to have accepted the Plan, pursuant to section 1126(f) of the Bankruptcy Code. Schedule 4.03 to the Plan lists the holders of Other Secured Claims of which the Debtors are currently aware.

            TREATMENT UNDER PLAN. The legal, equitable and contractual rights of the holders of Allowed Other Secured Claims are unaltered by the Plan. Unless the holder of an Allowed Other Secured Claim has agreed to a different treatment of such claim, each holder of an Allowed Other Secured Claim shall receive as of the Effective Date, or as soon thereafter as is reasonably practicable, one of the following alternative treatments, at the option of the Debtors:

            Package A. The applicable Reorganized Debtors shall execute a written undertaking in favor of the holder of such Claim, whereby the Reorganized Debtors assume such Claim and leave unaltered such holder's legal, equitable and contractual rights with respect to such Claim.

            Package B. Notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, the applicable Reorganized Debtor(s) shall: (i) cure any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (ii) reinstate the maturity of such Claim as such maturity existed before such default, (iii) compensate the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) execute a written undertaking in favor of such holder whereby the applicable Reorganized Debtor(s) assume such Claim and do not otherwise alter the legal, equitable or contractual rights of such holder with respect to such Claim.

            Package C. The applicable Reorganized Debtors shall surrender to the holder all Collateral securing such holder's Other Secured Claim and such holder shall be deemed to hold an Allowed General Unsecured Claim, if and to the extent that the Bankruptcy Court determines that the value of the holder's collateral was less than its total Allowed Other Secured Claim.

            CLASS 4 - LEUCADIA PREPETITION CLAIM

            VOTING. Class 4 is Impaired by the Plan. Leucadia, the sole holder of Leucadia Prepetition Claim, is entitled to vote to accept or reject the Plan.

            TREATMENT UNDER PLAN. Leucadia shall receive the $25 million New Senior Note and 100% of the New Common Stock in full satisfaction of the Leucadia Prepetition Claim. The New Common Stock shall be subject to dilution for New Common Stock which may thereafter be issued pursuant to the New Management Restricted Stock Plan.

            CLASS 5 - CUSTOMER CLAIMS

            VOTING. Class 5 is unimpaired by the Plan. Each holder of a Customer Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            TREATMENT UNDER PLAN. The rights of each holder of an Allowed Customer Claim with respect to deposits or credit balances it may hold shall be satisfied between the parties in the ordinary course of the Reorganized Debtors' businesses. The Reorganized Debtors assume all obligations for all Customer Claims according to their original terms.

            CLASS 6 - CONVENIENCE CLAIMS

            VOTING. Class 6 is Impaired by the Plan. Each holder of an Allowed Convenience Claim is entitled to vote to accept or reject the Plan.

            TREATMENT UNDER PLAN. Each holder of an Allowed Convenience Claim shall receive 15% of that Claim in Cash on the Effective Date or as soon thereafter as is practicable.

            CLASS 7 - GENERAL UNSECURED CLAIMS

            VOTING. Class 7 is Impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

            TREATMENT UNDER PLAN. Each holder of an Allowed General Unsecured Claim, excluding SBC, and Verizon to the extent provided by the Verizon Settlement Agreement, shall receive its Pro Rata share of the Class 7 Cash Amount. Pursuant to the Verizon Settlement Agreement, Verizon has waived its right to receive any distribution in respect of the Verizon Unsecured Prepetition Claim (as defined in the Verizon Settlement Agreement), unless and until the holders of Class 7 Claims have received distributions equal to at least fifteen percent (15%) of the aggregate Allowed amount of such claims. If the holders of Class 7 Claims receive distributions under the Plan equal to fifteen percent (15%) of the aggregate Allowed amount of their Allowed Class 7 Claims, Verizon shall be entitled to share in any additional distributions available for Class 7 on a Pro Rata basis, taking into account the amount of the Verizon Unsecured Prepetition Claim. SBC shall receive its distributions pursuant to the SBC Settlement Agreement and not from the Class 7 Cash Amount.

            CLASS 8 - SUBORDINATED CLAIMS

            VOTING. Class 8 is Impaired by the Plan. The holders of Subordinated Claims are deemed to reject the Plan and, therefore, are not entitled to vote on the Plan.

            TREATMENT UNDER PLAN. The holders of Subordinated Claims shall not receive any distributions on account of such Claims and shall not receive or retain any property under the Plan.

            CLASS 9 - OLD COMMON STOCK INTERESTS AND OTHER EQUITY INTERESTS IN
ATX

            VOTING. Class 9 is Impaired by the Plan. The holders of Old Common Stock Interests or Other Equity Interests in ATX are deemed to reject the Plan and, therefore, are not entitled to vote on the Plan.

            TREATMENT UNDER PLAN. The holders of Old Common Stock Interests or Other Equity Interests in ATX shall not receive any distributions on account of such interests. On the Effective Date, all Old Common Stock Interests and Other Equity Interests in ATX shall be extinguished.

            CLASS 10 - EQUITY INTEREST SECURITIES LITIGATION CLAIMS

            VOTING. Class 10 is Impaired by the Plan. Each holder of an Equity Interests Securities Litigation Claim is deemed to reject the Plan and, therefore, is not entitled to vote on the Plan.

            TREATMENT UNDER PLAN. The holders of Equity Interests Securities Litigation Claims shall not receive or retain any property under the Plan.

H.          CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

            The Plan provides for the cancellation on the Effective Date, without any further action by the Debtors, of all the agreements, instruments and other documents evidencing any Claim or Equity Interest, other than a Claim that is reinstated and rendered unimpaired under the Plan, or Equity Interest held by a Debtors in any subsidiary, and the Debtors shall be discharged of all obligations under such cancelled documents, agreements and instruments.

I.          CONFIRMATION HEARING

            The Court will hold the Confirmation Hearing at the following time and place:

                              CONFIRMATION HEARING

            DATE AND TIME: ________, 2005 at _____ (New York City time).

            PLACE: United States Bankruptcy Court, Southern District of New York, New York, New York, Courtroom 701.

            JUDGE: Bankruptcy Judge Prudence Carter Beatty

            The Confirmation Hearing may be adjourned from time to time on announcement in the Bankruptcy Court on or before the scheduled date for the hearing. No further notice will be required to adjourn the hearing.

            At the Confirmation Hearing, the Bankruptcy Court will:

            - determine whether sufficient majorities in number and amount from each Voting Class have delivered properly executed Ballots accepting the Plan to confirm the Plan;

            - hear and determine objections, if any, to the Plan and to confirmation of the Plan that have not been previously disposed of;

            - determine whether the Plan meets the confirmation requirements of the Bankruptcy Code; and

            -     determine whether to confirm the Plan.

            Any objection to confirmation of the Plan must be in writing and filed and served as required by the Bankruptcy Court under the order approving this Disclosure Statement. That order requires any objections to the confirmation of the Plan to be served so as to be received on or before 4:00 p.m. (New York City time) on ________, 2005 by the following persons:

      - the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, NY 10004,
            Attn.: Pamela J. Lustrin, Esq.;

      - Counsel for the Debtors, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, Attn.: Paul Shalhoub, Esq. and Dan McElhinney, Esq.;

      - the Debtors, ATX Communications, Inc., 2100 Renaissance Boulevard, King of Prussia, PA 19406, Attn.: Stephen Marotta;

      - Counsel for the Committee, Brown Rudnick Berlack Israels LLP, 120 West 45th St., New York, NY 10036, Attn.: John Biedermann, Esq.; and

      - Counsel for Leucadia, Stutman, Treister & Glatt, 1901 Avenue of the Stars, Suite 1200, Los Angeles, CA 90067, Attn.: Jeffrey C. Krause, Esq. and Eric D. Goldberg, Esq.

                  II.   PRINCIPAL CHARACTERISTICS OF NEW ATX SECURITIES

               THE FOLLOWING SUMMARY IS NOT A COMPLETE DESCRIPTION
                      OF THE PLAN OR THE NEW ATX SECURITIES

            This section provides a summary of the securities to be issued on or after the Effective Date and certain other matters contemplated to occur under or in connection with confirmation of the Plan. This summary highlights certain substantive provisions of the Plan, but is not, nor is it intended to be, a complete description of the Plan or the New ATX Securities or a substitute for a full and complete reading of the Plan and the Plan Supplement and their exhibits.

            The Debtors encourage you to read the entire Plan and the Plan Supplement and their exhibits carefully before deciding how to vote on the Plan.

            The Plan provides that the capital structure of the Reorganized Debtors will be comprised of the New Senior Note (which shall include loans and obligations under the Exit Facility), the New Promissory Notes and the New Common Stock. The principal features of the New ATX Securities are summarized below and the principal terms of the Exit Facility are described in Section III, "Implementation of the Plan."

A.          NEW SENIOR NOTE

            The New Senior Note shall be issued to Leucadia in accordance with
Section 4.04(b) of the Plan. Subject to revision or modification prior to the Effective Date, the New Senior Note shall have an aggregate face amount equal to the sum of (x) $25 million, plus (y) the amount of the $25 million Exit Facility that is drawn on the Effective Date. The terms and conditions of the New Senior Note shall be substantially similar in all material respects to those contained in the form of the New Senior Note to be filed as part of the Plan Supplement.

B.          NEW PROMISSORY NOTES

            The New Promissory Notes shall be issued pursuant to Section 5.02 of the Plan to the persons and entities identified in Exhibit E to the Plan, which exhibit also sets forth the stated principal amount to be issued to each holder of a New Promissory Note. Subject to revision or modification prior to the Effective Date, the New Promissory Notes, which shall be issued by Reorganized ATX and guaranteed by certain Reorganized Debtors, shall have an aggregate face value of $2 million and shall be substantially similar in all material respects to those contained in the form of New Promissory Note to be filed a part of the Plan Supplement.

C.          NEW COMMON STOCK

            The Debtors expect that an aggregate of 850,000 shares of New Common Stock will be authorized to be issued under the Plan.

            Subject to revision and modification prior to the Effective Date, the New Common Stock shall have a par value of $0.01 per share and such rights with respect to dividends, liquidation, voting, and other matters as are provided for by applicable nonbankruptcy law and in the Reorganized ATX Certificate of Incorporation and the Reorganized ATX By-laws. Leucadia or its designee will own 100% of the New Common Stock issued on the Effective Date.

            The New Common Stock will not be publicly traded.

D.          REORGANIZED ATX CERTIFICATE OF INCORPORATION AND REORGANIZED ATX
            BY-LAWS

            A copy of the Reorganized ATX Certificate of Incorporation and Reorganized ATX By-laws will be included in the Plan Supplement.

                         III. IMPLEMENTATION OF THE PLAN

            If the Plan is confirmed and approved by the Bankruptcy Court, it will be implemented through Article V and other provisions of the Plan.

A.          COMPROMISE AND SETTLEMENT OF CERTAIN CLAIMS

            The Plan and Disclosure Statement shall be deemed a motion and constitute the Debtors' request for approval, pursuant to Bankruptcy Rule 9019, of a good faith compromise and settlement of all Claims, Equity Interests and controversies resolved pursuant to the Plan, including the Claims asserted in the Committee Complaint and the Claims and controversies settled and resolved pursuant to the Verizon Settlement Agreement and the SBC Settlement Agreement (the "Global Compromise"). The legal and factual bases supporting approval of the Global Compromise will be set forth in the Debtors' brief in support of confirmation of the Plan. Copies of the SBC Settlement Agreement and the Verizon Settlement Agreement are annexed to the Plan as Exhibits C and D, respectively.

            1.    THE VERIZON COMPROMISE AND SETTLEMENT

            The Plan incorporates the compromise and settlement of certain Claims and issues between the Debtors and Verizon that are being resolved by the Verizon Settlement Agreement. The principal terms of the Verizon Settlement provide that the Debtors will assume certain of their executory contacts with Verizon and reject others, and in connection with the assumption of certain of its agreements with Verizon, the Debtors will, (a) make a cure payment to Verizon in the amount of $16.5 million, (b) allow the balance of Verizon's Claim as a General Unsecured Claim in the aggregate Allowed amount of $37.5 million (although Verizon has agreed that it will not be entitled to recover on account of such Claim unless and until the recovery of other holders of Allowed General Unsecured Claims exceeds 15%), (c) sell or close down certain of their operations in the states of New York and Massachusetts within 90 days of the Effective Date, subject to the receipt of any necessary regulatory approvals, and (d) make certain additional payments to Verizon in the event that any other executory contract party to whom the Debtors make a cure payment in excess of $500,000 receives a recovery on account of its cure claim that, on a percentage basis, exceeds the cure recovery percentage received by Verizon pursuant to the Verizon Settlement Agreement. Pursuant to the Verizon Settlement Agreement, the Debtors also must deliver written releases in favor of Verizon by the executive officers designated in Attachment 4 to the Verizon Settlement Agreement.

            The negotiations resulting in the Verizon Settlement Agreement were conducted in good faith and at arm's length, and the Verizon Settlement Agreement is of benefit to the Debtors' estates and represents a fair, necessary and reasonable compromise of the Claims asserted by Verizon and related issues. As of the Effective Date, to the extent it has not already been approved by a Final Order, the Verizon Settlement Agreement shall be deemed approved in all respects as if by a Final Order and all Claims held or asserted by Verizon shall be allowed and/or treated in the manner specified in the Verizon Settlement Agreement. If not already effective by its terms, the Verizon Settlement Agreement shall become effective on the Effective Date and the parties thereto shall take all steps necessary to effectuate such agreement pursuant to the terms thereof. The Verizon Settlement Agreement also provides that Verizon shall have 15 days from the date of filing of the Plan and related Plan Documents to review such documents and terminate the Verizon Settlement Agreement if Verizon does not find such documents acceptable.

            The Verizon Settlement Agreement contains a provision requiring that the Debtors consummate a Plan that complies with such agreement (a "Complying Plan") by no later than May 31, 2005. If the Effective Date of a Complying Plan does not occur by May 31, 2005, all Parties and Leucadia will have the option to declare the settlement agreement null and void.

            2.    THE SBC COMPROMISE AND SETTLEMENT

            The Plan incorporates the compromise and settlement of certain claims and issues between the Debtors and SBC that are being resolved by the SBC Settlement Agreement. The principal terms of the SBC Settlement Agreement provide that, in consideration for SBC's support of the Plan, the Debtors will sell or shutdown certain of their Mid-West CLEC operations, businesses which, in the past, have relied heavily on interconnection agreements with SBC for the provision of their services. SBC will receive 45% of the net proceeds of the sale of the Mid-West operations in full and final satisfaction of SBC's Claim(s) against the Debtors, as more fully described in the settlement agreement. If 45% of the net proceeds of such sale, divided by SBC's Allowed General Unsecured Claim, is less than the Pro Rata distribution to Class 7 Claim holders, then SBC will be entitled to the same Pro Rata distribution as the other holders of Allowed Class 7 Claims. Leucadia has agreed that SBC's Allowed General Unsecured Claim will be satisfied from funds of the Reorganized Debtors or Leucadia rather than the Class 7 Cash Amount, regardless of whether the sale proceeds are sufficient or the Mid-West CLEC assets are sold.

            The negotiations resulting in the SBC Settlement Agreement were conducted in good faith and at arm's length, and the SBC Settlement Agreement is of benefit to the Debtors' estates and represents a fair, necessary and reasonable compromise of the Claims asserted by SBC and related issues. As of the Effective Date, to the extent it has not already been approved by a Final Order, the SBC Settlement Agreement shall be deemed approved in all respects as if by a Final Order and all Claims held or asserted by SBC shall be allowed and/or treated in the manner specified in the SBC Settlement Agreement. If not already effective by its terms, the SBC Settlement Agreement shall become effective on the Effective Date and the parties thereto shall take all steps necessary to effectuate such agreement pursuant to the terms thereof.

            The SBC Settlement Agreement contains a provision requiring that the Debtors consummate a Complying Plan by no later than May 31, 2005. If the Effective Date of a Complying Plan does not occur by May 31, 2005, SBC will have the right to withdraw its support for the Plan and to oppose its approval.

            3.    SETTLEMENT WITH COMMITTEE; DISMISSAL OF THE COMMITTEE
                  COMPLAINT

            The Plan incorporates the compromise and settlement between the Debtors, the Committee and Leucadia concerning, among other things, (i) the form and amount of consideration to be provided to holders of Allowed Class 7 Claims under the Plan, (ii) the Committee Complaint against Leucadia and JPMorgan Chase Bank, and (iii) the Committee's motion to dismiss the Chapter 11 Cases or, alternatively, for the appointment of a trustee (the "Dismissal/Trustee Motion"). The Plan also resolves, and represents a compromise and settlement of, the Committee's objections to the Verizon Settlement Agreement and the SBC Settlement Agreement. Upon the occurrence of the Effective Date of the Plan, both the Committee Complaint and the Dismissal/Trustee Motion shall be deemed dismissed with prejudice without any further action by the Bankruptcy Court or any other party. The parties have agreed that neither the Committee Complaint nor the Dismissal/Trustee Motion will be prosecuted during the period preceding the Effective Date.

B.          THE NEW PROMISSORY NOTES

            Through Court-guided mediation, the parties agreed that Class 7 will receive a $7.0 million Cash distribution. During the mediation, Leucadia proposed that a portion of the consideration to be distributed to holders of Allowed Class 7 Claims be made in the form of a $2 million unsecured note. The Committee, however, desired that the entire distribution be made in Cash. Given this impasse, the Debtors took the initiative to identify and seek alternative parties (listed on Exhibit E to the Plan) who, in order to facilitate the Debtors' emergence from chapter 11, will make cash contributions and/or waive certain Administrative Expense Claims against the Debtors in exchange for New Promissory Notes. This notes-funding process will provide the Debtors with the additional liquidity needed to fully fund $2 million of the $7.0 million Cash distribution to holders of Allowed Class 7 Claims. A summary of the parties receiving New Promissory Notes and the consideration each is providing is set forth in Exhibit E to the Plan.

C.          SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

            The Plan and this Disclosure Statement shall be deemed a motion and constitute the Debtors' request for approval, pursuant to Bankruptcy Code section 105(a), of the substantive consolidation of the Debtors for all purposes related to the Plan, including for purposes of voting, confirmation, and distribution. The legal and factual bases supporting substantive consolidation will be set forth in the Debtors' brief in support of confirmation of the Plan.

            Unless an objection to consolidation is made in writing by any creditor affected by the Plan on or before 4:00 p.m. (New York City time), on the date that is ten (10) days before the Confirmation Hearing, or such other date as may be fixed by the Bankruptcy Court, the deemed consolidation proposed by this Plan may be approved by the Bankruptcy Court at the Confirmation Hearing. In the event any such objections are timely filed, a hearing with respect thereto shall be scheduled by the Bankruptcy Court, which hearing may, but need not, coincide with the Confirmation Hearing.

            On and after the Effective Date, (i) all assets and liabilities of the Debtors shall be treated as though they were merged, (ii) no distributions shall be made under the Plan on account of any Claim held by a Debtor against any other Debtor, (iii) no distributions shall be made under the Plan on account of any Equity Interest held by a Debtor in any other Debtor, (iv) all guarantees of any Debtors of the obligations of any other Debtor shall be eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor, and any joint or several liability of any of the Debtors shall be one obligation of the substantively consolidated Debtors, and (v) each and every Claim filed or to be filed in the Chapter 11 case of any of the Debtors shall be deemed filed against all of the Debtors, and shall be one Claim against and obligation of the substantively consolidated Debtors.

            The substantive consolidation effected pursuant to Section 5.03(a) of the Plan shall not (other than for purposes related to funding distributions under the Plan and as set forth above in this section) affect: (i) the legal and organizational structure of the Debtors, (ii) pre and post-Petition Date guarantees, Liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (B) pursuant to the Plan, (iii) defenses to any Cause of Action or requirements for any third party to establish mutuality in order to assert a right of setoff, and
(iv) distributions out of any insurance policies or proceeds of such policies.

D.          INTERCOMPANY CLAIMS

            On the Effective Date, all intercompany Claims between and among the Debtors shall be eliminated by either offset, the contribution or distribution of such Claims, or otherwise (as determined by the Debtors).

E.          EXIT FACILITY

            Leucadia shall provide the Exit Facility to the Reorganized Debtors. Subject to revision and modification prior to the Effective Date, it is expected that the Exit Facility will include the principal terms set forth on Exhibit B to the Plan, which also are set forth below:

Credit Facility:                           A senior secured facility of up to $25 million

Borrower:                                  Reorganized ATX

Guarantors:                                All Subsidiaries

Initial Lender:                            Leucadia

Interest Rate:                             10%

Fees:                                      None

Security:                                  Liens on and security interests in
                                           substantially all of the Reorganized
                                           Debtors' assets, subject only to (i)
                                           any lien and security interest that
                                           has been or may be granted to Verizon
                                           or SBC pursuant to the terms of the
                                           Verizon Adequate Assurance
                                           Stipulation, the Verizon Settlement
                                           Agreement, the SBC Adequate Assurance
                                           Stipulation, or the SBC Settlement
                                           Agreement; (ii) any lien or security
                                           interest securing an Allowed Other
                                           Secured Claim that has been that has
                                           been unimpaired by the Plan; and
                                           (iii) any other
                                           Liens to which Leucadia consents.

Initial Conditions Precedent:              Confirmation and Consummation of Plan and execution of documents.

Representations and Warranties:            Customary for transactions of this type.

Covenants                                  Customary for transactions of this type.

Events of Default:                         Customary for transactions of this type.

F.          [INTENTIONALLY OMITTED]

G.          RESTRUCTURING TRANSACTIONS

            On or as of the Effective Date, within the sole and exclusive discretion of the Debtors, the Debtors may, notwithstanding any other transactions described in the Plan, but provided there are no material adverse tax consequences to the Debtors, (i) cause any or all of the Debtors to be merged into one or more of the Debtors, dissolved, or otherwise consolidated,
(ii) cause the transfer of assets between or among the Debtors, (iii) transfer any assets identified in the Plan Supplement, including without limitation the Debtors' Internet service provider business and/or commercial or residential telephone service business in the Midwest region; provided, however, any sale of material assets will be subject to a motion for authority to sell under Bankruptcy Code section 363, or (iv) engage in any other transaction in furtherance of the Plan. Any such transaction shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession, or the Reorganized Debtors. It is the present intention of the Debtors to utilize this provision to merge, dissolve, or otherwise consolidate certain of its Subsidiaries, including numerous Debtors-entities involved in the Debtors' local exchange carrier business, and transfer certain executory contracts, unexpired leases, and other assets to the surviving Subsidiaries. A list of the Subsidiaries that will be merged or dissolved will be included in the Plan Supplement.

            The mergers, transfers of assets, dissolutions, consolidations, change in control resulting from the issuance of the New Common Stock, the consummation of the Exit Facility, the issuance of the New Senior Note and the New Promissory Notes and other transactions contemplated in Section 5.05 and elsewhere in the Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals notwithstanding any federal or state rules or regulations requiring approval of such matters in the case of a regulated carrier, and without any requirement or further action by the Debtors, Reorganized Debtors, or any entity created to effectuate the provisions of the Plan. All current customers will continue to receive service under the same rates, terms and conditions as they currently enjoy, except as such rates, terms and conditions may be modified in the ordinary course of business or by agreement of the parties. Where required, Tariffs of Subsidiaries that will be merged or dissolved pursuant to Section
5.05 of the Plan will be appropriately incorporated into existing or new Tariffs of surviving entities. State and local regulatory commissions will be able to review these Tariff changes to assure that consumers' rights are fully protected.

            Subject to the foregoing restructuring transactions, if any, Equity Interests held by any Debtors in any other Debtors, other than Equity Interests in ATX, shall be reinstated in exchange for Reorganized ATX's agreement to cause the distributions provided for under this Plan to holders of Allowed Claims in accordance with the terms of this Plan.

H.          CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

            On the Effective Date, any document, agreement, or instrument evidencing any Claim or Equity Interest, other than a Claim that is reinstated and rendered unimpaired under the Plan or Equity Interest held by a Debtor in any Subsidiary, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors under such documents, agreements, or instruments evidencing such Claims and Equity Interests, as the case may be, shall be discharged; provided, however, that the Convertible Notes and Indenture shall continue in effect solely for purposes of (i) allowing the holders of Allowed Claims in respect of the Convertible Notes and the Indenture to received their distributions under the Plan, (ii) allowing the Indenture Trustee to make the distributions to be made on account of the Convertible Notes, and (iii) permitting the Indenture Trustee to assert its Indenture Trustee Charging Lien against such distrbutions for payment of the Indenture Trustee Fee.

I.          INDENTURE TRUSTEE'S FEES AND EXPENSES

            Notwithstanding any provision contained in the Plan to the contrary, the Reorganized Debtors shall be authorized to pay in Cash an amount not to exceed $25,000.00 (the "Indenture Trustee Fee Satisfaction") in the aggregate in respect of the Indenture Trustee Fee no later than twenty (20) Business Days after the Effective Date as an Administrative Expense Claim, without the need for application to, or approval of, any court; provided, that, the Indenture Trustee shall have provided the Debtors with one or more invoices in respect of the Indenture Trustee Fee, with reasonable detail to allow the Debtors to evaluate the reasonableness of the invoice(s), no later five (5) Business Days after the Effective Date. In the event the Debtors dispute the reasonableness of one or more invoices, the Debtors shall pay the undisputed portion (not to exceed the Indenture Trustee Fee Satisfaction) of the invoice(s) to the Indenture Trustee, but no payment shall be required to be made to the Indenture Trustee with respect to the disputed portion until such dispute is consensually resolved by agreement of the Reorganized Debtors and the Indenture Trustee or determined by the Bankruptcy Court. Notwithstanding the foregoing, in the event that the Indenture Trustee does not agree to accept the Indenture Trustee Fee Satisfaction in full and final payment and satisfaction of the Debtors' and Reorganized Debtors' obligations in respect of the Indenture Trustee Fee and/or any Administrative Expense Claims (including substantial contribution claims under section 503(b) of the Bankruptcy Code) the Indenture Trustee may hold against the Debtors and Reorganized Debtors, no payment shall be required to be made to the Indenture Trustee pursuant to Section 5.09 of the Plan. Except as provided in Section 5.09 of the Plan, neither the Debtors nor Reorganized Debtors shall be responsible for payment of any other amount in respect of the Indenture Trustee Fee. Notwithstanding any other provision of the Plan to the contrary, the Indenture Trustee shall have the right to assert the Indenture Trustee Charging Lien only against the distribution to be made to holders of Allowed Convertible Notes Claims in order to recover any portion of the Indenture Trustee Fee that remains unpaid after payment of the Indenture Trustee Fee Satisfaction or any part thereof.

J.          APPLICABILITY OF U.S. FEDERAL AND OTHER SECURITIES LAWS

   THE ISSUANCE AND RESALE OF THE NEW ATX SECURITIES RAISES ISSUES UNDER U.S.
                     FEDERAL AND U.S. STATE SECURITIES LAWS.

            The issuance and resale of the New ATX Securities under the Plan raise certain securities law issues under the Bankruptcy Code and applicable foreign and U.S. federal and state securities laws. Leucadia and each of those receiving New ATX Securities should consult its own legal counsel concerning the facts and circumstances relating to the transfer of the New ATX Securities.

            No registration statement or other filing will be made under the Securities Act or any state securities laws relating to the offer and distribution on the Effective Date under the Plan of the New ATX Securities. Except as set forth below with respect to the issuance of New Promissory Notes to certain parties, the Debtors believe that the provisions of section 1145(a)(l) of the Bankruptcy Code exempt the offer and distribution of the New ATX Securities on the Effective Date under the Plan from federal and state securities registration and filing requirements.

            1.    OFFER AND SALE OF SECURITIES UNDER FEDERAL SECURITIES LAWS

            Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if the following three principal requirements are satisfied:

            - the securities must be offered and sold "under a plan" of reorganization and must be securities of the debtor, of an affiliate "participating in a joint plan" with the debtor or of a successor to the debtor under the plan;

            - the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor or such affiliate; and

            - the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property.

The Debtors believe that the offer and sale of the New ATX Securities under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration and other filing requirements under the Securities Act and U.S. state securities laws, except with respect to the issuance of the New Promissory Notes to those entities that do not contribute a claim against the Debtors, whether entirely or "principally," in consideration for the issuance of such New Promissory Notes (the "Non-Claimants").

            Issuances of the New Promissory Notes to the Non-Claimants will be effected pursuant to Rule 506 of Regulation D promulgated under the Securities Act. Securities offerings under Regulation D are exempt from the registration requirements of the Securities Act and U.S. state securities laws. The principal requirements for a securities offering to fall within the exemption provided by Rule 506 of Regulation D are as follows:

            - the offering may have an unlimited number of "accredited investors" (as defined in Rule 501 of Regulation D) but not more than 35 non-accredited investors (subject to certain information requirements), each of which non-accredited investors the issuer of the offered securities must reasonably believe to be capable, either alone or together with such investor's "purchaser representative" (as defined in Rule 501 of Regulation D), of evaluating the merits and risks of the investment in the offered securities; and

            - the offering may not be effected via any form of general solicitation or general advertisement by the issuer of the offered securities or any person or entity acting on the issuer's behalf.

The Debtors intend to effect the offer and sale of the New Promissory Notes to the Non-Claimants pursuant to the requirements of Rule 506 of Regulation D and, therefore, believe such offer and sale will be exempt from registration under the Securities Act and U.S. state securities laws.

            2.    SUBSEQUENT TRANSFERS UNDER U.S. FEDERAL SECURITIES LAWS

            The New Senior Note and the New Common Stock distributed to Leucadia under the Plan will be "restricted securities" within the meaning of Rule 144 under the Securities Act because Leucadia will be deemed an "underwriter" with respect to such securities and the New Senior Note and the New Common Stock therefore will not be freely tradable. Further, a New Promissory Note may be considered a "restricted security" to the extent the entity to which such note is issued is deemed to be an "underwriter" with respect to such security.

K.          PROVISIONS REGARDING DISTRIBUTIONS UNDER THE PLAN

            1.    DISBURSING AGENT

            All distributions under the Plan shall be made by the Disbursing Agent. Notwithstanding anything to the contrary contained in the Plan, neither the Disbursing Agent's duties and responsibilities, nor any indemnification obligations owing to the Disbursing Agent, shall be funded by the Class 7 Cash Amount.

            2.    DISTRIBUTIONS OF CASH

            Any payment of Cash made by the Disbursing Agent pursuant to the Plan shall, at the Disbursing Agent's option, be made by: (i) check drawn on a domestic bank made payable to the holder of the Allowed Claim and mailed by regular first class mail; (ii) by wire transfer of immediately available funds; or (iii) by such other means reasonably calculated to effectuate the Cash distribution.

            3.    TIMING OF DISTRIBUTIONS

            Generally, in the event that any payment, distribution, or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or distribution or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

            Distributions to Allowed Class 6 Claims and Allowed Class 7 Claims shall be made on the Effective Date or as soon thereafter as reasonably practicable. To the extent there exist unresolved Disputed Claims in Class 7 on the Effective Date or distribution date, the Disbursing Agent shall make Pro Rata distributions to holders of Allowed Claims in Class 7 subject to reasonable reserves for existing Disputed Claims (which reserves shall be determined by the Reorganized Debtors in good faith, after consultation with the Committee, and consistent with the Debtors' and Reorganized Debtors' obligations under Section
7.07 of the Plan). Thereafter, as Disputed Claims become resolved, distributions to Allowed Claims in Class 7 shall occur on no less than a quarterly basis (unless during a particular quarter there has been no change in the status of the applicable Disputed Claims reserve or such a small change that the amount available for distribution is less than $250,000).

            4.    DISTRIBUTIONS

            Subject to Bankruptcy Rule 9010, all distributions under the Plan to holders of Allowed Claims shall be made to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Distribution Record Date, unless the Debtors or, on and after the Effective Date, the Reorganized Debtors, have been notified in writing of a change of address, including, without limitation, by the timely filing of a proof of claim by such holder that provides an address for such holder different from the address reflected on the Schedules. In the event that any distribution to any such holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that, at the expiration of one (1) year from the

Effective Date such distributions shall be deemed unclaimed property and shall be treated in accordance with Section 6.15 of the Plan.

            5.    DISTRIBUTIONS TO HOLDERS OF CONVERTIBLE NOTE CLAIMS

            Notwithstanding any provision contained in the Plan to the contrary, the distribution provisions contained in the Indenture shall continue in effect to the extent necessary to authorize the Indenture Trustee to receive and distribute to holders of Allowed Convertible Note Claims distributions pursuant to the Plan on account of Allowed Convertible Note Claims and shall terminate completely upon completion of all such distribution.

            6.    HOLDERS AS OF THE DISTRIBUTION RECORD DATE

            As of the close of business on the Distribution Record Date, (i) the claims register maintained in the Chapter 11 Cases shall be closed, (ii) the transfer books and records of the Convertible Notes as maintained by the Indenture Trustee and/or the Depository Trust Company shall be closed and (iii) any transfer of a Convertible Note Claim or any interest therein shall be prohibited. The Debtors, the Reorganized Debtors and the Indenture Trustee shall have no obligation to recognize any transfer of any Claim (including Convertible Note Claims) occurring after 5:00 p.m. (New York City time) on the Distribution Record Date, and shall instead be entitled to recognize and deal for all purposes under the Plan with only those holders of record as of 5:00 p.m. (New York City time) on the Distribution Record Date.

            7.    PAYMENTS TO BE MADE TO INDENTURE TRUSTEE

            The distributions to be made under the Plan to holders of Allowed Convertible Note Claims shall be made to the Indenture Trustee, which, subject to the right of the Indenture Trustee to assert its Indenture Trustee Charging Lien against such distributions as and to the extent provided in the Indenture, shall transmit the distributions to the holders of such Allowed Convertible Note Claims.

            8.    ADDITIONAL TRUSTEE'S FEES AND EXPENSES

            To the extent that the Indenture Trustee provides services related to distributions pursuant to the Plan, the Indenture Trustee will receive from the Reorganized Debtors, without further court approval, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services; provided, however, that the amount of such compensation and reimbursement is subject to their terms being agreed to by the Indenture Trustee and the Reorganized Debtors.

            9.    INDENTURE TRUSTEE AS CLAIMS HOLDER

            Consistent with Bankruptcy Rule 3003(c), the Reorganized Debtors shall recognize proof of claim numbered 441 filed by the Indenture Trustee in respect of the Convertible Note Claims, which proof of claim shall remain subject to the allowance provisions of this Plan. Accordingly, any Claim, proof of which is filed by the registered or beneficial holder of a Convertible Note Claim, shall be deemed disallowed as duplicative of the Claim of the Indenture Trustee, without the need for any further action by the Debtors or the Reorganized Debtors or Bankruptcy Court order.

            10.   MINIMUM DISTRIBUTIONS

            No payment of Cash of less than ten dollars ($10) shall be made by the Reorganized Debtors to any holder of a Claim unless a request therefor is made in writing to the Reorganized Debtors.

            11.   MANNER OF PAYMENT UNDER THE PLAN

            All distributions of Cash to the creditors of each of the Debtors under the Plan shall be made by, or on behalf of, the applicable Reorganized Debtors.

            12.   FRACTIONAL SHARES

            No fractional shares of New Common Stock shall be distributed under the Plan.

            13.   UNCLAIMED DISTRIBUTIONS

            All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under Bankruptcy Code section 347(b). All such distributions shall revest in the Reorganized Debtors (other than unclaimed property in respect of Class 7 Claims, which shall remain available for distribution to other holders of Allowed Class 7 Claims) and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred.

            14.   SETOFFS

            Subject to the Debtors' and Reorganized Debtors' obligations under
Section 7.07 of the Plan, the Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any Causes of Action of any nature whatsoever, not otherwise released pursuant to Section 12.06(a) of the Plan, that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such Causes of Action the Debtors may have against the holder of such Claim.

            15.   ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND
                  INTEREST

            To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

            16.   ESTIMATION OF CLAIMS

            For purposes of calculating and making distributions under the Plan, the Debtors and the Reorganized Debtors shall be entitled to estimate, in good faith and with due regard to litigation risks associated with Disputed Claims, and after consultation with the Committee with respect to Class 7 Claims, the maximum dollar amount of Allowed and Disputed Claims, inclusive of contingent and/or unliquidated Claims in a particular Class. The Debtors and the Reorganized Debtors, after consultation with the Committee with respect to Class 7 Claims, also shall be entitled to seek one or more estimation orders from the Court for such purposes, which requests may be joined with objections to the Claims that are subject to any such request. Appropriate Disputed Claims reserves shall be established for each category of Claims as to which estimates are utilized or sought. Notwithstanding the foregoing, except with respect to the Class 7 Cash Amount (which shall be deposited and held in accordance with Section

6.20 of the Plan), neither the Debtors nor the Reorganized Debtors shall be obligated to physically segregate and maintain separate accounts for reserves. Reserves may be merely bookkeeping entries or accounting methodologies, which may be revised from time to time, as appropriate. With respect to the estimation of Disputed Claims in Class 7, the Debtors and Reorganized Debtors shall seek such estimation as is consistent with the Debtors' and Reorganized Debtors', as applicable, obligations and the Committee's rights under Sections 7.07 and 15.07, as applicable, of the Plan.

            17.   NO RECOURSE

            Notwithstanding that the Allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which after application of the payment priorities established by the Plan there is insufficient value to provide a recovery equal to that received by other holders of Allowed Claims in the respective Class, no Claim holder shall have recourse against the Disbursing Agent, the Debtors, the Reorganized Debtors, Leucadia, the Committee or any of their respective professionals, consultants, officers, directors, employees or members or their successors or assigns, or any of their respective property; provided, however, that the foregoing shall not absolve or release the Debtors, the Reorganized Debtors or the Committee from their respective obligations under Sections 7.07 and 15.07 of the Plan However, nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code. THE ESTIMATION OF CLAIMS AND ESTABLISHMENT OF RESERVES UNDER THE PLAN MAY LIMIT THE DISTRIBUTION TO BE MADE ON INDIVIDUAL DISPUTED CLAIMS, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIMS.

            18.   THE CLASS 7 CASH AMOUNT

            $7,000,000 of the Class 7 Cash Amount shall be made immediately available upon the Effective Date for distribution to all holders of Allowed General Unsecured Claims in Class 7 of the Plan, whether or not Class 7 votes to accept or reject the Plan. In connection therewith, $7,000,000 of the Class 7 Cash Amount shall be funded on the Effective Date and deposited in an escrow, interest bearing account (free and clean of all Liens and Claims) for distribution to holders of Allowed Class 7 Claims in accordance with the distribution provisions of the Plan. The Class 7 Cash Amount shall be increased by an amount equal to eight percent (8%) of the net proceeds, if any, in excess of $5,000,000 received by the Debtors or Reorganized Debtors in respect of any Avoidance Actions, after payment of all costs of prosecution, settlement and collection, including reasonable attorneys' fees and costs. Such increase, if any, to the Class 7 Cash Amount shall be funded on a quarterly basis and held for distribution to holders of Allowed Class 7 Claims in accordance with Section
6.20 of the Plan and the other applicable distributions provisions of the Plan.

L.          PROCEDURES FOR TREATING DISPUTED CLAIMS

            1.    OBJECTIONS TO ADMINISTRATIVE EXPENSE CLAIMS AND CLAIMS

            On and after the Effective Date, the Reorganized Debtors shall be entitled to object to Administrative Claims and Claims. Any objections to Administrative Expense Claims and Claims shall be filed and served on or before the later of (i) ninety (90) days after the Effective Date, and (ii) such later date as may be fixed by the Bankruptcy Court, after notice and a hearing, whether fixed before or after the date specified in claims (i) above.

            2.    NO DISTRIBUTIONS PENDING ALLOWANCE

            Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

            3.    PERSONAL INJURY CLAIMS

            All Personal Injury Claims are Disputed Claims. No distributions shall be made on account of any Personal Injury Claim unless and until such Claim is liquidated and becomes an Allowed Claim. Any Personal Injury Claim which has not been liquidated prior to the Effective Date and as to which a proof of claim was timely filed in the Chapter 11 Cases, shall be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction. Any Personal Injury Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with the foregoing and applicable nonbankruptcy law which is no longer appealable or subject to review, or (ii) in any alternative dispute resolution or similar proceedings same may be approved by order of a court of competent jurisdiction, shall be paid as follows: (A) to the extent such liquidated Claim is, in whole or in part, an Insured Claim, the insured portion shall be paid by the applicable insurer pursuant to the provisions of Section
7.05 of the Plan and (B) to the extent any portion of such liquidated Claim is not covered by any of the Debtors' insurance policies, such uninsured portion shall be deemed, to the extent applicable, a Claim in Class 7 and treated in accordance with Section 4.07 of the Plan. Nothing contained in Section 7.03 of the Plan shall constitute or be deemed a waiver of any defense, right, or Cause of Action that the Debtors may have against any person in connection with or arising out of any Personal Injury Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

            4.    DISTRIBUTIONS TO GENERAL UNSECURED CLAIMS AFTER ALLOWANCE

            Subject to the provisions of Section 6.05(b) of the Plan, after such time as a Disputed General Unsecured Claim becomes Allowed, the Reorganized Debtors shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan.

            5.    DISTRIBUTIONS RELATING TO INSURED CLAIMS

            Distributions under the Plan to each holder of an Insured Claim shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in Section 7.05 of the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance, nor shall anything contained in Section 7.05 of the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers. To the extent an Insured Claim, in whole or in part, becomes liquidated, (A) the insured portion shall be paid by the applicable insurer and (B) to the extent any portion of such liquidated Insured Claim is not covered by any of the Debtors' insurance policies, such uninsured portion shall be deemed, to the extent applicable, a Class 7 Claim and shall be treated in accordance with Section 4.07 of the Plan. Nothing contained in
Section 7.05 of the Plan shall constitute or be deemed a waiver of any defense, right, or Cause of Action that the Debtors may have against any person in connection with or arising out of any Insured Claim.

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            6.    RESOLUTION OF ADMINISTRATIVE EXPENSE CLAIMS AND SECURED CLAIMS

            On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Administrative Expense Claims and Secured Claims without approval of the Bankruptcy Court.

            7.    RESOLUTION OF DISPUTED GENERAL UNSECURED CLAIMS

            The Debtors and the Reorganized Debtors, as applicable, shall work and consult in good faith with the Committee (and its professionals) to identify and object to General Unsecured Claims that are inconsistent with the Debtors' books and records or otherwise objectionable. On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed General Unsecured Claims, without approval of the Bankruptcy Court. The Reorganized Debtors shall be responsible for paying (a) the reasonable fees and expenses (including reasonable attorneys' fees and costs) that are incurred by the Debtors and Reorganized Debtors and associated with the claims resolution process, and (b) reasonable post-Effective Date professional fees of the Committee in accordance with Section 15.07 of the Plan.

M.          CONDITIONS TO EFFECTIVE DATE

            Under Section 13.01 of the Plan, the occurrence of the Effective Date is subject to the following conditions:

                  - The Confirmation Order, in form and substance acceptable to the Debtors and Leucadia, confirming and approving the Plan, the Verizon Settlement Agreement and the SBC Settlement Agreement shall have been signed by the judge presiding over the Chapter 11 Cases, and there shall not be a stay or injunction in effect with respect thereto;

                  - The Reorganized ATX Certificate of Incorporation and the Reorganized ATX By-laws shall be in form and substance reasonably acceptable to the Debtors and Leucadia;

                  - The New Management Restricted Stock and Severance Plans shall be in form and substance reasonably acceptable to the Debtors and Leucadia;

                  - Each person or entity to whom a New Promissory Note is to be issued shall have executed the New Promissory Note to be issued to it in exchange for consideration to be provided by it as described in Section III.B hereof;

                  - The Class 7 Cash Amount shall have been funded in full in accordance with Section 6.20 of the Plan;

                  - All actions, documents, and agreements necessary to implement the Plan shall have been effected or executed; and

                  - The Debtors shall have received all authorizations, consents, regulatory approvals, letters, no-action letters, opinions, or documents that are necessary to implement the Plan and that are required by law, regulation or order.

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

            Under Section 13.03 of the Plan, the Debtors, in their sole discretion, and to the extent not prohibited by applicable law, may together waive one (1) or more of the conditions precedent to effectiveness of the Plan set forth in Section 13.01 of the Plan; provided, however, that (i) Debtors may not waive the conditions precedent that provide for other parties' reasonable acceptance without the consent of such parties (which shall not be unreasonably withheld or delayed); and (ii) the condition precedent set forth in Section 13.01(e) may only be waived by the Debtors with the consent of the Committee. If the Debtors perform such a waiver and consummation, the Debtors' waiver of this condition will benefit from the "mootness doctrine," and the act of consummation of the Plan will foreclose any ability to challenge the Plan in court. The failure to satisfy or waive this condition may be asserted by the Debtors regardless of the circumstances that give rise to the failure of the condition to be satisfied (including, without limitation, any act, action, failure to act, or inaction by the Debtors). Furthermore, the failure of the Debtors to assert the non-satisfaction of this condition will not be deemed a waiver of any other rights under the Plan, and each such right will be deemed an ongoing right that may be asserted or waived (as set forth in the Plan) at any time or from time to time.

            Under Section 13.02 of the Plan, if one or more of the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before one hundred twenty (120) days after the Confirmation Date, or such later date as (i) may be agreed to by the Debtors and Leucadia and disclosed in a filing with the Bankruptcy Court, or (ii) set by the Bankruptcy Court for cause shown, then (w) the Confirmation Order shall be vacated, (x) no distributions under the Plan shall be made, (y) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (z) the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

N.          BOARD OF DIRECTORS AND OFFICERS

            Joseph S. Steinberg, Ian M. Cumming, David Larsen and Thomas J. Gravina shall be the members of the initial Boards of Directors of each of the Reorganized Debtors. Each of the members of such initial Boards of Directors shall serve in accordance with applicable nonbankruptcy law and the applicable certificate of incorporation and by-laws of the Reorganized Debtors, as the same may be amended from time to time.

            Joseph S. Steinberg has served as a Director and President of Leucadia National Corporation since 1978. He also serves as a Director of several other for-profit and not-for-profit corporations, and is a graduate of New York University and Harvard Business School. Ian M. Cumming has served as a Director and Chairman of the Board of Leucadia National Corporation since 1978. He also serves as a director of several other for-profit and not-for profit corporations, and is a graduate of the University of Kansas and Harvard Business School. David Larsen has been an executive of Leucadia National Corporation since 2000, and has been involved in each of Leucadia's telecommunications investments. He is a graduate of Brigham Young University and the Kellogg School of Management at Northwestern University. Thomas J. Gravina's background is described in Section X.A.1.d. hereof

            Except as described below and as otherwise disclosed not later than ten (10) days prior to the Confirmation Hearing, the officers of the Reorganized Debtors immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date. Such officers shall serve in accordance with applicable nonbankruptcy law and the applicable certificate of incorporation and by-laws of the Reorganized Debtors, as the same may be amended from time to time. Notwithstanding the foregoing, (i) as of the Effective Date, Thomas Gravina will retire as President and

Chief Executive Officer of the Debtors, but will continue to provide transition and advisory services and will serve as a non-executive Chairman of the board of directors of Reorganized ATX; (ii) as of the Effective Date, Michael Peterson will provide transition and advisory services to Reorganized ATX as Senior Advisor, and will cease to serve as an executive officer of the Reorganized Debtors within 12 months of the Effective Date; (iii) Christopher Holt (who has resigned his position as Senior Vice President -- Chief Counsel for Law and External Affairs and Secretary effective as of February 4, 2005) will continue to provide transition and other services for up to 90 days following the Effective Date; and (iv) as of the Effective Date, David Larsen shall become President of each of the Reorganized Debtors. The terms of the Management Transition Arrangements relating to the management changes described in clause
(i) through (iii) of this paragraph, which have not yet been finalized, will be filed with the Bankruptcy Court prior to the Confirmation Hearing as part of the Plan Supplement.

O.          COMPENSATION AND BENEFIT PROGRAMS

            Pursuant to Section 9.09 of the Plan, except as otherwise expressly provided under the Plan or in the Plan Supplement, all savings plans, retirement plans, health care plans, performance-based incentive plans, retention plans, workers' compensation programs and life, disability, directors and officers liability, and other insurance plans are treated as executory contracts under the Plan and on the Effective Date will be deemed assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Notwithstanding the foregoing, (i) any and all Equity Interests shall be extinguished pursuant to
Section 4.09 of the Plan, and (ii) the deemed assumption under Section 9.09 of the Plan shall not include the assumption of any stock options or similar rights, whether or not provided for in any such plans.

P.          NEW MANAGEMENT RESTRICTED STOCK AND SEVERANCE PLANS

            As of the Effective Date, Reorganized ATX shall adopt the New Management Restricted Stock and Severance Plans. Reorganized ATX shall, on the Effective Date, implement an equity-based program for certain of its employees, pursuant to which such employees shall receive restricted shares of New Common Stock (the "Management Restricted Stock"). The terms of the New Management Restricted Stock Plan shall be contained in the Plan Supplement. Reorganized ATX also shall, on the Effective Date, implement a severance program for certain of its senior management, the terms of which shall be contained in the Plan Supplement.

Q.          SURVIVAL OF CORPORATE REIMBURSEMENT OBLIGATIONS

            Except to the extent covered by insurance policies, any prepetition indemnification obligations of the Debtors pursuant to their corporate charters and by-laws or agreements entered into any time prior to the Petition Date shall be limited to the reimbursement of individuals who were directors, officers, and/or employees of the Debtors as of the Petition Date for legal fees and expenses not to exceed $750,000 and shall continue as obligations of the Reorganized Debtors. Other than as set forth in the preceding sentence, nothing in the Plan shall be deemed to be an assumption of any other prepetition indemnification obligation and any such obligations shall be rejected pursuant to the Plan. Any Claim arising from that rejection shall be a General Unsecured Claim.

R.          RELEASES

            1. RELEASES BY THE DEBTORS

            EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, AS OF THE EFFECTIVE DATE, THE DEBTORS AND REORGANIZED DEBTORS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS IN POSSESSION,

SHALL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CAUSES OF ACTION (OTHER THAN THE RIGHTS OF THE DEBTORS OR THE REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED HEREUNDER) THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, THE REORGANIZED DEBTORS, THE PARTIES RELEASED PURSUANT TO SECTION 12.06 OF THE PLAN, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES OR THE REORGANIZED DEBTORS, WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY OR IN ANY REPRESENTATIVE OR ANY OTHER CAPACITY, AGAINST THE FOLLOWING PERSONS (THE "RELEASED PARTIES"): (I) INDIVIDUALS WHO WERE DIRECTORS, OFFICERS, MANAGERS AND/OR EMPLOYEES OF ANY OF THE DEBTORS AS OF THE PETITION DATE, EXCEPT FOR ANY CLAIM FOR MONEY BORROWED FROM OR OWED TO THE DEBTORS BY ANY SUCH DIRECTORS, OFFICERS OR EMPLOYEES; (II) EXCEPT AS SET FORTH IN SECTION 12.09 OF THE PLAN, THE DEBTORS' ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND OTHER PROFESSIONALS AND THEIR RESPECTIVE AFFILIATES AND OFFICERS, PARTNERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS AND ADVISORS; (III) LEUCADIA AND JPMORGAN CHASE AND EACH OF THEIR RESPECTIVE ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND OTHER PROFESSIONALS AND EACH OF THEIR RESPECTIVE AFFILIATES AND OFFICERS, PARTNERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS, AND ADVISORS; (IV) THE DISBURSING AGENT; (V) THE INDENTURE TRUSTEE (IN ITS CAPACITY AS SUCH); AND (VI) EXCEPT AS SET FORTH IN SECTION 12.09 OF THE PLAN, THE COMMITTEE, ITS MEMBERS, AND ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND OTHER PROFESSIONALS RETAINED BY THE COMMITTEE AND EACH OF THEIR RESPECTIVE AFFILIATES AND OFFICERS, PARTNERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS AND ADVISORS, IN EACH CASE ACTING IN SUCH CAPACITY.

            2.    RELEASES BY HOLDERS OF CLAIMS AND EQUITY INTERESTS

            EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, AS OF THE EFFECTIVE DATE, (I) EACH HOLDER OF A CLAIM THAT VOTED TO ACCEPT THE PLAN AND (II) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS, IN CONSIDERATION FOR THE OBLIGATIONS AND/OR AGREEMENTS OF THE DEBTORS, THE REORGANIZED DEBTORS, LEUCADIA AND THE HOLDERS OF THE NEW PROMISSORY NOTES UNDER THE PLAN, AND ALL CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THE PLAN, AND EACH ENTITY (OTHER THAN THE DEBTORS) THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR EQUITY INTEREST, AS APPLICABLE, WILL BE DEEMED TO HAVE CONSENTED TO THE PLAN FOR ALL PURPOSES AND THE RESTRUCTURING EMBODIED HEREIN AND DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES (OTHER THAN THE RIGHT TO ENFORCE THE OBLIGATIONS OF ANY PARTY UNDER THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS AND DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THE PLAN), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, FAILURE TO ACT, ERROR, OMISSION, TRANSACTION, OCCURRENCE OR OTHER EVENT ARISING OR TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTORS, THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT AGAINST THE RELEASED PARTIES.

            3.    GOVERNMENTAL AND CRIMINAL CARVEOUTS

            NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE PLAN, (I) EXCEPT TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, THE RELEASES PROVIDED FOR IN THIS SECTION 12.06 OF THE PLAN SHALL NOT RELEASE ANY NON-DEBTOR ENTITY FROM ANY LIABILITY ARISING UNDER (X) THE INTERNAL REVENUE CODE OR ANY STATE, CITY OR MUNICIPAL TAX CODE, (Y) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY STATE, CITY OR MUNICIPALITY, OR (Z) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE, CITY OR MUNICIPALITY AND (II) THE RELEASES

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

PROVIDED FOR IN THIS SECTION 12.06 OF THE PLAN SHALL NOT RELEASE ANY NON-DEBTOR ENTITY FROM ANY LIABILITY TO THE SEC.

S.          INJUNCTION

            Section 12.04 of the Plan provides that except as otherwise provided in the Plan or the Confirmation Order or a separate order of the Bankruptcy Court, all parties in interest, including all persons and entities who have held, hold, or may hold Claims against or Equity Interests in any or all of the Debtors, along with their respective present or former employees, agents, officers, directors members, managers, partners or principals, are permanently enjoined, on and after the Effective Date, from:

            - commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or the Reorganized Debtors with respect to any such Claim or Equity Interest;

            - enforcing, attaching, collecting, or recovering by any manner or means of any judgment, award, decree, or order against the Debtors or the Reorganized Debtors on account of any such Claim or Equity Interest;

            - creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or the Reorganized Debtors or against the property or interests in property of the Debtors or the Reorganized Debtors on account of any such Claim or Equity Interest;

            - commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims and Causes of Action which are extinguished or released pursuant to the Plan; and

            - taking any actions to interfere with the implementation or consummation of the Plan.

            By accepting distributions pursuant to the Plan, each holder of an Allowed Claim will be deemed to have specifically consented to the injunctions set forth in Section 12.04 of the Plan. Under Section 12.05 of the Plan, unless otherwise provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under Bankruptcy Code section 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in such applicable order.

T.          INJUNCTION RELATED TO RELEASES AND EXCULPATION

            Section 12.08 of the Plan provides that the Confirmation Order shall permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to this Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities releases pursuant to Sections 12.06 and 12.07 of the Plan.

U.          EXCULPATION

            SECTION 12.07 OF THE PLAN PROVIDES THAT NONE OF THE DEBTORS, THE REORGANIZED DEBTORS, LEUCADIA, JPMORGAN CHASE, THE COMMITTEE, THE MEMBERS OF THE COMMITTEE (IN THEIR CAPACITY AS SUCH), THE INDENTURE TRUSTEE (IN ITS CAPACITY AS
SUCH), OR THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES OR PROFESSIONALS (IN THEIR CAPACITY AS SUCH) (COLLECTIVELY, THE "EXCULPATED PARTIES") SHALL HAVE OR INCUR ANY LIABILITY TO ANY HOLDER OF A CLAIM OR EQUITY INTEREST FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATED TO, OR ARISING OUT OF, THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR WILLFUL MISCONDUCT, GROSS NEGLIGENCE, CRIMINAL CONDUCT, MISUSE OF CONFIDENTIAL INFORMATION THAT CAUSES DAMAGES, OR ULTRA VIRES ACTS AND, IN ALL RESPECTS, THE EXCULPATED PARTIES SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN. NOTHING IN SECTION 12.07 OF THE PLAN SHALL LIMIT THE LIABILITY OF THE PROFESSIONALS OF THE DEBTORS, THE REORGANIZED DEBTORS, LEUCADIA, THE COMMITTEE, OR THE INDENTURE TRUSTEE TO THEIR RESPECTIVE CLIENTS.

V.          AVOIDANCE ACTIONS

            Notwithstanding anything to the contrary contained in the Plan, from and after the Effective Date, the Reorganized Debtors shall have the right to prosecute any avoidance or equitable subordination or recovery actions under Bankruptcy Code sections 105, 502(d), 510, 542 through 551, and 553 (collectively, "Avoidance Actions") that belong to the Debtors or Debtors in Possession, except Avoidance Actions against (a) persons who were directors, officers, managers and/or employees of any of the Debtors as of the Petition Date, and (b) persons that are to receive a New Promissory Note in accordance with Section 5.02 of the Plan. In the event that the Reorganized Debtors settle or compromise an Avoidance Action, the Reorganized Debtors shall not be permitted to provide the settling person with a Class 7 Claim in excess of the amount that the Reorganized Debtors recover from such person in connection with such settlement or compromise.

W.          DISCHARGE OF DEBTORS

            Under Section 12.03 of the Plan, except as otherwise provided in the Plan, on the Effective Date, in consideration of the distributions made under the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest, and any affiliate of such holder, will be:

            - deemed to have forever waived, released, and discharged the Debtors to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date; and

            - forever precluded and enjoined from prosecuting or asserting any such discharged Claim against, or terminated Equity Interest in, the Debtors or Reorganized ATX, pursuant to sections 105, 524 and 1141 of the Bankruptcy Code.

X.          EXECUTORY CONTRACTS AND UNEXPIRED LEASES

            1.    ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED
                  LEASES

            Pursuant to Bankruptcy Code sections 365(a) and 1123(b)(2), all executory contracts and unexpired leases that exist between the Debtors and any person or entity shall be deemed rejected by the

Debtors, as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Effective Date and for which the motion was filed prior to the Confirmation Date, (ii) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, (iii) that is a Customer Contract or is an insurance policy, and the Debtors have not moved to reject that contract,
(iv) is subject to either of the Verizon Settlement Agreement or the SBC Settlement Agreement, in which case any such contract or lease shall be assumed or rejected as provided therein, or (v) that is designated specifically or by category as a contract or lease to be assumed on Schedule 9.01A (executory contracts) or Schedule 9.01B (unexpired leases), which schedules shall be contained in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 9.01A and 9.01B to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, rejected or assumed. The Debtors shall provide notice of any amendments to Schedules 9.01A and 9.01B to the parties to the executory contracts and unexpired leases affected thereby and the Committee. The listing of a document on Schedule 9.01A or 9.01B shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease, or that the Debtors have any liability thereunder.

            2. APPROVAL OF ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

            Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to Bankruptcy Code sections 365(a) and 1123(b)(2), of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 9.01 of the Plan, (ii) with respect to executory contracts and unexpired leases whose assumption or rejection are not approved pursuant to the Confirmation Order, the extension of time, pursuant to Bankruptcy Code section 365(d)(4), within which the Debtors may assume, assume and assign, or reject such executory contracts and/or unexpired leases through the date of entry of an order approving the assumption, assumption and assignment, or rejection of such unexpired leases, and (iii) the approval, pursuant to Bankruptcy Code sections 365(a) and 1123(b)(2), of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 9.01 of the Plan.

            3.    INCLUSIVENESS

            Unless otherwise specified, each executory contract and unexpired lease assumed or rejected shall include any and all modifications, amendments, or supplements to such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed separately.

            4.    TARIFF SERVICES

            All Access Providers shall continue to provide without delay, interference or interruption all Tariff Services, specifically including usage-sensitive switching and access services, as well as services purchased through Access Service request or Local Service Request with a committed term longer than thirty (30) days, that were provided and/or otherwise made available to the Debtors prior to the Effective Date. Any Claim against a Debtor by an Access Provider for the provision of Tariff Services to such Debtor prior to the Petition Date shall be treated as a General Unsecured Claim. Any Claim against a Debtor by an Access Provider for the provision of Tariff Services to such Debtor from and including the Petition Date through the Effective Date shall be treated as an Administrative Expense Claim.

            5.    CURE OF DEFAULTS

            Except as may otherwise be agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the non-Debtor party to the contract or lease, within thirty (30) days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed by the Debtors pursuant to the Plan, in accordance with Bankruptcy Code section 365(b). All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

            6. BAR DATE FOR FILING PROOFS OF CLAIM RELATING TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES REJECTED PURSUANT TO THE PLAN

            Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 9.01 of the Plan must be filed with Donlin, Recano & Company, Inc., the Debtors' claims agent, in accordance with the Bar Date Order, and served upon the Debtors or, on and after the Effective Date, Reorganized ATX, no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order, and (iii) notice of an amendment to Schedule 9.01A or 9.01B. All such Claims not filed within such time will be forever barred from assertion against the Debtors and their estates or the Reorganized Debtors and their property.

            7.    INSURANCE POLICIES

            All of the Debtors' insurance policies and any agreements, documents, or instruments relating thereto, are treated as executory contracts under the Plan and, upon the Effective Date, shall be deemed assumed by the Debtors. Distributions under the Plan to any holder of an Insured Claim shall be in accordance with the treatment provided under Section 7.05 of the Plan. Except as otherwise providing in the Plan, nothing contained in the Plan or in Section
9.08 of the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' insurance policies.

                                IV. RISK FACTORS

                        IMPORTANT RISKS TO BE CONSIDERED

                  HOLDERS OF CLAIMS AGAINST THE DEBTORS ENTITLED TO VOTE ON THE
            PLAN SHOULD READ AND CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT AND THE OTHER DOCUMENTS DELIVERED OR INCORPORATED BY REFERENCE IN THIS DISCLOSURE STATEMENT AND THE PLAN, BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

                  THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS
            CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION. ADDITIONAL RISKS AND OTHER INFORMATION ABOUT ATX CAN BE FOUND IN ATX'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 AND 2003 10-Q AND 8-K REPORTS FILED WITH THE SEC, WHICH ARE INCORPORATED INTO THIS DISCLOSURE STATEMENT BY REFERENCE. COPIES OF THE FILINGS ATX MAKES ELECTRONICALLY WITH THE SEC MAY BE OBTAINED OVER THE INTERNET AT WWW.SEC.GOV.

A. THE REORGANIZED DEBTORS MAY NOT BE ABLE TO ACHIEVE THEIR PROJECTED FINANCIAL RESULTS

            The Debtors cannot assure you that the Reorganized Debtors will be able to achieve the assumed revenues or cash flows utilized to project their future business prospects or otherwise meet their projected financial results. If the Reorganized Debtors do not achieve these projected revenue or cash flow levels, they may lack sufficient liquidity to continue operating as planned after the Effective Date.

            The Projections have been prepared based on certain assumptions and projections with respect to the Reorganized Debtors' revenue-generating capability, capital expenditures and operating expenses, global market conditions in the telecommunications industry, the market for the Reorganized Debtors' business and based on information known at the time they were prepared.

            The assumptions used in preparing the Projections are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond the Debtors' control. Projections are necessarily speculative in nature, and you should expect that some or all of the assumptions will not materialize. Therefore, actual results likely will differ, perhaps materially, from those projected. The Debtors cannot give any assurances that the assumptions and estimates that underpin the Projections are correct or that the Projections will reflect actual results of operations and cash flows. No representation is made or intended with respect to the likely existence of any particular future set of facts or circumstances. Furthermore, while management believes the assumptions and estimates underlying their Projections are reasonable, these Projections do not attempt to demonstrate the viability of the business in a "worst case" environment. See Section VI, "Projections" and
Exhibit 2.

            The Projections were not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants or the Financial Accounting

Standards Board. Furthermore, the Projections have not been audited or reviewed by the independent accountants of the Debtors.

B. THE CHAPTER 11 FILINGS MAY FURTHER DISRUPT THE DEBTORS AND THE REORGANIZED DEBTORS' OPERATIONS

            The impact, if any, that the Chapter 11 Cases may have on the operations of the Reorganized Debtors cannot be accurately predicted or quantified. The Debtors and the Reorganized Debtors' operations and revenues may suffer due to the possibility that the Chapter 11 Cases may create a negative image of the Debtors and Reorganized Debtors in the eyes of their current and future customers, suppliers and other contract parties. If the Debtors continue in chapter 11 for an extended period of time, the Chapter 11 Cases may adversely affect the confidence of customers of the Debtors' various businesses in the telecommunications industry, which could adversely impact revenues. Prolonged Chapter 11 Cases also may make it more difficult for the Debtors to retain and attract management and other key personnel and would require senior management to spend an excessive amount of time and effort dealing with the Debtors' financial problems instead of focusing on the operation of the businesses.

C. TECHNOLOGICAL CHANGES AND NEW PRODUCT OFFERINGS MAY ADVERSELY AFFECT THE REORGANIZED DEBTORS' SALES

            The market for communications products and services is characterized by technological change and frequent new product introductions. Accordingly, the Debtors believe that the future success of the Reorganized Debtors will depend on their ability to identify and incorporate in a timely manner new products and enhancements to existing products and services that gain market acceptance. There can be no assurance that the products and services that the Reorganized Debtors offer will not become technologically obsolete, or that they will be able to identify, market or support new products successfully, that such new products will gain market acceptance or that they will be able to respond effectively to technological change. The Reorganized Debtors' inability to keep pace with technological changes or offer products with market acceptance may adversely affect their revenues and profitability.

D. THE REORGANIZED DEBTORS' FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED BY THE TERMINATION OF THEIR CONTRACTS AND THE FINANCIAL DIFFICULTIES OF THEIR CUSTOMERS

            The Reorganized Debtors' ability to retain their customers will be dependent on a number of factors, including, but not limited to, (a) their ability to provide quality service, customer care and accurate and timely billing, (b) their ability to offer competitive pricing, (c) their ability to timely meet the needs and demands of their customers, (d) their ability to properly incentivize their sales force to build strong customer relationships,
(e) the economic viability of their customers, (f) the strength and recovery of the United States economy, (g) their ability to overcome their customers' concerns regarding their bankruptcy and emergence. The Debtors can make no assurances that existing customers will not terminate their contracts after the Effective Date. If their customers leave in significant numbers, this could have a material adverse effect on the Reorganized Debtors' businesses and prospects.

            The Debtors provide services to small, medium and large-sized businesses. If these companies experience financial difficulties, it could have a material adverse effect on the Reorganized Debtors' financial results, particularly, if they are unable to collect revenues from these customers or if such customers reject the customer's contract with the Reorganized Debtors in their bankruptcies. In addition, among other things, the Reorganized Debtors believe companies in financial difficulty are less likely to expand their operations and related demand for communications services.

E. THE REORGANIZED DEBTORS' INABILITY TO SUCCESSFULLY COMPETE IN THEIR MARKETPLACE MAY CAUSE SALES AND PROFITS TO DECLINE

            The communications industry is intensely competitive and rapidly changing. The Reorganized Debtors' competition in the local exchange business includes the larger, better capitalized ILECs, including certain regional bell operating companies (the "RBOCs"), as well as other competitive local exchange carriers, other providers of telecommunications services and cable television companies. In particular, many of the RBOCs will have longer operating histories, greater financial and human resources, and greater name recognition than the Reorganized Debtors. The competition in the Internet services market includes established online services, such as AOL and Microsoft Network, the ILECs, cable television companies and other local, regional and national Internet service providers.

F. THE REORGANIZED DEBTORS MAY BE SUBJECT TO COMPETITION FROM NEW PROVIDERS AND SERVICES

            The Reorganized Debtors may face competition from entirely new products and services delivered by non-traditional competitors, such as Voice Over Internet Protocol ("VOIP") providers. The Reorganized Debtors may not be able to effectively develop competing products and services and such failure could have a material adverse effect on the Reorganized Debtors' business.

G. THE REORGANIZED DEBTORS MAY NOT BE ABLE TO CONTINUE TO CONNECT THEIR NETWORK TO THE INCUMBENT CARRIER'S NETWORK OR MAINTAIN INTERNET PEERING ARRANGEMENTS ON FAVORABLE TERMS, WHICH WOULD IMPAIR THE REORGANIZED DEBTORS' GROWTH AND PERFORMANCE

            The Debtors are required to be parties to interconnection arrangements with the incumbent carrier and certain independent carriers in order to connect their customers to the public telephone network. If the Reorganized Debtors are unable to maintain interconnection agreements in all of the Reorganized Debtors' markets on favorable terms, it could adversely affect the Reorganized Debtors' ability to provide services in the affected markets.

            Peering agreements with Internet service providers allow the Debtors to access the Internet and exchange transit with these providers. Depending on the relative size of the carriers involved, these exchanges may be made without settlement charge. Recently, many Internet service providers that previously offered peering have reduced or eliminated peering relationships or are establishing new, more restrictive criteria for peering and an increasing number of these service providers are seeking to impose charges for transit. Increases in costs associated with Internet and exchange transit could have a material adverse effect on the Reorganized Debtors' profit margins for their products that require Internet access. The Reorganized Debtors may not be able to renegotiate or maintain peering arrangements on favorable terms, which would impair the Reorganized Debtors' growth and performance.

H. TECHNOLOGICAL ADVANCES AND REGULATORY CHANGES ARE ERODING TRADITIONAL BARRIERS BETWEEN FORMERLY DISTINCT TELECOMMUNICATIONS MARKETS, WHICH COULD INCREASE THE COMPETITION THE REORGANIZED DEBTORS FACE AND PUT DOWNWARD PRESSURE ON PRICES, WHICH COULD IMPAIR THE REORGANIZED DEBTORS' RESULTS

            New technologies, such as VOIP, and regulatory changes - particularly those permitting incumbent local telephone companies to provide long distance services - are blurring the distinctions between traditional and emerging telecommunications markets. In addition, the increasing importance of data services has focused the attention of most telecommunications companies on this growing sector. As a result, a competitor in any of the Reorganized Debtors' business areas is potentially a competitor in the Reorganized Debtors' other business areas, which could impair the Reorganized Debtors' prospects, put downward pressure on prices and adversely affect the Reorganized Debtors' operating results.

            The Reorganized Debtors will face competition in each of their markets principally from the incumbent carrier in that market, but also from recent and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace and incumbent carriers seeking to enter into the long distance market as they are granted the regulatory authority to do so. This competition places downward pressure on prices for local and long distance telephone service and data services, which can adversely affect the Reorganized Debtors' operating results. In addition, the Reorganized Debtors could face competition from other companies, such as other competitive carriers, cable television companies, microwave carriers, wireless telephone system operators and private networks built by large end-users. The Reorganized Debtors will be much smaller in size and resources than many of their competitors. If the Reorganized Debtors are not able to compete effectively with these industry participants, the Reorganized Debtors' operating results could be adversely affected.

I. THE REORGANIZED DEBTORS, AND THEIR INDUSTRY, ARE HIGHLY REGULATED, WHICH MAY RESTRICT THE REORGANIZED DEBTORS' ABILITY TO COMPETE IN TARGET MARKETS AND MAY IMPOSE SUBSTANTIAL COMPLIANCE COSTS ON THE REORGANIZED DEBTORS THAT WOULD ADVERSELY IMPACT THEIR RESULTS

            The Reorganized Debtors will be subject to varying degrees of regulation from federal, state and local authorities. This regulation will impose substantial compliance costs on the Reorganized Debtors. It also may restrict the Reorganized Debtors' ability to compete. For example, in each state in which the Reorganized Debtors desire to offer services, they will be required to obtain authorization from the appropriate state commission. If any required authorization for any of the Reorganized Debtors' markets or services is revoked or otherwise terminated, the Reorganized Debtors' would not be permitted to provide regulated telecommunications services lawfully in the affected markets.

J. ATTEMPTS TO LIMIT THE BASIC COMPETITIVE FRAMEWORK OF THE TELECOMMUNICATIONS ACT COULD INTERFERE WITH THE SUCCESSFUL IMPLEMENTATION OF THE REORGANIZED DEBTORS' BUSINESS PLAN

            Successful implementation of the Reorganized Debtors' business plan is predicated on the assumption that the basic framework for competition in the local exchange services market established by the Telecommunications Act will remain in place. The Debtors expect that there will be attempts to limit or eliminate this basic framework through a combination of federal legislation, new rulemaking by the FCC and challenges to existing and proposed regulations by the RBOCs. It is not possible to predict the nature of any such action or its impact on the Reorganized Debtors' business and operations.

            In addition, on December 15, 2004, the FCC announced an order that will phase out certain obligations of ILECs (such as Verizon and SBC) to provide elements of their networks at cost-based rates to competitive carriers such as the Debtors and Reorganized Debtors, while preserving those obligations as to other elements. To date, only the broad contours of this decision have been released. The full details are expected to be announced some time in February 2005, and unless it is stayed, the FCC's order will become effective 30 days after publication in the Federal Register. The most significant likely impact of the FCC's order relates to the platform of elements known as UNE-P, a platform that the Debtors currently use to serve many of their customers. The order, once effective, will apparently eliminate the ILECs' obligation to provide new UNE-P service at cost-based rates. ILECs will be required to continue to provide existing UNE-P service at cost-based rates for an additional 12 months, although they will be permitted to increase the price by $1.00 per line. To the extent that Verizon and SBC are no longer required to offer UNE-P at cost-based rates, they will still be required to offer UNE-P at "just and reasonable" rates, which are expected to be somewhat higher. In addition to UNE-P, the FCC's order will also affect the obligation of ILECs to provide high capacity (DS-1 and DS-3) loops and transport in a highly limited number of locations. The Debtors believe that this aspect of the order will only affect a small fraction of the high capacity loops and transport that they purchase from Verizon and SBC, but the precise impact will not be clear until the details of the order are disclosed. In the limited number of locations affected by the FCC's decision, once the decision is effective ILECs will no longer be required to provide high capacity loops and transport at cost-based rates. ILECs will be required to continue to provide existing loops and transport in those locations at cost-based rates for an additional 12 months, although they will be permitted to increase the price by 15%. Based on the FCC's announcement, it appears that in most of the affected locations, other commercial alternatives will be available. The Debtors anticipate that the FCC order will be appealed. The Debtors are unable to predict the outcome of those appeals.

K. THERE MAY BE LIMITATIONS ON REORGANIZED ATX'S ABILITY TO REPAY INDEBTEDNESS WITH CASH FLOWS FROM ITS SUBSIDIARIES

            Since Reorganized ATX will conduct a significant proportion of activities through its Subsidiaries, it may depend on its Subsidiaries for dividends or other payments to generate the funds necessary to meet its debt repayment obligations. There may be limitations under applicable law on the ability of Subsidiaries to make dividend or other payments to Reorganized ATX, restricting Reorganized ATX's ability to use excess cash flow from operations to repay the indebtedness.

L. THE TERMS OF THE EXIT FACILITY MAY RESTRICT REORGANIZED ATX'S ABILITY TO FUND THE WORKING CAPITAL REQUIREMENTS OF THE OTHER REORGANIZED DEBTORS

            The Reorganized Debtors' businesses are expected to require certain amounts of working capital. While the Projections assume that sufficient funds to meet working capital needs for the foreseeable future will be available from the cash generated by the businesses of the Reorganized Debtors, their ability to gain access to additional capital, if needed, including pursuant to the Exit Facility, cannot be assured, particularly in view of competitive factors, industry conditions and restrictions contained in the Exit Facility.

M. REORGANIZED ATX MAY NOT BE ABLE TO COMPLY WITH THE OTHER COVENANTS CONTAINED IN THE EXIT FACILITY AGREEMENT

            The Debtors cannot assure you that Reorganized ATX will be able to comply with the covenants contained in the Exit Facility. Failure to meet these covenants could result in a default under the Exit Facility. If any default were not remedied within the applicable grace period (if any), the holders of the Exit Facility would be entitled to declare the amounts outstanding under the Exit Facility due and payable and accelerate the payment of all such amounts.

N.          REORGANIZED ATX MAY NOT BE ABLE TO COMPLY WITH THE NEW PROMISSORY
            NOTES

            The Debtors cannot assure you that Reorganized ATX, which will issue the New Promissory Notes, will be able to comply with the New Promissory Notes. Failure to meet its obligations could result in a default under the New Promissory Notes. If any default were not remedied within the applicable grace period (if any), the holders of the New Promissory Notes would be entitled to declare the amounts outstanding under the New Promissory Notes due and payable and accelerate the payment of all such amounts.

O.          THE REORGANIZED DEBTORS MAY NOT BE ABLE TO SECURE ORDINARY COURSE
            TRADE TERMS

            If the Reorganized Debtors are not able to obtain ordinary trade terms from their suppliers, the Reorganized Debtors' cash flow may be negatively impacted. Prior to the Petition Date, certain important suppliers altered a number of the Debtors' ordinary trade terms, including shortening the length of time required to pay for goods and services. The Reorganized Debtors cannot assure you that their suppliers will not impose further restrictive pricing and trade terms and policies in the future.

P.          THE DEBTORS MAY NOT BE ABLE TO SECURE CONFIRMATION OF THE PLAN

            The Debtors cannot assure you that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, the Debtors cannot assure you that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or equity security holder of the Debtors might challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. While the Debtors cannot assure you that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting holders within each class under the Plan will receive distributions at least as great as would be received following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative expense claims and the costs and uncertainty associated with any such chapter 7 case. Further, the Debtors may not be able to secure approval of the Verizon Settlement Agreement or the SBC Settlement Agreement. Because the Plan is premised upon approval these agreements, failure to obtain such approval would imperil the Debtors' ability to secure confirmation of the Plan.

Q.          THE DEBTORS MAY OBJECT TO THE AMOUNT OR CLASSIFICATION OF YOUR CLAIM

            The Debtors reserve the right to object to the amount or classification of any Claim or Equity Interest. The estimates set forth in this Disclosure Statement cannot be relied on by any creditor whose Claim or Equity Interest is subject to an objection. Any such Claim holder may not receive its specified share of the estimated distributions described in this Disclosure Statement.

R. CERTAIN TAX IMPLICATIONS OF THE DEBTORS' BANKRUPTCY AND REORGANIZATION MAY INCREASE THE TAX LIABILITY OF REORGANIZED DEBTORS

            The U.S. federal income tax consequences of consummation of the Plan to holders of Claims or Equity Interests are complex and subject to uncertainty. See Section XI, "Certain U.S. Federal Income Tax Consequences" below for discussion of the income tax consequences for creditors, equity holders and the Debtors resulting from the consummation of the Plan.

S. THE DEBTORS ARE, AND THE REORGANIZED DEBTORS WILL CONTINUE TO BE, SUBJECT TO COSTS ARISING IN CONNECTION WITH REGULATION AND LITIGATION

            The Debtors are subject to various regulatory restrictions relating to their businesses. In connection with these regulations, the Reorganized Debtors may from time to time incur costs relating to compliance measures or penalties imposed for non-compliance by relevant regulatory authorities, or face restrictions on their operations. Certain regulations may also allow private parties rights to pursue legal remedies against the Reorganized Debtors, under which they may be required to make payments or restrict operations. Additionally, the Reorganized Debtors are likely to face in the normal course of their businesses from time to time other types of legal action by private parties under which they may be required to make significant payments for damages caused by the Reorganized Debtors. Any such payments or restrictions could impact Reorganized Debtors' ability to meet the Projections.

T. THE REORGANIZED DEBTORS' OPERATING RESULTS DEPEND ON ATTRACTING AND RETAINING QUALIFIED EMPLOYEES

            The Reorganized Debtors' results of operations depend in large part upon their business skills and knowledge, which derives mainly from the ability to attract and retain highly skilled and qualified personnel. The Reorganized Debtors may not have the ability to hire, train and retain a sufficient number of qualified employees for its operations and such inability may impact its results of operations.

                           V. CONFIRMATION OF THE PLAN

A.          CONFIRMATION GENERALLY

            The Bankruptcy Code requires the Bankruptcy Court to determine whether a plan of reorganization complies with the technical requirements of chapter 11 of the Bankruptcy Code. It requires further that a debtor's disclosures concerning its plan of reorganization have been adequate and have included information concerning all payments made or promised by the debtor in connection with the plan.

            If the Plan is confirmed, the Debtors expect the Effective Date to occur not later than 30 days after the Confirmation Date.

            To confirm the Plan, the Bankruptcy Court must find that all of these and certain other requirements have been met. Thus, even if the specified majority vote in number and dollar amount is achieved for each Class of Impaired Claims, the Bankruptcy Court must make independent findings respecting the Plan's conformity with the requirements of the Bankruptcy Code before it may confirm the Plan. Some of these statutory requirements are discussed below.

B.          VOTING PROCEDURES AND STANDARDS

            Holders of Claims in Classes that are "Impaired" under the Plan (but not deemed to reject the Plan by virtue of receiving no distributions under the
Plan) will receive this Disclosure Statement, the Plan, the Voting Procedures Order, notice of the Confirmation Hearing and, in the case of Claims in Voting Classes, a ballot for accepting or rejecting the Plan.

            A class is "Impaired" under a plan unless, with respect to each claim or interest of such class, the plan:

            - leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder of such claim or interest; or

            - notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment on account of a default, cures any default, reinstates the original maturity of the obligation, compensates the holder for any damages incurred as a result of reasonable reliance on such provision or law and does not otherwise alter the legal, equitable or contractual rights of such holder based on such claim or interest.

            A class that is not Impaired under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required.

            The Debtors have filed or shortly will file a motion seeking entry of the Voting Procedures Order to set certain procedures in connection with voting on the Plan. If the Voting Procedures Order is approved it will set forth the procedures to be employed in tabulating acceptances and rejections of the Plan.

                  IF A BALLOT IS DAMAGED OR LOST OR IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE DEBTORS' VOTING AGENT:

                         Donlin, Recano & Company, Inc.
                       Re: CoreComm New York, Inc., et al.
                              419 Park Avenue South
                            New York, New York 10016
                            Telephone: (212) 481-1411

            A VOTE MAY BE DISREGARDED IF THE BANKRUPTCY COURT DETERMINES, AFTER NOTICE AND A HEARING, THAT SUCH ACCEPTANCE OR REJECTION WAS NOT MADE OR SOLICITED OR PROCURED IN GOOD FAITH OR IN ACCORDANCE WITH THE PROVISIONS OF THE BANKRUPTCY CODE.

            UNDER THE BANKRUPTCY CODE, FOR THE PLAN TO BE "ACCEPTED," A SPECIFIED MAJORITY VOTE IS REQUIRED FOR EACH CLASS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN. ANY IMPAIRED CLASS THAT FAILS TO ACHIEVE THE SPECIFIED MAJORITY VOTE WILL BE DEEMED TO HAVE REJECTED THE PLAN.

C.          ACCEPTANCE

            The Bankruptcy Code defines acceptance of a plan by an impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of allowed claims of that class that actually vote. Acceptance of the Plan need only be solicited from holders of Claims whose Claims belong to a Class that is "Impaired" and not deemed to have rejected the Plan. See Section I.C., "Voting and Support for the Plan," above. Except in the context of a "cram down" (described below), as a condition to confirmation of the Plan, the Bankruptcy Code requires that, with certain exceptions, each Impaired Class accepts the Plan. If the specified majorities are not obtained, the Debtors have the right, assuming that at least one Impaired Class has accepted the Plan, to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code. This procedure is commonly referred to as a "cram down." For a more detailed description of the requirements for acceptance of the

Plan and of the criteria for confirmation of the Plan notwithstanding rejection by certain Impaired Classes, see Section V.D.3, "Cram Down," below.

D.          CONFIRMATION AND CONSUMMATION

            At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

            - the plan complies with the applicable provisions of the Bankruptcy Code;

            - the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

            - the plan has been proposed in good faith and not by any means forbidden by law;

            - any payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the bankruptcy court as reasonable;

            - the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office of such individual, must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

            - with respect to each Impaired Class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

            - each class of claims or interests has either accepted the plan or is not Impaired under the plan;

            - except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims (other than priority tax claims) will be paid in full on the effective date (except that if a class of priority claims has voted to accept the Plan, holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims) and that holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims;

            - if a class of claims is Impaired, at least one Impaired Class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

            - confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

Subject to receiving the requisite votes in accordance with section 1129(a)(8) of the Bankruptcy Code and the "cram down" of Classes not receiving any distribution under the Plan, the Debtors believe that:

            - the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

            - the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

            -     the Plan has been proposed in good faith.

            Set forth below is a more detailed summary of the relevant statutory confirmation requirements.

            1.    BEST INTERESTS OF HOLDERS OF CLAIMS AND INTERESTS

            The "best interests" test requires that the Bankruptcy Court find either:

            - that all members of each Impaired Class have accepted the plan; or

            - that each holder of an allowed claim or interest of each Impaired Class of claims or interests will under the plan receive or retain on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

            The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in a chapter 7 liquidation case. The gross amount of cash available in such a liquidation would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case. This gross amount would be reduced by the amount of any Allowed Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict accordance with the order of priority of claims contained in section 726 of the Bankruptcy Code.

            THE DEBTORS HAVE DETERMINED, AS DISCUSSED IN THE LIQUIDATION ANALYSIS ATTACHED AS EXHIBIT 3 HERETO, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND INTEREST HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. See the liquidation analysis annexed as Exhibit 3 hereto for a further discussion of how the Plan satisfies the "best interests" test.

            2.    FINANCIAL FEASIBILITY

            Section 1129(a)(11) of the Bankruptcy Code requires that confirmation should not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors unless such liquidation or reorganization is proposed in the Plan. Under the terms of the Plan, the Allowed Claims potentially being paid in whole or part in Cash are the Allowed Administrative Expense Claims, Allowed Fee Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Secured Tax Claims, Allowed Other Secured Claims, Allowed Customer Claims, Allowed Convenience Claims and Allowed General Unsecured Claims. The Debtors have estimated the total amount of these cash payments to be $27,544,000 (see table at Section I.G.1, "Summary of Classification and Treatment of Claims" above) and expects sufficient liquidity from operations and the Exit Facility to fund these cash payments as and when they become due.

            The Debtors have prepared detailed financial Projections, set forth and described more fully below, which detail, among other things, the financial feasibility of the Plan. The Debtors' Projections indicate, on a pro forma basis, that for fiscal years 2005 through 2008, the Debtors expect the Reorganized Debtors to generate approximately $64.6 million in total cash flow, prior to capital expenditures. Management believes this level of cash flow is sufficient to satisfy all of the Reorganized Debtors' future interest, capital expenditure and other obligations during this period. Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of Reorganized ATX. Please see Section IV, "Risk Factors," for a discussion of some of the risks that could affect the Reorganized Debtors' ability to repay their post-Effective Date indebtedness, including its ability to access refinancing if its future cash flows are insufficient to allow it to do so, and its ability to achieve its projected financial results as further described in the risk factor set forth in Section IV.A.

            3.    CRAM DOWN

                              CRAM DOWN BY DEBTORS

                        THE DEBTORS WILL SEEK TO CRAM DOWN THE PLAN WITH RESPECT TO OLD COMMON STOCK INTERESTS AND OTHER EQUITY INTERESTS, SUBORDINATED CLAIMS AND EQUITY INTEREST SECURITIES LITIGATION CLAIMS AND MAY SEEK TO CRAM DOWN THE PLAN ON CERTAIN HOLDERS OF CLAIMS IN IMPAIRED CLASSES AND RESERVES THE RIGHT TO CRAM DOWN THE PLAN ON OTHER HOLDERS OF CLAIMS IN IMPAIRED CLASSES.

            The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all Impaired Classes, as long as at least one Impaired Class of claims has accepted the Plan. The "cram down" provisions of the Bankruptcy Code are set forth in section 1129(b) of the Bankruptcy Code.

            Under the "cram down" provisions, on the request of a plan proponent the bankruptcy court will confirm a plan despite the lack of acceptance by an Impaired Class or classes if the bankruptcy court finds that:

            - the plan does not discriminate unfairly with respect to each non-accepting Impaired Class;

            - the plan is fair and equitable with respect to each non-accepting Impaired Class; and

            -     at least one Impaired Class has accepted the plan.

            As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to bankruptcy law. A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate Classes for the holders of each type of Claim in terms of priority vis-a-vis the Debtors and by treating each holder of a Claim in each Class similarly, the Plan has been structured so as to meet the "unfair discrimination" test of section 1129(b) of the Bankruptcy Code.

            The Bankruptcy Code sets forth different standards for establishing that a plan is "fair and equitable" with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an Impaired Class if that class and all junior classes are treated in accordance with the "absolute priority" rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan.

            ADDITIONALLY, THE DEBTORS MUST DEMONSTRATE THAT NO CLASS SENIOR TO A NON-ACCEPTING IMPAIRED CLASS RECEIVES MORE THAN PAYMENT IN FULL ON ITS CLAIMS. PURSUANT TO THE PLAN, NO CLASS OF CLAIMS WILL RECEIVE MORE THAN FULL PAYMENT ON ITS CLAIMS OR INTERESTS.

            If all the applicable requirements for confirmation of the Plan are met as set forth in sections 1129(a)(1) through (13) of the Bankruptcy Code, except that one or more Classes of Impaired Claims have failed to accept the Plan under section 1129(a)(8) of the Bankruptcy Code, the Debtors will request that the Bankruptcy Court confirm the Plan under the "cram down" procedures in accordance with section 1129(b) of the Bankruptcy Code. The Debtors believe that the Plan satisfies the "cram down" requirements of the Bankruptcy Code, but cannot assure you either that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code or that at least one Impaired Class of Claims will vote to accept the Plan, as required for confirmation of a Plan under the "cram down" procedures.

            4.    CLASSIFICATION OF CLAIMS AND INTERESTS

            The Debtors believe that the Plan meets the classification requirements of the Bankruptcy Code which require that a plan of reorganization place each claim or interest into a class with other claims or interests that are "substantially similar."

                                 VI. PROJECTIONS

                     ACTUAL RESULTS MAY NOT MEET PROJECTIONS

            THE PROJECTIONS IN THIS DISCLOSURE STATEMENT ARE BASED ON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY FROM THE PROJECTIONS. SEE SECTION IV, "RISK FACTORS," FOR A DISCUSSION OF SOME OF THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO VARY.

            THE DEBTORS' MANAGEMENT HAS PREPARED THE PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT IN CONNECTION WITH THE DEVELOPMENT OF THE PLAN. THE NUMERICAL INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE PROJECTIONS AND LIQUIDATION ANALYSIS, HAS BEEN PREPARED BY THE DEBTORS AND DOES NOT CONSTITUTE A REPRESENTATION OR ENDORSEMENT OF THE ACCURACY OF SUCH INFORMATION BY ANY OF THE DEBTORS' CREDITOR CONSTITUENCIES.

            THE PROJECTIONS ASSUME THE PLAN AND THE TRANSACTIONS IT CONTEMPLATES WILL BE IMPLEMENTED IN ACCORDANCE WITH THEIR TERMS. THE ASSUMPTIONS AND ESTIMATES UNDERLYING THE PROJECTIONS ARE INHERENTLY UNCERTAIN AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH UNCERTAINTIES AND OTHER FACTORS INCLUDE THE REORGANIZED DEBTORS' ABILITY TO PROVIDE THEIR SERVICES AND PRODUCTS, ACCESS TO ADEQUATE FINANCING, ABILITY TO ATTRACT AND RETAIN KEY MANAGEMENT PERSONNEL, GENERAL ECONOMIC CONDITIONS, AND OTHER FACTORS, INCLUDING THOSE RISKS DISCUSSED IN THIS SECTION.

            ACCORDINGLY, THE PROJECTIONS ARE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE REORGANIZED DEBTORS, WHICH MAY VARY SIGNIFICANTLY FROM THOSE SET FORTH IN THE PROJECTIONS. FOR THESE REASONS, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE DEBTORS, THE DEBTORS' ADVISORS, OR ANY OTHER PERSON THAT THE PROJECTIONS CAN OR WILL BE ACHIEVED.

            1.    INTRODUCTION

            To assist the Debtors' boards of directors in evaluating the Plan and the distributions that holders of Claims will receive under the Plan, Peter
J. Solomon Company, L.P. ("PJSC") has reviewed and discussed with the Debtors the Projections prepared by the Debtors and their significant underlying assumptions. Based on this review and discussion, PJSC believes the assumptions underlying the Projections to be reasonable.

            2.    FINANCIAL PROJECTIONS

            The Debtors' financial projections are annexed hereto as Exhibit 2.

                         VII. THE ROLE OF THE COMMITTEE

            On the Effective Date, the functions of the Committee shall terminate, except that the Committee (i) may evaluate, object to if necessary, and appear at the hearing to consider applications for final allowances of compensation and reimbursement of expenses, including applications for compensation or reimbursement under Bankruptcy Code section 503, and support or prosecute any objections to such applications, if appropriate, and (ii) shall continue to exist for the purposes of monitoring the claims resolution process provided for in Section 7.07 of the Plan and shall have the right to seek Bankruptcy Court enforcement of the Reorganized Debtors' obligations set forth in Section 7.07 of the plan. Reasonable post-Effective Date professional fees of the Committee for services set forth in the preceding sentence shall be paid pursuant to Section 15.06 of the Plan.

          VIII. POST-CONFIRMATION JURISDICTION OF THE BANKRUPTCY COURT

            On and after the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant for, and for the purposes of, Bankruptcy Code sections 105(a) and 1142 and for, among other things, the following purposes:

            (a) to hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of cure amounts and Claims resulting therefrom;

            (b) to hear and determine any and all adversary proceedings, applications, and contested matters;

            (c) to hear and determine any objection to Administrative Expense Claims or Claims;

            (d) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

            (e) to issue such orders in aid of execution and consummation of the Plan, to the extent authorized by Bankruptcy Code section 1142;

            (f) to consider any amendments to, or modifications of, the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

            (g) to hear and determine all applications for compensation and reimbursement of expenses of professionals under Bankruptcy Code sections 330, 331, and 503(b);

            (h) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan (including with respect to the payment of fees under Section
                  15.07 of the Plan);

            (i) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

            (j) to recover all assets of the Debtors and property of the Debtors' estates, wherever located;

            (k) to hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code sections 346, 505, and 1146 (including the expedited determination of tax under Bankruptcy Code section 505(b));

            (l)   to resolve any Disputed Claims;

            (m) to determine the scope of any discharge of any Debtors under the Plan or the Bankruptcy Code;

            (n) to hear any other matter not inconsistent with the Bankruptcy Code; and

            (o)   to enter a final decree closing the Chapter 11 Cases.

                           IX. HISTORICAL INFORMATION

A.          SUMMARY OF BUSINESS OPERATIONS

            The Debtors offer local exchange carrier and interexchange carrier telephone, Internet and high-speed data and related web services to business and residential customers in targeted markets in the Mid-Atlantic, Great Lakes and Midwest regions of the United States. In doing so, the Debtors seek to distinguish themselves by offering and providing subscribers with advanced, high quality services at competitive prices and with highly responsive and reliable customer service. The Debtors operate principally through two divisions: (i) Commercial Services and (ii) Consumer Services.

            1.    COMMERCIAL SERVICES

            The Commercial Services division (the "Commercial Division") targets small and medium sized enterprises, as well as larger corporations, with bundled telephony, high speed data, Internet, e-business and other communications related services. The Debtors' target market for the Commercial Division includes the Mid-Atlantic region throughout the New Jersey-Virginia corridor and several Midwestern markets, including: Cleveland and Columbus, Ohio, and Chicago, Illinois, as well as other markets in the Great Lakes region.12 The Commercial Division offers customers a full range of high-speed communications services, including local exchange carrier and interexchange carrier telephone services, network services such as network data integration, Internet access and Web consulting, development and hosting, and related services. In addition, the Debtors offer ancillary products tailored to meet the needs of business customers, such as conference calling, travel services, pre-paid calling, enhanced fax and PC-based billing.

                  A.    BUNDLED SERVICES

            The Commercial Division offers customers a full range of broadband communications services. The Debtors' CoreConnect service offers customers local, long distance, toll, data and Internet access services bundled over a multi-purpose broadband connection. By bundling these services, the Debtors are able to offer an integrated access tool that enables higher speed, greater bandwidth, and meaningful cost savings. The Debtors also are able to offer custom-tailored bandwidth-intensive data solutions such as internal network connectivity, dedicated point-to-point circuits, frame relay to the Internet, and specialized connections for multimedia applications. These products also are offered by the Debtors on an "a la carte" or stand-alone basis.

                  B.    STAND-ALONE SERVICES

            The Commercial Division offers customers local telephony service, which includes local dial tone and a set of custom calling features that can be tailored to meet the needs of the customer. Such features include alternate answer, automatic callback, busy line transfer, call blocking, call forwarding,

----------
(12) The "Great Lakes" region is a phrase that is used by the Debtors internally to denote a subset of markets that are located principally in Michigan and Wisconsin, which themselves are subsets of the five-state Midwest Region.

call trace, call waiting, caller ID with name, multi-ring service, repeat dialing, remote access call forwarding, and speed calling.

            Commercial Division customers may also purchase toll-related telephony services, including inbound/outbound service, international service, 800 or 888 service and calling card telephone service. The Commercial Division currently provides intrastate and interstate long distance services nationwide and international termination worldwide. Additionally, the Commercial Division offers several supplementary services to accompany its toll-related services, including Internet-based call management, traveling calling cards, fax broadcasting, voicemail, conference calling and enhanced call routing services. The Commercial Division also offers complete high-speed network solutions, including private line and frame relay services, and Internet access designed for business use, ensuring high-speed and stable connectivity.

            The Commercial Division's e-business services enable customers to deploy and maintain Web technologies that help businesses drive revenue growth and cost savings. The Content Management program enables customers of all experience levels to manage and maintain their sites while the Commerce Enablement program facilitates the convergence of catalog, commerce and back-end systems for end-to-end web transactions. Additional services include basic portal site package design, custom development, electronic commerce, intranet development, database integration, Internet marketing, Internet security, hosting and co-location.

            Commercial Division customers may also take advantage of the Debtors' Network Services and Integration Unit, which provides design, construction, implementation and management of practical local and wide area networks. This unit manages local area network/wide area network data integration for private line services, Internet network and integrated services digital network, as well as professional consulting services and hardware/software sales. The unit develops solutions while educating clients on specific business applications and the technology that makes them possible. Consulting services include wide area network architecture and implementation, router and consumer premise equipment configuration, local area network switching, electronic commerce, cabling and virtual local area network design and set-up. All solutions can be purchased or leased and are available with optional network maintenance agreements to maximize extended performance.

            Additionally, wireless services, consisting of both cellular and paging services, are offered primarily as a customer retention tool. The Commercial Division offers digital and analog cellular services, as well as ESMR two-way radio and digital cellular service, which is provided in conjunction with another communications provider.

            2.    CONSUMER SERVICES

                  A.    RESIDENTIAL SERVICES

            The Debtors' residential services unit (the "Residential Unit") offers residential customers voice, data and other telecommunications services, primarily in Ohio, Illinois, Michigan, Wisconsin and Pennsylvania and Internet access service over a wider area in the Midwest, Great Lakes and Mid-Atlantic regions of the United States. The Residential Unit's local telephony product offerings include standard dial tone, local calling, Emergency 911 services, operator assisted calling, access to the long distance network, and other related services, as well as custom calling features, including call waiting, call forwarding, caller ID, voice mail conference calling, multi-ring, speed calling and other enhanced features. Additionally, the Residential Unit offers toll-related telephony services, including local, long-distance, international calls, toll free services, calling cards and other related services.

                  B.    RESIDENTIAL PACKAGES

            Under the brand name "CoreComm," the Residential Unit offers customers several packages of local and long distance phone service and Internet access. The Freedom Plan offers customers a bundled package of unlimited local and long distance calling, plus unlimited calling features, excluding voice mail. The Local Plus 5 plan offers a bundled package of unlimited local calling and a choice of five calling features (including voicemail), plus low rates on in-state and state-to-state long distance. The Unlimited Plan offers customers a bundled package combining the Local Plus 5 plan with unlimited dial-up Internet access, including three email addresses, 10 megabytes of web space and automatic SpamCatcher. The 2-Line Premium Connect plan offers bundled package including two phone lines with unlimited local calling, choice of five features on the mail line and unlimited dial-up internet access. The Freedom Plus Internet package is a bundled package combining the Freedom Plan with unlimited dial-up Internet access, including three email addresses, 10 megabytes of web space and automatic SpamCatcher.

                  C.    INTERNET SERVICES

            The Debtors' Internet services unit (the "Internet Unit") provides Internet access, high-speed data and other communications services to residential subscribers and some business subscribers. Services include dial-up Internet access, dedicated telecommunications services to business, cable modem access, Web-hosting, electronic commerce, and co-location services. The Debtors' dial-up Internet network has approximately 150 points of presence in Michigan, Wisconsin, Ohio, Illinois, Indiana, Minnesota and Pennsylvania.

            The Debtors also provide Web services to help organizations and individuals implement their Web site and e-commerce goals. The Debtors offer various services that enable customers to establish a Web site presence without maintaining their own Web servers and connectivity to the Internet. The Debtors' Web services include shared, dedicated and co-location Web hosting services for small and medium sized businesses. The Web hosting service includes state-of-the-art Web servers, high-speed connections to the Internet at the Debtors' network operations centers, and registration of the customers' domain name and Internet address. The Debtors also offer Web page design, development, maintenance and traffic reporting and consulting services.

            Additionally, the Debtors offer co-location services, which provide telecommunications facilities for customer-owned Web servers. Co-location customers house their equipment at the Debtors' secure network operating centers and receive direct high-speed connections to the Internet.

            The Debtors provide a suite of Web hosting and e-commerce solutions that enable businesses to create Web sites and sell their products and services over the Internet. The Debtors also offer a custom virtual private networks solutions service, which provides customers a secure, managed network over the public Internet. This service is targeted towards organizations that desire a secure wide-area network between locations without building dedicated network infrastructure between such locations.

B.          SELECTED HISTORICAL FINANCIAL INFORMATION

            This section contains certain selected prepetition financial data of the Debtors as of September 30, 2003, December 31, 2002 and 2001 and for the nine month period ended September 30, 2003 and for the year ended December 31, 2002, which data has been derived from the historical consolidated financial statements of ATX. The selected financial data as of December 31, 2000 and 1999 and for the three years in the period ended December 31, 2001 have been derived from the historical consolidated financial statements of CCL Historical, Inc., referred to as CCL, the former parent company of ATX.

SELECTED FINANCIAL DATA

                                              NINE MONTHS
                                                 ENDED
                                              SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                              -------------      ---------------------------------------------------
                                                  2003              2002          2001          2000          1999
                                              -------------      ---------     ---------     ---------     ---------
(DOLLARS IN THOUSANDS)

INCOME STATEMENT DATA:

REVENUES                                      $     211,525      $ 293,721     $ 293,207     $ 132,122     $  58,151
COSTS AND EXPENSES
Operating                                           138,445        191,848       224,807       142,323        58,561
Selling, general and administrative                  61,984         77,941        97,759       111,010        74,185
Corporate                                             5,451          5,053         8,335        12,884         7,996
Non-cash compensation                                     -              -        21,638        43,440         1,056
Recapitalization costs                                    -          5,835             -             -             -
Other charges                                           420              -        39,514        12,706             -
Charges for impaired assets                               -        118,530       368,288        35,920             -
Gain from extinguishment of debt                          -              -       (39,498)            -             -
Depreciation and amortization                        13,740         32,411       145,499        73,166        19,578
                                              -------------      ---------     ---------     ---------     ---------
                                                    220,040        431,618       866,342       431,449       161,376
                                              -------------      ---------     ---------     ---------     ---------
Operating loss                                       (8,515)      (137,897)     (573,135)     (299,327)     (103,225)
OTHER INCOME (EXPENSE)
Interest income and other, net                         (180)           285         1,957         6,223         5,773
Interest expense                                    (15,780)       (16,376)      (48,314)      (20,457)       (5,341)
                                              -------------      ---------     ---------     ---------     ---------
Loss before income taxes                            (24,475)      (153,988)     (619,492)     (313,561)     (102,793)
                                              -------------      ---------     ---------     ---------     ---------
Income tax provision                                      -           (250)          (98)         (250)         (731)
Net loss                                      $     (24,475)     $(154,238)    $(619,590)    $(313,811)    $(103,524)
                                              -------------      ---------     ---------     ---------     ---------

                                              SEPTEMBER 30,                         DECEMBER 31
                                              -------------      ---------------------------------------------------
                                                  2003             2002           2001         2000          1999
                                              -------------      ---------     ---------     ---------     ---------
BALANCE SHEET DATA:

Current assets                                     $ 39,798      $ 51,074      $ 61,556      $ 92,356      $192,587
Fixed assets, net                                    30,904        37,861        86,722       179,651        90,619
Total assets                                        158,723       179,063       316,620       909,763       392,103
Current liabilities (1)                             140,985       150,321       145,317       208,369        66,015
Long-term debt (2)                                  178,334       164,953       160,253 (3)   382,423       184,598
Capital lease obligations                                 -             -           267         2,693        14,564
Shareholders' equity (deficiency)                  (160,596)     (136,211)       10,783       316,278 (4)   126,926

(1) Current liabilities exclude the current portion of long-term debt as well as deferred interest accrued on the senior secured credit facility.

(2) Long-term debt includes the current portion of long-term debt as well as deferred interest accrued on the senior secured credit facility.

(3) Long-term debt at December 31, 2001 does not include $4,750,000 of 6% convertible notes, which were included on the balance sheet of CCL Historical, Inc.

(4) Shareholders' equity at December 31, 2000 includes $300,000,000 of Preferred Stock issued during 2000.

                             X. THE CHAPTER 11 CASES

A.          CONTINUATION OF BUSINESS AFTER THE PETITION DATE

            Since the Petition Date, the Debtors have continued to operate their business in the ordinary course as debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code. As described in greater detail below, a variety of steps have been and will be taken to strengthen and enhance the value of the Debtors' businesses during this case.

            1.    BOARD OF DIRECTORS

            On the Effective Date, all of the Debtors' directors, except Mr. Gravina, will be replaced by the individuals listed in section III.N. above. ATX's Board of Directors currently consists of the following five members:

                  A.    BARCLAY KNAPP

            Barclay Knapp is currently Chairman of the Debtors and was its President, Chief Executive Officer, Chief Financial Officer and director from March 1998 until January 2002. Mr. Knapp had various executive positions including Executive Vice President, Chief Operating Officer, Chief Financial Officer and was a director of Cellular Communications, Inc. (referred to as CCI) from 1981 until its sale in 1996. He was formerly President, Chief Executive Officer and a director of NTL Incorporated (referred to as NTL) and a director of NTL's affiliates. Mr. Knapp was also an executive officer and director of CCI spinoffs, Cellular Communications of Puerto Rico, Inc. and Cellular Communications International, Inc. from their inception in February 1992 and July 1991, respectively, and until their sale in 1999 and 1998, respectively.

                  B.    RALPH H. BOOTH II

            Ralph H. Booth, II has been a director since January 2002, and has been the Chairman and Chief Executive Officer of Booth American Company, a private investment concern, since 1995. Prior to that time and beginning in 1981, he was the President and Chief Financial Officer for Booth American Company when it owned and operated both a cable television and a radio broadcasting division. Mr. Booth is a co-founder of and has been a principal in ECE Management International, LLC since 1989. Mr. Booth is also a director of B/G Communications, LLC, B/G Enterprises, LLC, B/G Properties, LLC and Grupo Clarin, S.A.

                  C.    ALAN J. PATRICOF

            Alan J. Patricof has been a director since March 1998. Mr. Patricof is Vice Chairman of APAX Partners, formerly known as Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof serves as a director of Boston Properties, Inc., which is publicly held, and Johnny Rockets Group, Inc., which is a privately held company.

                  D.    THOMAS J. GRAVINA

            Thomas J. Gravina is currently the President and Chief Executive Officer of the Debtors and serves as one of its directors. Mr. Gravina was the Debtors' Executive Vice President and Chief Operating Officer until January 2002. Mr. Gravina has been employed by the Debtors and/or their affiliates since the acquisition by CCL of ATX Telecommunications Services, Inc. in September 2000. Prior to the acquisition, Mr. Gravina served as Co-Chief Executive Officer and a partner of ATX Telecommunications Services, Inc., a position he had held since 1987. Mr. Gravina serves as a director of the Eastern Technology Council and the Junior Achievement of America

                  E.    MICHAEL A. PETERSON

            Michael A. Peterson is currently the Executive Vice President -- Chief Operating Officer, Chief Financial Officer of the Debtors and serves as one of its directors. Mr. Peterson had served as the Debtors' Vice President -- Corporate Development since June 2000 and, until that time, had served as its Director -- Corporate Development since its inception. He has worked for the Debtors and its related historical affiliates since 1996. He was also Director -- Corporate Development at NTL from 1996 to 2002. Prior to joining NTL, he was in the investment banking division at Donaldson, Lufkin & Jenrette, specializing in the communications industry.

            2.    MANAGEMENT

            ATX's senior management team consists of Thomas J. Gravina, Chief Executive Officer and President; Michael Peterson, Executive Vice President - Chief Operating Officer and Chief Financial Officer; Jeffrey Coursen, Senior Vice President -- Chief Operating Officer of the Commercial Division; Timothy Allen, Senior Vice President -- Sales; Christopher Holt, Senior Vice President -- Chief Counsel; Christopher Michaels, Senior Vice President -- Chief Technical Officer; and Neil Peritz, Senior Vice President - Controller and Treasurer. As set forth in Section III.N. above, certain members of the Debtors' current management team will provide transition and advisory services to the Debtors post-Effective Date.

                  A.    JEFFREY COURSEN

            Jeffrey Coursen is currently the Debtors' Senior Vice President -- Chief Operating Officer of the Commercial Division and was the Vice President of Strategic Development for the Debtors and its historical affiliates from the date of the acquisition of ATX Telecommunications Services, Inc. in September 2000 until May 2001. Prior to the acquisition, Mr. Coursen served as Vice President of Strategic Development of ATX Telecommunications Services, Inc. from January 1999 to September 2000 and, until that time, served as Director of Strategic Development from 1993 to 1999.

                  B.    TIMOTHY ALLEN

            Timothy Allen is currently the Debtors' Senior Vice President -- Sales and was the Vice President of Sales and Marketing for the Debtors and its historical affiliates from the date of the acquisition of ATX Telecommunications Services, Inc. in September 2000 until May 2001. Prior to the acquisition, Mr. Allen served as Vice President of Sales and Marketing of ATX Telecommunications Services, Inc. from January 1999 to September 2000 and served as Director of Sales and Marketing from 1988 to 1999.

                  C.    CHRISTOPHER A. HOLT

            Christopher Holt is currently the Debtors' Senior Vice President -- Chief Counsel for Law and External Affairs and Secretary and was the Vice President and Assistant General Counsel - Regulatory and Corporate Affairs for the Debtors and its historical affiliates from September 1998 until May 2001. Prior to joining the Debtors, Mr. Holt was an attorney in the Communications Law and Litigation practice group of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. from November 1994 until September 1998 and an attorney at the law firm of Mullin, Rhyne, Emmons & Topel, P.C. from September 1989 until November 1994. Mr. Holt is a member of the Bars of the District of Columbia, Pennsylvania (inactive status), the U.S. Supreme Court, and the U.S. District Court for the District of Columbia, as well as the Federal Communications Bar Association. Mr. Holt has resigned his position as Senior Vice President -- Chief Counsel for Law and External Affairs and Secretary effective as of February 4, 2005, but will continue to provide transition and other services for up to 90 days following the Effective Date.

                  D.    CHRISTOPHER MICHAELS

            Christopher Michaels is currently the Debtors' Senior Vice President -- Chief Technical Officer and was the Vice President and Chief Technical Officer for the Debtors and its historical affiliates from the date of the acquisition of Voyager.net in September 2000 until May 2001. Prior to the acquisition, Mr. Michaels served as Vice President of Technology of Voyager.net since October 1998. For several years prior, Mr. Michaels was the principal of NetLink Systems, LLC, a startup Internet service provider, which was acquired by Voyager.net in 1995.

                  E.    NEIL C. PERITZ

            Neil C. Peritz is currently the Debtors' Senior Vice President - Controller and Treasurer and was the Senior Vice President of Finance for the Debtors and its historical affiliates from May 2001 until October 2002. Mr. Peritz is a certified public accountant and served as Chief Financial Officer of ATX Telecommunications Services, Inc. from May 1999 until its acquisition in September 2000. Mr. Peritz was previously the Chief Financial Officer of University City Housing Co. and prior to that was an auditor with BDO Seidman LLP.

            3.    CHIEF RESTRUCTURING OFFICER

            Stephen Marotta is currently the Debtors' Chief Restructuring Officer, a position he assumed upon commencement of the Chapter 11 Cases. Mr. Marotta is a principal of the firm of Marotta Gund Budd & Dzera, LLC, which served as the Debtors' pre-Petition Date financial advisors and, currently, as their crisis managers.

            4.    STABILIZING OPERATIONS

            Both before and after the Petition Date, the Debtors have taken action to stabilize operations. The Debtors' management is proactively and regularly reaching out to customers, suppliers, and business partners to assure them of the Debtors' continued dedication to providing uninterrupted service. At the same time, management has addressed and will continue to address the many emergencies and other matters which are incidental to the commencement of complex chapter 11 cases, including responding to a multitude of inquiries by vendors, employees, unsecured creditors, the Committee and its professionals, Leucadia and its professionals, and others.

            Additionally, the Debtors are continuing to implement significant initiatives in an ongoing effort to enhance the value of the Debtors' estates and position them for a successful emergence. Recent initiatives include: the implementation of proprietary and off-the-shelf provisioning and troubleshooting tools that will enhance the Company's ability to service its customers at lower cost; the introduction and deployment of new sales and marketing initiatives, supported by proprietary software based marketing tools, that will bring new product sets to and grow revenues in targeted geographic regions; the acquisition and deployment of next generation, Internet protocol based switching facilities in connection with a redesign and upgrade of the Company's telecommunications networks; and a complex migration of the company's ISP network in order to reduce operating costs and enhance profit margins.

            5.    FIRST DAY MOTIONS

            Together with their petitions for relief, the Debtors filed a number of "first day" motions on the Petition Date. In addition to such motions seeking affirmative or injunctive relief (some of which are discussed below), several sought administrative relief necessary to permit the Debtors to operate in chapter 11. Capitalized terms used in this section and not defined in this Disclosure Statement or the Plan have the definitions that are used in the applicable motion. The Debtors' first day motions (each of which were approved by the Bankruptcy Court) included, among other things, motions for orders:

            - authorizing the payment of certain prepetition employee obligations;

            - authorizing the continued use of the Debtors' existing bank accounts and cash management system and the use of cash collateral;

            - authorizing the employment of certain ordinary course professionals;

            - authorizing the retention of certain of the Debtors' professionals and a noticing, claims and balloting agent;

            - authorizing the Debtors to mail initial notices and to file a list of creditors in lieu of a creditor matrix;

            - issuing a restraining order to impose the automatic stay pursuant to section 362 of the Bankruptcy Code on all persons (including individuals, partnerships and corporations, whether foreign or domestic, and all those acting for or on their behalf), and all governmental units (including the U.S. and any state, commonwealth, district, territory, municipality, department, agency or instrumentality of the U.S., a state, a commonwealth, a district, a territory, a municipality, a foreign state, or other foreign or domestic governments, and all those acting for or on their behalf);

            -     granting an extension of time to file Schedules;

            - authorizing the payment of certain prepetition sales, use and other trust-fund type taxes;

            - authorizing the payment of certain prepetition warehouse obligations;

            - authorizing the payment of certain prepetition obligations owed to customers under the Debtors' customer programs and practices;

            - authorizing the rejection of certain unexpired leases of non-residential real property; and

            - authorizing the implementation of certain notification and hearing procedures for trading in equity securities of ATX.

Nothing in the Plan will preclude the Reorganized Debtors from paying Claims that the Debtors are authorized to pay or have paid under any Final Order entered by the Bankruptcy Court before the Confirmation Date.

                  A.    UTILITIES MOTION

            The Debtors also sought and received an order (the "Utilities Order") of the Court requiring the Debtors' utilities, including those providing telecommunications and other services, to continue providing services without requiring the posting of additional cash deposits or other collateral as adequate assurance. Verizon, SBC and Focal Communications, Corp. (collectively, the "Objecting Parties"), each a telecommunications provider, objected to the Utilities Motion and were excluded from the Utilities Order. Since that time, the Debtors have been able to negotiate mutually agreeable adequate assurance arrangements with each of the Objecting Parties. Each of the Objecting Parties has continued to provide uninterrupted telecommunications services to the Debtors since the Petition Date.

                  B.    EMPLOYEE WAGE MOTION

            To retain valued employees and ensure the Debtors' ability to continue operating with a minimal amount of disruption after the Petition Date, the Debtors filed a motion (the "Wage Motion") seeking an order of the Bankruptcy Court authorizing the Debtors to honor in the ordinary course and/or pay prepetition claims relating to, among other items, wages, salaries, compensation, withholding taxes, payroll taxes, vacation, reimbursable expenses, and other employee compensation. In addition, the Wage Motion sought authority for the Debtors to continue and pay premiums due under workers' compensation and other employee-related insurance policies and benefit programs. The Debtors also received authority to honor claims under their workers' compensation policy, including those claims that accrued prepetition;

                  C.    CRITICAL VENDOR MOTION

            The Debtors also sought and received Bankruptcy Court authority to pay prepetition obligations up to an aggregate amount of $650,000 to "critical" vendors and service providers falling into the following categories: (i) Software Developers; (ii) Equipment Suppliers; (iii) Bill/Collection Service Companies, (iv) Service Suppliers; (v) Independent Sales Agents; (vi) P-Card Issuers; and (vii) certain miscellaneous vendors. Following discussions with Committee counsel, the Debtors agreed to provide advance notice to Committee counsel of payments under the order approving the Critical Vendor Motion over $50,000.

B.          CASE ADMINISTRATION

            1.    SCHEDULES

            Each of the Debtors filed their respective Schedules on or before March 18, 2004.

            2.    EXCLUSIVITY

            The Debtors filed the Plan on June 1, 2004. In April 2004, the Debtors filed a motion (the "Original Extension Motion") seeking to extend by approximately 60 days the Debtors' exclusive periods under Section 1121 of the Bankruptcy Code Following a number of consensual adjournments of the hearing on the Original Extension Motion, the filing of supplements thereto, which modified the length of the extensions sought given the passage of time, and the entry of several "bridge orders" continuing the Debtors' exclusivity pending the Bankruptcy Court's determination of the Motion, the Bankruptcy Court approved the Original Extension Motion (as supplemented) on November 3, 2004. On January 7, 2005, the Debtors filed a motion (the "Second Extension Motion") seeking a further extension of the Debtors' exclusive periods, which were set to expire on January 10, 2005 (with respect to the Debtors' exclusive right to file a plan) and February 18, 2005 (with respect to the Debtors' exclusive right to solicit acceptances to a plan). A bridge order was entered on January 7, 2005 continuing the Debtors' exclusivity pending the Bankruptcy Court's determination of the Second Extension Motion. If the Second Extension Motion is approved, the Debtors' exclusive periods will be extended February 9, 2005 (with respect to the Debtors' exclusive right to file a plan) and April 11, 2005 (with respect to the Debtors' exclusive right to solicit acceptances to a plan).

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

            3.    CLAIMS BAR DATE

            The Bankruptcy Court established May 24, 2004 at 5:00 p.m. (prevailing Eastern Time) as the deadline for filing claims against the Debtors with respect to obligations arising or accruing prior to the Petition Date and, with respect to CoreComm MD, prior to March 10, 2004. Notwithstanding the foregoing, governmental units have until July 13, 2004 at 5:00 p.m. prevailing Eastern Time to file such a claim(s). In addition, parties to rejected executory contracts and unexpired leases are required to file proofs of claim with respect to damages arising out of such rejection by the deadline set in Section 9.01 of the Plan, if such contract or lease is rejected pursuant to the Plan, and, otherwise, by the deadline set in the order effectuating the rejection of such contract or lease.

            The bar date for filing claims in these cases (other than claims of governmental units) was May 24, 2004. The Debtors have conducted a preliminary review of a claims database provided to them by Donlin, Recano & Company, Inc., the Debtors' claims agent in theses cases. The database included amounts from all scheduled claims and all filed claims. In the aggregate, total filed and scheduled claims reflected in the database exceed $8 billion (which includes many duplicate claims filed across the 33 Debtors). As set forth in footnote 7 hereof, it is not possible at this time to determine with specificity the aggregate amount of Allowed General Unsecured Claims that ultimately will be allowed by the Bankruptcy Court, based on a preliminary analysis of the filed and scheduled claims, the Debtors estimate that after eliminating, among other things, (i) claims filed by Leucadia, (ii) claims filed by SBC and Verizon,
(iii) duplicative claims, (iv) intercompany claims and (v) priority claims, the aggregate amount of General Unsecured Claims ultimately allowed should be approximately $70-80 million. This estimate does not include rejection damage claims.

            4.    PREFERENCES AND FRAUDULENT CONVEYANCES

            Under the Bankruptcy Code, a debtor may seek to recover, through adversary proceedings in the bankruptcy court, certain transfers of the debtor's property, including payments of cash, made while the debtor was insolvent during the 90 days immediately before the commencement of the bankruptcy case (or, in the case of a transfer to or on behalf of an "insider," one year before the commencement of the bankruptcy case) in respect of antecedent debts to the extent the transferee received more than it would have received on account of such preexisting debt had the debtor been liquidated under chapter 7 of the Bankruptcy Code. Such transfers include cash payments, pledges of security interests or other transfers of an interest in property. In order to be preferential, such payments must have been made while the debtor was insolvent; debtors are rebuttably presumed to have been insolvent during the 90-day preference period. The Bankruptcy Code's preference statute can be very broad in its application because it allows the debtor to recover payments regardless of whether there was any impropriety in such payments.

            However, there are certain defenses to such claims. For example, transfers made in the ordinary course of a debtor's and the transferee's business according to ordinary business terms are not recoverable. Furthermore, if the transferee extended credit contemporaneously with or subsequent to the transfer, and before the commencement of the bankruptcy case, for which the transferee was not repaid, such extension constitutes an offset against an otherwise recoverable transfer of property. If a transfer is recovered by a debtor, the transferee has an unsecured claim against the debtor to the extent of the recovery.

            5.    REPRESENTATION OF THE DEBTORS

            The Debtors have retained the following law firms for purposes of representation in the Chapter 11 Cases: Willkie Farr & Gallagher LLP, located at 787 Seventh Avenue, New York, New York

10019, and Swidler Berlin Shereff Friedman, LLP, located at 3000 K Street, N.W., Suite 300, Washington, D.C. 20007. In addition, the Debtors retained Marotta Gund Budd & Dzera, located at 360 Lexington Avenue, 3rd Floor, New York, New York 10017, as their crisis manager, and Peter J. Solomon Company, L.P., located at 520 Madison Avenue, New York, New York, 10022, to provide certain financial advisory services.

            6. REPRESENTATION OF CREDITORS' COMMITTEE

            The Committee has retained the law firm of Brown Rudnick Berlack Israels LLP ("Brown Rudnick"), located at 120 West 45th Street, New York, New York 10036, and One Financial Center, Boston, Massachusetts 02111 as legal counsel and Chanin Capital Partners LLC as its financial advisor.

            7. DEBTOR IN POSSESSION FINANCING

            Prior to the Petition Date, the Debtors obtained a commitment from Leucadia to provide a debtor in possession financing facility in the principal amount of up to $5,000,000. In January 2004, the Debtors moved (the "DIP Motion") for approval of the DIP Facility. After discussions with the Committee regarding its objections to the DIP Facility, the Debtors sought approval of a revised version of the DIP Facility, which was approved on September 15, 2004. The DIP Facility closed effective October 1, 2004, on which day the Debtors drew the entire amount of the DIP Facility, which amount remains outstanding as of the date hereof.

            8. MOTION TO APPROVE EMPLOYEE RETENTION PLANS

            In April 2004, the Debtors moved for Bankruptcy Court approval of certain modest employee retention programs in order to provide incentives to certain key executives and employees to remain in the Debtors' employ during the pendency of these cases. The Debtors determined to defer Bankruptcy Court consideration of that motion as plan negotiations continued. As an essential element of the compromise among the Debtors, the Committee and Leucadia, the $1.64 million originally proposed for distribution under one of those programs (the Debtors' key employee retention plan) will be contributed to the Cash consideration to be made available for distribution to holders of Allowed Class 7 Claims under the Plan.

            9. MOTION TO DISMISS OR APPOINT TRUSTEE

            On May 14, 2004, the Committee filed the Dismissal/Trustee Motion, in which it sought to dismiss these chapter 11 cases or, alternatively, requesting that the Bankruptcy Court appoint a chapter 11 trustee. The initial hearing on the Dismissal/Trustee Motion was held on June 14, 2004, and related status conferences were held on June 23, 2004 and July 15, 2004. At these hearings, the Court gave the parties guidance regarding the strengths and weaknesses of their respective positions, and suggested that prosecution of the Dismissal/Trustee Motion be held in abeyance while the Debtors and Leucadia engaged in further efforts to negotiate settlements with the Debtors' two largest and most important creditors, Verizon and SBC, after which they would be well-positioned to re-engage in negotiations with the Committee. Following that roadmap, the Debtors were successful in negotiating agreements in principle with Verizon and SBC, which agreements are now embodied, in final form, subject to Bankruptcy Court approval, in the Verizon Settlement Agreement and the SBC Settlement Agreement. Thereafter, the Debtors, the Committee and Leucadia agreed to engage in mediation with respect to the Committee's dispute, which mediation resulted in a settlement of all outstanding disputes among the parties. If this compromise is approved by the Bankruptcy Court, the Dismissal/Trustee Motion will be deemed dismissed with prejudice.

            10. MEDIATION

            Following earlier unsuccessful direct negotiations regarding distributions to holders of Class 7 Claims, the Debtors, Leucadia and the Committee agreed to the Bankruptcy Court's suggestion of Court-guided mediation in November 2004. In addition, the Committee and Verizon engaged in mediation of certain disputes between them. Through this mediation process, with the assistance of the mediator, Tina L. Brozman, former Chief Judge of the United States Bankruptcy Court for the Southern District of New York, the Debtors, Leucadia and the Committee were able to resolve all outstanding disputes between the parties. As more fully described in Section I.E hereof, the parties agreed that, under the Plan, holders of Allowed Class 7 Claims will receive an aggregate amount of $7.0 million in Cash, plus such amount, if any, added to that amount pursuant to Section 6.20 of the Plan.

          XI. CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

            The following discussion summarizes certain United States federal income tax consequences of the Plan with respect to the Debtors and Holders of Claims in Classes 4, 6 and 7. It does not address the United States federal income tax consequences of the Plan to any Class that is not entitled to vote on the Plan. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the Internal Revenue Service (the "IRS") or any other taxing authority has been sought or obtained with respect to the tax consequences of the Plan, and the discussion below is not binding upon the IRS or any other taxing authority. The Debtors are not making any representations regarding the particular tax consequences of the confirmation and consummation of the Plan as to any Holder, and are not rendering any form of legal opinion as to such tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

            The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the "IRC"), regulations promulgated thereunder by the United States Department of Treasury, published rulings and pronouncements of the IRS, and judicial decisions, all as in effect on the date of this document. Changes in these rules, or new interpretations thereof, may have retroactive effect and could significantly affect the federal income tax consequences described below.

            The following discussion does not address any foreign, state or local tax consequences of the Plan, nor does it purport to address all of the United States federal income tax consequences of the Plan or tax consequences applicable to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, persons that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency). The following discussion assumes that Holders hold their Claims as capital assets for United States federal income tax purposes.

THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED ON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO THE HOLDER OF A CLAIM. EACH HOLDER OF A CLAIM IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

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A.          TAX CONSEQUENCES TO THE DEBTORS

            1. CANCELLATION OF INDEBTEDNESS INCOME

            Under the Plan, the exchange of Claims in Class 4 for New Common Stock and the New Senior Note will, and potentially the exchange of certain Claims in Class 6 and Class 7 for Cash may, result in cancellation of debt ("COD") income upon consummation of the Plan. Because the Debtors will be in bankruptcy at that time, they will not be required to include such COD income in their taxable gross income. Instead, the Debtors will be required to reduce certain of their tax attributes by the amount of unrecognized COD income in the manner prescribed by IRC section 108(b) and the applicable regulations. The required attribute reduction is generally applied to reduce net operating loss carryforwards ("NOLs"), to the extent of such NOLs, and certain other tax attributes of the Debtors (including the Debtors' tax basis in certain property).

            As of December 31, 2003, the Debtors had NOLs of approximately $300 million. Of this total, approximately $169 million are subject to material limitation under IRC section 382 by virtue of the "ownership change" that occurred in connection with the out-of court restructuring and recapitalization of the Debtors in 2001-02. The Debtors expect that a portion of its NOLs will remain available after consummation of the Plan even after the attribute reduction described above.

            The Tax Code provides that, for any taxable year, a corporation's federal income tax liability equals the greater of (i) the regular tax computed at the regular 35% corporate tax rate on taxable income and (ii) the alternative minimum tax ("AMT") computed at a lower tax rate (20%) but on a broader income base (alternative minimum taxable income ("AMTI")). For purposes of computing a corporation's regular federal income tax liability, all of the income recognized in a taxable year may be offset by available NOLs and other tax carryovers (to the extent permitted under, inter alia, sections 382 and 383 of the Tax Code). In contrast, for purposes of computing AMTI, NOLs (as determined for AMT purposes) and other tax carryovers generally are taken into account, but may not offset more than 90% of the pre-NOL AMTI. Thus, a corporation that is currently profitable for AMT purposes generally will be required to pay federal income tax at an effective rate of at least 2% of its pre-NOL AMTI (10% of the 20% AMT tax rate), regardless of the amount of its NOLs. As a result, even if the Debtors are otherwise able to fully shelter their income with NOLs, it will be subject to current taxation in any year in which it has positive net pre-NOL AMTI (including as a result of gain and income recognition in connection with the transactions contemplated by the Plan). To the extent that a corporation's AMT liability for any taxable year exceeds its regular federal income tax liability, the excess may be carried forward as a credit against regular tax liability in subsequent years.

            2. SECTION 382 LIMITATION

            When a corporation undergoes an ownership change, IRC section 382 generally limits the ability of the corporation to utilize historic NOLs and certain subsequently recognized "built-in" losses and deductions (i.e., losses and deductions that have economically accrued but are unrecognized as of the date of the ownership change) (the "Annual Section 382 Limitation"). For purposes of the Annual Section 382 Limitation, an "ownership change" is generally defined as a more than 50 percentage point change in ownership of the applicable corporation over a three-year "testing period." As a general rule, a corporation's Annual Section 382 Limitation equals the value of the stock of the corporation (with certain adjustments) immediately before the ownership change, multiplied by the applicable "long-term tax-exempt rate" then in effect (e.g., 4.27% for a January 2005 ownership change). Certain "recognized built-in losses," including certain deductions, triggered during a "recognition period taxable year" may be limited in the same manner as if such loss were an NOL existing as of the ownership change. A "recognition period taxable year" is any taxable year that a portion of which falls within the five year period beginning on the date of the ownership change. Subject to certain limitations, any unused portion of the Annual Section 382 Limitation may be available in subsequent years. A corporation must meet certain continuity of business enterprise requirements for at least two years following an ownership change in order to preserve the Annual Section 382 Limitation.

            The Debtors believe that it will undergo an ownership change upon consummation of the Plan. If that occurs, the ability of the Debtors to utilize any NOLs that otherwise remain available to it will be subject to an Annual
Section 382 Limitation, as described above. In addition, the Debtors may have "net unrealized built-in losses," in which event, a portion of their losses, depreciation, amortization and other items considered to be "recognized built-in losses" may be limited as described above.

            Although IRC section 382(l)(5) provides an exception to the application of the IRC section 382 for certain ownership changes that occur under the jurisdiction of a Bankruptcy Court (the "Bankruptcy Exception"), the Plan is not expected to qualify for the Bankruptcy Exception. If the Plan does not qualify for the Bankruptcy Exception, a special rule under IRC section 382(l)(6) will apply in calculating the Debtors' Annual Section 382 Limitation. Under this special rule, the Debtors' Annual Section 382 Limitation will be calculated by reference to the lesser of (i) the value of the Debtors' stock (with certain adjustments) immediately after the ownership change (as opposed to immediately before the ownership change, as discussed above, and including any increase in value resulting from any surrender or cancellation of indebtedness under the bankruptcy case) or (ii) the value of the Debtors' assets (determined without regard to liabilities) immediately before the ownership change.

B.          CERTAIN TAX CONSEQUENCES TO HOLDERS OF CLAIMS IN CLASS 4, 6 AND 7

            1. GENERAL

                  a. TAX SECURITIES

            The tax consequences of the Plan to Holders of Claims in Class 4, 6 and Class 7 will depend in part upon whether such Claim qualifies as a "security" for federal income tax purposes. The determination of whether a debt obligation constitutes a security for federal tax purposes is complex and depends on the facts and circumstances surrounding the origin and nature of the claim. Generally, obligations arising out of the extension of trade credit have been held not to be tax securities, while corporate debt obligations evidenced by written instruments with original maturities of ten years or more have been held to be tax securities. The Debtors believe that the Claims in Class 4 do not qualify as securities for federal income tax purposes and this discussion assumes that they will be so treated.

                  b. CHARACTER OF GAIN OR LOSS

            The character of any gain or loss as ordinary or capital with respect to a Claim, or with respect to the disposition of stock or a security received in respect of a Claim, will depend on a number of factors, including, without limitation,

      -     the origin and nature of the Claim,

      -     the tax status of the Holder of the Claim,

      -     whether the Claim is a capital asset in the hands of the Holder, and

      - the extent to which the Holder previously claimed a loss, bad debt deduction or charge to a reserve for bad debts with respect to the Claim.

            If gain or loss recognized by a Holder of a Claim is capital gain or loss, it will be long-term if the Holder held the asset underlying such Claim for more than one year.

            Special considerations apply to Holders that acquired their Claim at a discount subsequent to their issuance (see "Market Discount" below), or when interest was in default. The tax consequences of the receipt of cash and property that is attributable to accrued but unpaid interest is discussed below in the section entitled "Consideration Allocable to Interest." Each Holder is urged to consult its tax advisor as to the application of these factors to its own particular circumstances.

                  c.    CONSIDERATION ALLOCABLE TO INTEREST

            A Holder of a Claim that receives a distribution under the Plan with respect to its Claim will recognize ordinary income to the extent it receives cash or property in respect of interest (including original issue discount that has accrued during the time that the Holder has held such Claim) that has not already been included by the Holder in income for federal income tax purposes under its regular method of accounting. In the event that the cash and other property allocable to interest is less than the amount previously included as interest in the Holder's federal income tax return, the discharged portion of interest may be deducted in the taxable year in which the Effective Date occurs. The extent to which consideration distributed under the Plan is allocable to interest is uncertain, and Holders of Claims are urged to consult their own tax advisors concerning that subject.

                  d.    MARKET DISCOUNT

            In general, a "market discount" obligation is a debt instrument acquired after original issuance for less than its issue price plus the aggregate amount, if any, of the "original issue discount" previously includible in income. Gain realized on the disposition of a market discount obligation (or on the disposition of property exchanged for such bond in certain non-taxable exchanges) is generally treated as ordinary income to the extent of the "accrued market discount" at the time of such disposition (determined using either constant interest or ratable daily accrual).

            2.    CONSEQUENCES TO CERTAIN HOLDERS

                  a.    HOLDERS OF CLAIMS IN CLASS 4

            The United States federal income tax consequences of the Plan to Holders of Claims in Class 4 (including the character and amount of income, gain or loss recognized) will depend upon, among other things, (1) the manner in which the Holder acquired its Claims; (2) the length of time the Claim has been held; (3) whether the Claim was acquired at a discount; (4) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior tax years; (5) whether the Holder has previously included in income any accrued but unpaid interest with respect to the Claim; and (6) the Holder's method of tax accounting or rules or provisions specific to its situation (such as rules applicable to banks). Therefore, Holders should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences of the Plan to them.

            The exchange of Claims in Class 4 for New Common Stock and the New Senior Note will be a fully taxable transaction. Holders of Claims in Class 4 receiving New Common Stock and the New Senior Note in exchange for their Claims will generally recognize taxable gain or loss in an amount equal to the difference between the "amount realized" and each such holder's adjusted tax basis in the Claim. The amount realized will equal the sum of the fair market value of the New Common Stock and "issue price" of the New Senior Note received by such Holder to the extent that such consideration is not allocable to any portion of the Claim representing accrued and unpaid interest. See "Certain Tax Consequences to Holders of Claims in Class 4, 6 and 7--Consideration Allocable to Interest" above.

            The character of any recognized gain or loss (i.e., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the Holder, the nature of the Claim in the Holder's hands, the purpose and circumstances of its acquisition, the Holder's holding period of the Claim, and the extent to which the Holder previously claimed a deduction for the worthlessness of all or a portion of the Claim.

            A Holder of Claims in Class 4 will have a tax basis in the New Common Stock and the New Senior Note equal to the fair market value of the New Common Stock and the issue price of the New Senior Note (as described above) at the time of the exchange. The holding period of a Holder of Claims in Class 4 in the New Common Stock and the New Senior Note will begin on the day after the exchange.

            Finally, the "issue price" of the New Senior Note issued to holders of Claims in Class 4 with respect to such claims will be their stated principal amount so long as neither the Claims nor the New Senior Note are deemed to be "publicly traded" (within the meaning of the original issue discount rules of the IRC). Holders of Claims in Class 4 will be required to include stated interest on the New Senior Note in accordance with their regular method of accounting for U.S. federal income tax purposes.

                  b.    HOLDERS OF CLAIMS IN CLASS 6

            Holders of Allowed Convenience Claim receiving Cash in exchange for their Claims will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized and each such holder's adjusted tax basis in the Claim. The amount realized will equal the amount of cash to the extent that such consideration is not allocable to any portion of the Claim representing accrued and unpaid interest. See "Certain Tax Consequences to Holders of Claims in Class 4, 6 and 7--Consideration Allocable to Interest" above.

            The character of any recognized gain or loss (i.e., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the Holder, the nature of the Claim in the Holder's hands, the purpose and circumstances of its acquisition, the Holder's holding period of the Claim, and the extent to which the holder previously claimed a deduction for the worthlessness of all or a portion of the Claim.

            A loss generally is treated as sustained in the taxable year for which there has been a closed and completed transaction, and no portion of a loss with respect to which there is a reasonable prospect of reimbursement may be deducted until it can be ascertained with reasonable certainty whether or not such reimbursement will be recovered.

            Holders should consult with their own tax advisors as to the matters discussed in this section concerning character and timing of recognition of gain or loss. Because a loss will be allowed as a deduction only for the taxable year in which the loss was sustained, a Holder that claims a loss in the wrong taxable year risks denial of such loss altogether. In the case of certain categories of Claims, consideration should be given to the possible availability of a bad debt deduction under section 166 of the Tax Code for a period prior to the Effective Date. In addition, a portion of any distributions received after the Effective Date may be taxed as ordinary income under the imputed interest rules.

                  c.    HOLDERS OF CLAIMS IN CLASS 7

            The United States federal income tax consequences of the Plan to Holders of Claims in Class 7 (including the character and amount of income, gain or loss recognized) will depend upon several factors, including but not limited to: (1) the manner in which the Holder acquired its Claims; (2) the length of time the Claim has been held; (3) whether the Claim was acquired at a discount;
(4) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior tax years; (5) whether the Holder has previously included in income any accrued but unpaid interest with respect to the Claim; and (6) the Holder's method of tax accounting or rules or provisions specific to its situation (such as rules applicable to banks). Therefore, Holders should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences of the Plan to them.

            Generally, a Holder of a Class 7 Claim will recognize gain or loss equal to the difference between the "amount realized" by such holder and such holder's adjusted tax basis in the Claim. The "amount realized" is equal to such holder's proportionate share of the Cash (to the extent not allocable to any portion of the Claim representing accrued but unpaid interest). A Holder of a Class 7 Claim that has a tax basis equal to the face amount of the Allowed Claim, as would likely be true of most trade vendors, will realize a loss, not taxable income, because the amount realized will be substantially less than the face amount of the Allowed Claim.

            The character of any recognized gain or loss (e.g., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the Holder, the nature of the Class 7 Claim in its hands, the purpose and circumstances of its acquisition, the Holder's holding period of the Class 7 Claim, and the extent to which the Holder previously claimed a deduction for the worthlessness of all or a portion of the Class 7 Claim.

            HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF GAIN OR LOSS, FOR FEDERAL INCOME TAX PURPOSES, ON THE SATISFACTION OF THEIR CLASS 7 CLAIMS.

C.          CERTAIN CONSEQUENCES TO NON-UNITED STATES HOLDERS

            A non-U.S. Holder will generally not be subject to United States federal income tax with respect to the property received in exchange for its Claim in the Debtors pursuant to the Plan unless, among other things, (a) such non-U.S. Holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is "effectively connected" for United States federal income tax purposes, or (b) in the case of an individual, such Non-U.S. Holder is present in the United States for 183 days or more during the taxable year that includes the Effective Date, and certain other requirements are met. A Non-U.S. Holder may, however, be subject to United States federal withholding tax and information reporting with respect to the property received in respect of accrued interest or market discount. A Non-U.S. Holder is a Holder that is not (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of source or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

D.          INFORMATION REPORTING AND BACKUP WITHHOLDING

            Distributions pursuant to the Plan will generally be subject to information reporting by the payor (the Disbursing Agent) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the IRC's backup withholding rules, payments made pursuant to the Plan, may be subject to information reporting and backup withholding at the applicable rate unless the payee (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that it has not been notified that it is otherwise subject to backup withholding.

            Payments made to a Non-U.S. Holder pursuant to the Plan generally will not be subject to backup withholding, provided that such Holder furnishes certification of its non-U.S. status (and any other required certifications), or is otherwise exempt from backup withholding. Generally, such certification must be provided on IRS Form W-8BEN. Information reporting may apply to payments received by a Non-United States Holder.

            Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder's United States federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

                           XII. ADDITIONAL INFORMATION

            The Debtors are subject to the information requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Any statements contained in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document for the full text thereof. Each such statement is qualified in its entirety by such reference. Certain documents referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies thereof to all of the Debtors' creditors and equity security holders. Additional financial and other information about ATX can be found in ATX's Form 10-K for the fiscal year ended December 31, 2002, the 2003 10-Q and 8-K Reports and its other reports filed from time to time with the SEC, each of which is incorporated in this Disclosure Statement by reference. Copies of ATX's SEC filings may be obtained over the Internet at www.sec.gov. All of the exhibits to the Plan, the Plan Supplement and to this Disclosure Statement are available for inspection by contacting the Voting Agent. In addition, such documents have been posted on the Debtor's website at www.atx.com.

                                XIII. CONCLUSION

            For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in Voting Classes to vote to ACCEPT the Plan, and to duly complete and return their ballots so that they will be ACTUALLY RECEIVED on or before _____ p.m. New York time on _________, 2005.

Dated: January 24, 2005

                                ATX COMMUNICATIONS, INC.

                                By: s/ Stephen Marotta
                                    --------------------------------------------
                                Name: Stephen Marotta
                                Title: Chief Restructuring Officer

                                On behalf of:

                                ATX Communications, Inc.
                                ATX Licensing, Inc.
                                ATX Telecommunications Services of Virginia, LLC CCL Historical, Inc.
                                CoreComm Communications, Inc.
                                CoreComm Illinois, Inc.
                                CoreComm Indiana, Inc.
                                CoreComm Internet Group, Inc.
                                CoreComm Maryland, Inc.
                                CoreComm Massachusetts, Inc.
                                CoreComm Michigan, Inc.
                                CoreComm Missouri, Inc.
                                CoreComm New Jersey, Inc.
                                CoreComm New York, Inc.
                                CoreComm Newco, Inc.
                                CoreComm Ohio, Inc.
                                CoreComm Pennsylvania, Inc.
                                CoreComm Rhode Island, Inc.
                                CoreComm Services LLC
                                CoreComm Vermont, Inc.
                                CoreComm West Virginia, Inc.
                                CoreComm Wisconsin, Inc.
                                CoreComm-ATX, Inc.
                                CoreComm-Voyager, Inc.
                                Cortelyou Communications Corp.
                                Digicom, Inc.
                                FCC Holdco I, Inc.
                                Fiberstream of New York, Inc.
                                Fiberstream, Inc.
                                Horizon Telecommunications, Inc.
                                MegsInet Internet, Inc.
                                Voyager Data Services, Inc.
                                Voyager Information Networks, Inc.

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